   As filed with the Securities and Exchange Commission on May 25, 1999
                                                     Registration No. 333--74679
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            AMENDMENT NO. 6 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                      NETWORK ACCESS SOLUTIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                              100 Carpenter Drive
                            Sterling, Virginia 20164
                                 (703) 742-7700
                    (Address of principal executive offices)

            Delaware                            4813                         54-1738938
 (State or other jurisdiction of    (Primary standard industrial          (I.R.S. employer
 incorporation or organization)      classification code number)        identification number)

                              -------------------
                                Jonathan P. Aust
                     President and Chief Executive Officer
                      Network Access Solutions Corporation
                              100 Carpenter Drive
                            Sterling, Virginia 20164
                                 (703) 742-7700
(Name, address, including zip code and telephone number, including area code of agent for service)

                              -------------------
                                   Copies to:

     Edwin M. Martin, Jr., Esquire              Scott M. Wornow, Esquire
       Nancy A. Spangler, Esquire        Paul, Hastings, Janofsky & Walker LLP
         Piper & Marbury L.L.P.               399 Park Avenue, 31st Floor
         1200 19th Street, N.W.                 New York, New York 10022
         Washington, D.C. 20036                      (212) 318-6000
             (202) 861-3900

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
  Title Of Each Class          Amount         Proposed Maximum    Proposed Maximum        Amount Of
  Of Securities To Be           To Be          Offering Price         Aggregate       Registration Fee
       Registered            Registered           Per Unit        Offering Price (1)         (2)
------------------------------------------------------------------------------------------------------
Shares of Common Stock,
 par value $.001.......   8,625,000 Shares         $16.00           $138,000,000             $0
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(2) A registration fee of $38,364 was previously paid in connection with this registration statement.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION--May 25, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                7,500,000 Shares

[Network Access Solutions Logo Appears Here]

                                  Common Stock

--------------------------------------------------------------------------------

Network Access Solutions is offering 7,500,000 shares of its common stock. Of those shares, we have reserved up to 716,846 shares to offer directly to two investors.

This is our initial public offering. No public market currently exists for our shares. We anticipate that the initial public offering price for our shares will be between $14.00 and $16.00 per share.

We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "NASC."

Donaldson, Lufkin & Jenrette expects to deliver the shares of common stock to
purchasers on     , 1999.

See "Risk Factors" beginning on page 9 to read about risks that you should consider before purchasing any shares of our common stock.

    -------------------------------------------

                                                             Per
                                                            Share  Total
    --------------------------------------------------------------------
     Public offering price, estimated:                      $      $
     Underwriting fees:
     Price of shares offered to two investors:
     Proceeds to Network Access Solutions, after expenses:
    --------------------------------------------------------------------

We have granted the underwriters the right to purchase an additional 791,667 shares of common stock from us and selling stockholders have granted the underwriters the right to purchase an additional 333,333 shares of common stock at the initial public offering price, less underwriting fees, to cover over-allotments. See "Principal Stockholders" beginning on page 72 for a list of these selling stockholders.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
            Bear, Stearns & Co. Inc.
                             J.P. Morgan & Co.
                                                                 DLJdirect Inc.

                 [Diagram of our planned network coverage]

  [Diagram of our planned region-wide and one illustrative city-wide network]

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    4
Risk Factors........................    9
Use of Proceeds.....................   21
Dividend Policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected Financial and Other Data...   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of
 Operations.........................   27
Business............................   40

                                    Page
Management........................   64
Related Transactions and
 Relationships....................   70
Principal Stockholders............   72
Description of our Capital Stock..   74
Shares Eligible for Future Sale...   77
Underwriting......................   80
Validity of the Shares............   83
Experts...........................   83
Additional Information............   83
Index to Financial Statements.....  F-1

                               PROSPECTUS SUMMARY

   This summary highlights certain important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes before deciding to purchase our common stock. Except as otherwise indicated, the information in this prospectus assumes that:

  . our common stock will be sold at $15.00 per share to the public, which is the mid-point of the range shown on the cover page of this prospectus;

  . the underwriters will not exercise their over-allotment option;

  . $5.0 million of our redeemable preferred stock will be converted into 333,334 shares of our common stock at the public offering price with the remaining shares and all accrued dividends cancelled without additional payment to the holders of those shares; and

  . $10.0 million of convertible notes will be converted into 666,666 shares of our common stock at the public offering price.

                            Network Access Solutions

Our Business

   We provide data communications solutions to businesses through product sales, consulting services and network services, including high speed data transmission services using digital subscriber line, or DSL, technology. Since 1996, the principal focus of our business has been the development and implementation of our DSL services which we launched commercially in January 1999. We will continue to sell products and offer consulting services that help businesses design, build, maintain and secure their networks as a complement to our DSL services. Our network, which we call CuNet, pronounced "CopperNet", uses DSL technology to enable our customers to transmit data over standard copper telephone lines at speeds substantially higher than common dial-up modems still used in most computers. For the three months ended March 31, 1999, approximately 97.5% of our revenue resulted from product sales and consulting services, while revenue from network services, which includes CuNet services, accounted for approximately 2.5% of our revenue.

Our Services

   As part of our data communications solutions, we design our customers' networks and sell and install related network equipment. We also manage our customers' networks, ensure the security of their networks and provide related professional services. Through our CuNet branded services, our customers access their corporate networks and the Internet through high speed, continuous connections. We currently are targeting the Bell Atlantic region for our CuNet service and offer service in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. Our prices for CuNet are typically 30% to 70% of the costs our customers would incur if they were to use traditional technologies that offer data transport speeds comparable to DSL. We seek to combine, or bundle, our CuNet service and other data communications solutions so that we may serve as the single provider for many of the data communications solutions that we believe businesses require.

Our Business Strategy

   Our goal is to become the premier provider of data communications and networking solutions in our target markets. We plan to:

  . rapidly provide depth of coverage for our CuNet services in our markets, initially the Bell Atlantic region;

  . capitalize on our core competency in direct sales and engineering support to businesses;

  . quickly design and deliver, or provision, reliable services by building relationships with traditional telephone companies, long distance carriers, Internet service providers and data service providers, which, collectively, we call service providers;

  . provide superior customer care;

  . deliver our products and services through different types of marketing;

  . enhance and expand our CuNet network to meet the broadest array of business requirements; and

  . capitalize on the attractive features of DSL, namely:

    . DSL's use of existing copper telephone wires that can be converted into a sophisticated high speed data network through the addition of DSL equipment; and

    . a significant portion of our DSL expenditures are "success-based" because we incur them only as we add customers or end users.


                              --------------------

  We are a Delaware corporation. Our headquarters are located at 100 Carpenter Drive, Sterling, Virginia 20164. Our telephone number is (703) 742-7700. We have established a Web site at www.nas-corp.com. The information on our Web site is not part of this prospectus.

   We own applications for federal registration and claim rights in the following trademarks: COPPERNET(TM), CU COPPERNET(TM) and CUNET(TM). This prospectus also refers to trade names and trademarks of other companies.

                                  The Offering

                                                 7,500,000 shares of common
   Stock offered................................ stock.
   Stock to be outstanding after this offering.. 44,500,000 shares of common stock, or
                                                 45,291,667 shares of common
                                                 stock, assuming the
                                                 underwriters exercise their
                                                 over-allotment option in full.
   Use of proceeds.............................. We expect to use the proceeds from this offering, after
                                                 expenses, to finance capital
                                                 expenditures, to finance
                                                 operating losses that we
                                                 expect to incur as we expand
                                                 our customer base and network
                                                 and for general corporate
                                                 purposes. See "Use of
                                                 Proceeds."
   Dividend policy.............................. We do not anticipate declaring or paying dividends for the
                                                 foreseeable future. Instead,
                                                 for the foreseeable future, we
                                                 will retain our earnings, if
                                                 any, for the future operation
                                                 and expansion of our business.
   Proposed Nasdaq National Market symbol....... NASC

   375,000 of the shares being offered have been reserved for purchase by our directors, officers and employees and their business associates and related persons. 430,108 of the shares being offered have been reserved for purchase by SBC Communications and 286,738 of the shares being offered have been reserved for purchase by Telefonos de Mexico, although neither SBC nor Telefonos de Mexico has an obligation to buy these shares.

   The shares of common stock to be outstanding after the offering are stated as of April 30, 1999 and include shares of common stock to be issued upon automatic conversion of preferred stock and convertible debt upon completion of this offering, based upon an assumed initial public offering price of $15.00 per share. The shares of common stock outstanding exclude 11,250,000 shares of common stock reserved for issuance under our stock option plans, of which 9,705,696 shares were subject to outstanding options, including 2,112,814 shares subject to options which are fully vested and are exercisable at a weighted average exercise price of $0.09 per share.

                        Summary Financial And Other Data

   We were incorporated on December 19, 1994, but did not begin operations until after January 1, 1995. We present below summary financial and other data for our company. The summary historical balance sheet data as of December 31, 1998 and the summary historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The summary historical balance sheet data as of March 31, 1999 and the summary historical statement of operations and other data for each of the three months ended March 31, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The summary financial data for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus. The results of the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                                                                Three Months
                                                                                                Ended March
                                                             Year Ended December 31,                31,
                                                       --------------------------------------  ---------------
                                                          1995      1996     1997      1998     1998    1999
                                                       (unaudited)                              (unaudited)
                                                              (in thousands, except per share data)
Statement of Operations Data:
Revenue:
  Product sales......................................    $ 1,891   $14,368  $ 8,150  $  9,900  $2,194  $ 3,955
  Consulting services................................         36       114      791     1,428     317      702
  Network services...................................        --        --         4       311      41      119
                                                         -------   -------  -------  --------  ------  -------
    Total revenue....................................      1,927    14,482    8,945    11,639   2,552    4,776
                                                         -------   -------  -------  --------  ------  -------
Cost of revenue:
  Product sales......................................      1,475    11,975    7,180     8,639   1,858    3,535
  Consulting services................................         15        91      231       761     160      299
  Network services...................................        --        --         2        41       1      171
                                                         -------   -------  -------  --------  ------  -------
    Total cost of revenue............................      1,490    12,066    7,413     9,441   2,019    4,005
                                                         -------   -------  -------  --------  ------  -------
Operating expenses:
  Selling, general and administrative................        299     2,255    1,437     4,017     538    2,533
  Amortization of deferred compensation on employee
   stock options.....................................        --        --       --        219     --       540
  Depreciation and amortization......................          9         7       12       130       4      187
                                                         -------   -------  -------  --------  ------  -------
    Total operating expenses.........................        308     2,262    1,449     4,366     542    3,260
                                                         -------   -------  -------  --------  ------  -------
Income (loss) from operations........................        129       154       83    (2,168)     (9)  (2,489)
Interest income (expense), net.......................        --         (1)      (5)       64     (12)      (9)
                                                         -------   -------  -------  --------  ------  -------
Income (loss) before income taxes....................        129       153       78    (2,104)    (21)  (2,498)
Provision (benefit) for income taxes.................         39        63       36       (28)     (8)     --
                                                         -------   -------  -------  --------  ------  -------
Net income (loss)....................................    $    90   $    90  $    42  $ (2,076) $  (13) $(2,498)
                                                         =======   =======  =======  ========  ======  =======
Net income (loss) per common share (basic and
 diluted)............................................    $  0.00   $  0.00  $  0.00  $  (0.08) $(0.00) $ (0.07)
                                                         =======   =======  =======  ========  ======  =======
Weighted average common shares outstanding (basic and
 diluted)............................................     21,915    21,915   21,915    27,302  21,915   36,000
                                                         =======   =======  =======  ========  ======  =======
Pro forma net income (loss) per common share (basic
 and diluted) (1)....................................    $  0.00   $  0.00  $ 0.00   $  (0.08) $(0.00) $ (0.07)
                                                         =======   =======  =======  ========  ======  =======
Pro forma weighted average common shares outstanding
 (basic and diluted) (1).............................     21,915    21,915   21,915    27,302  21,915   37,000
                                                         =======   =======  =======  ========  ======  =======
Other Data:
EBITDA (2)...........................................    $   138   $   161  $    95  $ (1,819) $   (5) $(1,762)
Capital expenditures.................................         18        30      122     1,156       1    4,966
Net cash provided by (used in) operating activities..          3       (27)     805    (2,810)   (273)     136
Net cash used in investing activities................         18        30      122     1,341       1    4,966
Net cash provided by (used in) financing activities..         42        55        9     8,956      54      (70)

                                                As of March 31, 1999
                                      -----------------------------------------
                                        Actual     Pro Forma(3)    Pro Forma
                                      (unaudited) (in thousands) as Adjusted(4)
Balance Sheet Data:
Cash and cash equivalents...........   $    618      $ 10,618       $114,243
Property and equipment, net.........     10,094        10,094         10,094
Total assets........................     14,631        24,631        128,256
Total debt (including capital lease
 obligations).......................      2,618         2,618          2,618
Mandatorily redeemable preferred
 stock..............................      5,988           --             --
Total stockholders' equity (deficit)
 ...................................     (1,372)       14,616        118,241

--------------------
(1) The "pro forma" summary statement of operations data as of March 31, 1999 reflects the following events as if such events had occurred as of January 1, 1999:
  . the conversion of $5.0 million of our mandatorily redeemable preferred stock into 333,334 shares of our common stock at the public offering price and the cancellation without consideration of the remaining shares of our preferred stock and all accrued dividends,
  . the conversion of $5.0 million of 8% convertible notes issued on March 31, 1999 into 333,333 shares of our common stock at the public offering price and

  . the conversion into 333,333 shares of our common stock at the public offering price of $5.0 million of 8% convertible notes issued on May 17, 1999 pursuant to the note purchase agreement entered into on March 31, 1999. See "Related Transactions and Relationships."
(2) EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.
(3) The "pro forma" summary balance sheet data as of March 31, 1999 reflects the events described in note 1 as if such events had occurred as of March 31, 1999.
(4) The "pro forma as adjusted" summary balance sheet data as of March 31, 1999 reflects the events described in note 3 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock.

Because the focus of our company is changing to a high speed digital communications service, our business is difficult to evaluate

   We have refocused our company, through our CuNet services, on the provision of DSL-based high speed digital communications services, which is a change from our historical activities. We began in 1995 by helping our customers integrate their network equipment, by selling them that network equipment and by providing them with related network services. Because our business focus has now changed, and we expect to dedicate most of our resources to develop our CuNet services, it is difficult to evaluate our business.

   Our financial results now and in the future are not, and will not be, directly comparable to our prior financial results. Substantially all of our revenue in 1995, 1996, 1997, 1998 and the first three months of 1999 was derived from product sales and consulting services. Although in the short term we expect to continue to derive the majority of our revenue from these activities, we expect that over time our network services, which includes our CuNet services, will constitute the more significant portion of our revenue. Revenue from CuNet, which we began offering in January 1999, has been minimal. As a result, not only have we changed the focus of our company, you also have very limited historical financial information upon which to base your evaluation of our performance and an investment in our common stock. We are depending on the success of our CuNet services to achieve revenue growth. If our business does not evolve as we expect, we will likely grow at a significantly slower pace than would be the case if our CuNet services are successful. If that situation arises, it is possible that the price of our common stock may reflect the slower growth that might be expected with a company that does not offer DSL-based services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have not tested our CuNet strategy so it is difficult to assess whether we will be successful in this new and evolving market

   The market for DSL-based services is in the early stages of development. Although we have begun to deploy our CuNet services, we have not truly tested our CuNet strategy. The combination of our unproven business strategy and the highly competitive and quickly changing market in which we compete makes it difficult for us to predict the extent to which CuNet will achieve market acceptance. Various providers of high speed data communication services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. Critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may affect the growth of this market. If the market for CuNet fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our business will not produce the level of profitability we hope to achieve.

   To be successful, we must develop and market services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned or achieve significant market acceptance, favorable operating results or profitability. Due to the so far limited deployment of CuNet, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance.

Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow

   Prices for data communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

We are an early stage company in a new and rapidly evolving market, subject to a number of risks that may limit our revenue growth

   Our failure to address the risks, expenses and difficulties we may encounter as we expand our business in providing CuNet services, including those frequently encountered by early stage companies in new and rapidly evolving markets, may limit our revenue growth and make it difficult for us to compete effectively with others. These risks include our ability to:

  .  rapidly expand the coverage of CuNet within our target markets;

  .  attract and retain customers;

  .  increase awareness of CuNet;

  .  respond to competitive developments;

  .  continue to attract, retain and motivate qualified persons;

  .  continue to upgrade our technologies;

  .  introduce and develop new technology for our network services; and

  .  effectively manage our expanding operations.

   If we fail to manage these risks successfully, it would materially adversely affect our financial performance.

Our failure to manage future growth will strain our resources and could impair the expansion of our business

   We plan a significant expansion of our CuNet operations. This rapid growth will place a significant strain on our management, financial controls, operations systems, personnel and other resources. If we fail to manage this growth effectively, the expansion of our business could be impaired. We may be unable to meet our customers' need for services and technical support or provide the customer service they expect. To manage our growth effectively, we must:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

  .  hire, train and manage sufficient additional qualified personnel;

  .  expand and upgrade our technologies; and

  . manage multiple relationships with our customers, vendors and other third parties.

   If we fail to manage our growth effectively, it could adversely affect the expansion of our customer base and service offerings and could result in a lower level of profitability than we hope to achieve.

Bell Atlantic's expansion into the digital subscriber line business or reluctance to cooperate with us could adversely affect our business

   Bell Atlantic, as the dominant traditional telephone company operating in our initial target market, is both an essential supplier of facilities and services for CuNet and potentially a significant DSL competitor. Traditional telephone companies, like Bell Atlantic, or incumbent local exchange carriers under the Telecommunications Act of 1996, or the 1996 Telecom Act, pose a significant risk to the success of our business. Bell Atlantic has existing networks in local areas and across metropolitan areas and has its own Internet service provider businesses. It has also started residential sales of DSL-based access services. We believe that Bell Atlantic could, if it chose, deploy DSL services to businesses on a widespread basis.

   Bell Atlantic is currently our sole supplier of copper telephone lines, the space we need to place, or collocate, our DSL equipment and support services for CuNet. Bell Atlantic may be reluctant to cooperate with us in meeting our supply needs. For example, Bell Atlantic may reject our collocation applications or delay providing us with the collocation space we need. We have experienced lengthy delays between the time we apply for collocation space and the time that Bell Atlantic actually permits us to place our equipment in this space. We face competition for this space from other competitive telecommunications companies, or competitive local exchange carriers under the 1996 Telecom Act. Bell Atlantic's position as both a DSL competitor and a supplier of numerous essential inputs to our DSL offering also gives Bell Atlantic an incentive to subsidize its own DSL offerings by failing to fully allocate to its DSL service the costs it incurs in providing that service.

Our business could suffer if high quality copper lines are not available or cost us more than we expect

   We significantly depend on the quality of the copper telephone lines and Bell Atlantic's maintenance of such lines. We cannot assure you that we will be able to obtain the copper telephone lines and the services we require from Bell Atlantic at quality levels, prices, terms and conditions satisfactory to us. Our failure to do so would have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on other carriers to provide fiber optic transmission facilities to connect our equipment, which is critical to providing our CuNet services

   We depend on the availability of fiber optic transmission facilities from Bell Atlantic and other third parties to connect our equipment within and between metropolitan areas. If these facilities are unavailable, we may not have alternative means immediately available to connect our DSL equipment in different locations. These fiber optic carriers include long distance carriers, traditional telephone companies like Bell Atlantic and other competitive telecommunications companies. Many of these entities are, or may become, our DSL competitors. We have not established a history of obtaining transmission facilities in large volumes which we expect will be necessary for the deployment of our network. We may be unable to negotiate or renew favorable supply agreements. We depend on the timeliness of fiber optic carriers to process our orders for customers who seek to use our services. We have in the past experienced supply problems with some of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future.

We depend on third parties to provide the equipment, installation and field service, which is critical to providing our CuNet services

   We plan to purchase our equipment from many vendors, including Ascend and Paradyne. At peak demand times we intend to outsource some of the installation and field service of our network to third parties. Because we depend on third parties, we do not have guaranteed capacity or control over delivery schedules, quality assurance, production yields and costs. If any of our vendors reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us or fails to perform to required specifications, this reduction or interruption would force us to seek alternative vendors and providers which would disrupt our business. Our suppliers may be unable to manufacture and deliver the amount or quality of equipment we order, or the available supply may be insufficient to meet our demand. Currently, the DSL modem and other equipment used for a single connection over a copper telephone line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our competitors enter into exclusive or restrictive arrangements with our suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

Our success depends on renewing our interconnection agreements with Bell
Atlantic

   We depend on contractual arrangements, or interconnection agreements, which enable us to use Bell Atlantic's copper telephone lines and to collocate our equipment in their offices. The success of our strategy depends on our ability to renew our interconnection agreements with Bell Atlantic on a timely basis. Delays in obtaining renewals could have a material adverse effect on our business, prospects, financial condition and results of operations.

   Interconnection agreements typically have limited terms of two to three years. Our Bell Atlantic interconnection agreements have an initial term that expire in March 2000 and January 2001. Existing or new agreements may not be extended or negotiated on terms favorable to us. Interconnection agreements are also subject to state telecommunications regulatory, FCC and judicial oversight. These governmental bodies may modify the terms or prices of our interconnection agreements in ways that adversely affect our business, prospects, financial condition and results of operations.

Because two of our customers account for a high percentage of our revenue, the loss of a significant customer could harm our business

   To date, our largest customers have been AT&T and Zeneca Pharmaceuticals, a division of Zeneca, Inc. AT&T and Zeneca accounted for 50.4% and 8.0%, respectively, of our revenue in 1998 and 55.5% and 10.0%, respectively, of our revenue in the three months ended March 31, 1999. Almost all of this revenue was derived from product sales and consulting services. We have no long term contracts with either customer and the loss of either of these product sales and consulting services customers could adversely affect our business.

Our operating results are likely to fluctuate significantly, causing our stock price to be volatile or to decline

   The price at which our common stock will trade will depend upon many factors, including our historical and anticipated quarterly and annual operating results, variations between our actual results and analyst and investor expectations, announcements by us or others and developments affecting our business, investor perceptions of our company and comparable public companies, changes in our industry and general market and economic conditions. Some of these factors are beyond our control. As a result, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. If this happens, the trading price of our common stock would likely decline. You should be aware that the stock market has from time to time experienced extreme price and volume fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The data communications market in which we operate is highly competitive and we may not be able to compete effectively against established industry competitors with significantly greater financial resources

   We will face competition in the data communications market from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future, including through consolidation of our industry. Many of our competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Our competitors use technologies for local access connections that include DSL, wireless data, cable modems and integrated services digital network technologies. Integrated services digital network is a technology that works with the traditional telephone system to send voice and data over existing copper telephone lines at speeds up to 128 kilobits per second. Some of our competitors or potential competitors may have the financial resources to withstand substantial price competition. Moreover, our competitors may be able to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts negotiated by us.

   Examples of competitive activity in our target markets include:

  . Bell Atlantic, through its network integration services division, and other companies, like Tech Data, are offering product sales and consulting services focused on integrating network components that directly compete with our product sales and consulting services.

  . Bell Atlantic and other traditional telephone companies present in our target markets are conducting technical and market trials or have commenced commercial deployment of DSL-based services.

  . Many of the leading traditional long distance carriers, including AT&T, MCI WorldCom and Sprint Corporation, are expanding their capabilities to support high speed networking services.

  . The newer long distance carriers, including The Williams Companies, Inc., Qwest Communications International Inc. and Level 3
     Communications, are building and managing high bandwidth, nationwide packet-based networks and partnering with Internet service providers to offer services directly to the public.

  . Cable modem service providers, like At Home Corporation, are offering or preparing to offer high speed Internet access over cable and fiber networks to consumers and have positioned themselves to do the same for businesses.

  . Several new companies are emerging as wireless or satellite-based data service providers.

  . Some Internet service providers with significant and even nationwide presences provide DSL-based Internet access to residential and business customers.

  . Other competitive telecommunications companies like us, including Covad Communications Group, Inc., Rhythms NetConnections Inc. and NorthPoint Communications Holdings, Inc., have begun offering DSL-based access services, and have attracted marketing allies and product development partners. Others are likely to do the same in the future.

We may not be able to continue to grow our business if we do not obtain significant additional funds on acceptable terms by the end of 2000

  If we have not completed our network rollout by the end of 2000, it is likely that we would need significant additional capital to continue funding our operating losses. If we fail to obtain this financing, our ability to grow our business will be substantially impaired. In addition, we expect that we will require significant additional capital to expand our network beyond our initial target markets and into adjacent regions. Our actual funding requirements may differ materially if the assumptions underlying our estimate turn out to be incorrect or change as our business evolves. Therefore, you should consider that our funding requirements may increase, perhaps substantially, if we are unable to generate revenue in the amount and within the time frame we expect or if we have unexpected cost increases. We may be unable to obtain the future equity or debt financing that we require on acceptable terms or at all.

If we borrow significant funds in the future, it could limit our flexibility

   If we decide to borrow significant funds in the future to fund our business, the terms of those borrowings would likely contain restrictive covenants that limit our ability to incur additional indebtedness, pay dividends or undertake certain other transactions. These instruments could also require us to pledge assets as security for the borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the capital expenditures necessary to complete our network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Uncertain federal and state tax and surcharges on our services may increase our payment obligations and have a material adverse effect on our business

   Telecommunication service providers pay a variety of surcharges and fees on their gross revenue from interstate and intrastate services. The surcharges and fees we currently are required to pay may increase due to periodic revisions of the applicable surcharges by federal and state regulators. A finding that we misjudged the applicability of the surcharges and fees could increase our payment obligations and have a material adverse effect on our business, prospects, financial condition and results of operations.

Our services are subject to uncertain government regulation and changes in laws or regulations could restrict the way we operate our business

   Because many of the facilities and services we need in order to provide CuNet are subject to regulation at the federal, state and local levels, changes in applicable laws or regulations could have an adverse impact on our business. For example, the FCC and state telecommunications regulators help determine the terms under which collocation space is provided to us. They also oversee the terms under which we gain access to a traditional telephone company's copper telephone lines and transport facilities that we need in order to provide CuNet services. Regulatory policies may also affect the terms under which Bell Atlantic provides us with the operational support and management of telephone line usage that are crucial to the success of CuNet. Future federal or state regulations and legislation may have an adverse impact on our business. In addition, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. We expect traditional telephone companies like Bell Atlantic to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and against our interests. Any changes in our regulatory environment could create greater competitive advantages for all or some of our competitors or could make it easier for additional parties to provide DSL services.

The interconnection agreements that enable us to provide our services are subject to uncertain regulation that is the subject of ongoing legal proceedings

   We are subject to FCC regulation for our contractual, or interconnection, arrangements with the traditional telephone companies in our markets, but the scope of this regulation is uncertain because it is the subject of ongoing court and administrative proceedings. Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive telecommunications company may use portions of a traditional telephone company's network. If a rule that is beneficial to our business is struck down by the courts, it could harm our ability to compete. In particular, the courts have not yet resolved the lawfulness of the methodology that the FCC established to determine the price that competitive telecommunications companies would have to pay traditional telephone companies for use of the traditional telephone companies' networks. The courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology that the FCC adopts may result in our having to pay a higher price to traditional telephone companies if we were to use a portion of their networks in providing our services, and this could have a detrimental effect on our business.

Various traditional telephone companies have requested regulatory relief to provide data transmission services, which if granted, would allow them to compete with us

   Recently, various traditional telephone companies have requested that the FCC grant them regulatory relief in the provision of data transmission services, including DSL services, which would allow the traditional telephone companies to compete more directly with DSL providers like us. The FCC issued a decision in response, but the issue is still pending before the FCC, and we cannot be certain that the FCC will not reconsider its decision. We would expect that an FCC decision in favor of the traditional telephone companies could have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, these new rules may benefit our competitors to a greater extent than they benefit us, which could harm our competitiveness. For more details about regulatory policies that affect our business, see "Business--Government Regulation."

A recent U.S. Supreme Court decision has raised questions about our ability to obtain essential facilities from Bell Atlantic, which may hurt our business

   A January 1999 decision by the U.S. Supreme Court could adversely affect our business because it has raised questions about whether we will be able to obtain certain facilities from Bell Atlantic that we need in order to provide CuNet in the future. In that decision, the Supreme Court invalidated an FCC rule which defines the particular parts of a traditional telephone company's network that must be provided to competitors like us, and it sent the matter back to the FCC with instructions to consider further the question of which parts of a traditional telephone company's network must be provided to competitors. The FCC recently initiated a proceeding to establish which network elements are required to be provided by traditional telephone companies to competitors like us. The FCC has stated that it plans to issue a new decision on this matter in the summer of 1999. We would be adversely affected if the FCC were to exempt traditional telephone companies from the duty to provide any of the facilities we need in order to provide CuNet.

The data communications industry is undergoing rapid technological change and new technologies may be superior to the technology we use, which could materially adversely affect our business

   Our industry is subject to rapid and significant technological changes. DSL technology does not presently have widely accepted standards and continues to develop. Alternative technologies for providing high speed data communications are available and may be superior to the technology we use. As a consequence:

  . we will continue to rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

  . our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

  . we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our current products and technologies.

   If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business, prospects, financial condition and results of operations could be materially adversely affected.

If we are unable to retain our key personnel, our business will suffer

   Given our stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our success depends on Jonathan P. Aust, our President and Chief Executive Officer, and our other executive officers and key employees. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees. Generally, members of our senior management team can terminate their employment agreements with us on thirty days notice. Any of our other employees may terminate his or her employment with us at any time. Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. See "Business--Employees" and "Management."

A system failure could cause delays or interruptions of service to our customers

   The reliability of our services would be impaired by a natural disaster or other unanticipated interruption of service at our owned or leased facilities. If a traditional telephone company, competitive telecommunications company or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services and have a material adverse effect on our business.

A breach of our network security could cause delays or interruptions of service to our customers

   Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users. Any of these factors relating to network security could have a material adverse effect on our business.

Our intellectual property protection may be inadequate to protect our proprietary rights and we may be subject to infringement claims which could materially adversely affect our business

   The steps we have taken may be inadequate to protect our technology or other intellectual property. Our inability to protect our proprietary rights could have a material adverse effect on our business, prospects, financial condition and results of operations. We currently have no patents or patent applications pending. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated, leaving us with inadequate remedies. Our competitors may learn or discover our trade secrets. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims. If such claims materialize, it could materially adversely affect our business.

Our principal stockholders and management own a significant percentage of our company and will be able to exercise significant influence over our company which could have a material and adverse effect on the market price of our common stock

   Our executive officers, directors and principal stockholders together will beneficially own 83.2% of our common stock after this offering, or 81.1% if the underwriters exercise their over-allotment option in full. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval, including any merger, and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Our failure and the failure of third parties to be Year 2000 compliant could negatively impact our business

   Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." The Year 2000 issue could result in system failures or miscalculations, causing disruptions in our operations.

   To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. We have not been able to verify Bell Atlantic's Year 2000 compliance. We do not have any way to verify information that our customers and other vendors have provided on their Year 2000 compliance. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as they expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase our services. Any of these developments could have a material and adverse effect on our business, operating results and financial condition. We have not yet formulated a contingency plan to address the most reasonably likely worst case Year 2000 scenario.

The failure of an active trading market to develop for our common stock could materially adversely affect your investment in our common stock

   Our common stock has not been traded in the public market before this offering. We have applied to the Nasdaq National Market to list our common stock, but we do not know whether active trading in our common stock will develop or continue after this offering. We will determine the price you will pay for our common stock through negotiations with the underwriters. You may not be able to resell your shares at or above the price you will pay for our common stock. For a description of the factors that will be taken into account to determine the offering price, see "Underwriting--Pricing of this Offering."

You will incur immediate and substantial dilution of approximately $12.34 per share.

   The initial public offering price is substantially higher than the net tangible book value of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of $12.34 in the net tangible book value per share of the common stock you purchase in this offering. As of March 31, 1999, 8,985,375 shares of common stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.09 per share. If all of these stock options are exercised, you will experience further dilution in the amount of $0.43 per share. This dilution may cause the value of your investment to decline.

Future sales of our common stock in the public market could depress our stock price

   Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which certain holders of our outstanding shares of common stock and options to purchase common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

   After this offering, the holders of 23,050,000 shares of common stock will have the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters. These holders and one of our directors also have the right to require us to include their shares in any future public offerings of our equity securities. Within approximately 180 days after this offering, we intend to file a registration statement under the Securities Act to register 11,250,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock incentive plan. The sale of these additional shares into the public market may further adversely affect the market price of our common stock. See "Shares Eligible for Future Sale."

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control and therefore could hurt our stockholders

   Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to stockholders. Our certificate of incorporation will provide for a classified board of directors and will allow our board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease. See "Description of our Capital Stock" for more information.

This prospectus contains forward-looking statements which may not prove to be accurate and such inaccuracy could materially and adversely affect the market price of our common stock

   This prospectus contains forward-looking statements and information relating to our company. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $103.6 million in net proceeds from this offering based upon an assumed initial public offering price of $15.00 per share. This amount reflects deductions from the gross proceeds of the offering of:

  . approximately $7.1 million, which will be retained by the underwriters as discounts and commissions; and

  . approximately $1.0 million, representing our estimated expenses for this offering.

   We expect to use approximately $40.0 million of the net proceeds from this offering to finance capital expenditures. We expect to use the remaining net proceeds to finance operating losses that we expect to incur as we expand our customer base and network and for general corporate purposes. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

  .  our future revenue growth, if any;

  .  our future capital expenditures; and

  .  the amount of cash generated by our operations.

   Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

   This use of proceeds does not reflect the underwriters' exercise of their over-allotment option. We estimate that we will receive $11.0 million in additional net proceeds if the underwriters exercise their over-allotment option in full. We will not receive any of the proceeds from sales of shares by selling stockholders as part of the over-allotment option.

   Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid dividends. We do not anticipate declaring or paying dividends for the foreseeable future. Instead, for the foreseeable future, we will retain our earnings, if any, for the future operation and expansion of our business.

                                 CAPITALIZATION

   The following table shows our capitalization at March 31, 1999 on an actual basis, a pro forma basis and pro forma as adjusted basis to give effect to this offering and the application of the estimated net proceeds we will receive in this offering. See "Use of Proceeds." You should also refer to our financial statements and the related notes included elsewhere in this prospectus.

                                                     March 31, 1999
                                         ---------------------------------------
                                                     (in thousands)
                                           Actual                   Pro Forma
                                         (unaudited) Pro Forma(1) as Adjusted(2)
Cash and cash equivalents..............    $   618     $10,618       $114,243
                                           =======     =======       ========
Long-term obligations:
  Capital lease obligations (including
   current portion)....................      1,618       1,618          1,618
  Note payable.........................      1,000       1,000          1,000
  Deferred compensation (including
   current portion)....................        500         500            500
                                           -------     -------       --------
    Total long-term obligations
     (including current portion).......      3,118       3,118          3,118
                                           -------     -------       --------
Mandatorily redeemable preferred stock,
 $0.001 par value, 15,000,000 shares
 authorized, issued and outstanding
 (liquidation preference $10,519,452)
 (actual); no shares issued and
 outstanding (pro forma); no shares is-
 sued and outstanding
 (pro forma as adjusted)...............      5,988         --             --
                                           -------     -------       --------
Stockholders' equity (deficit):
  Common stock, $0.001 par value,
   150,000,000 shares authorized,
   44,550,000 shares issued (actual),
   45,550,000 shares issued (pro
   forma); 53,050,000 shares issued
   (pro forma as adjusted) (3).........         45          46             53
  Additional paid-in capital...........     19,694      35,681        139,299
  Deferred compensation on employee
   stock options.......................    (14,866)    (14,866)       (14,866)
  Accumulated deficit..................     (4,345)     (4,345)        (4,345)
  Less treasury stock, at cost,
   8,550,000 shares....................     (1,900)     (1,900)        (1,900)
                                           -------     -------       --------
    Total stockholders' equity
     (deficit).........................     (1,372)     14,616        118,241
                                           -------     -------       --------
      Total capitalization.............     $7,734     $17,734       $121,359
                                           =======     =======       ========

---------------------
(1) Reflects:
  . conversion of $5.0 million of our mandatorily redeemable preferred stock into 333,334 shares of our common stock at the public offering price and the cancellation without consideration of the remaining shares of our preferred stock and all accrued dividends as if such conversion and cancellation had occurred as of March 31, 1999;
  . conversion of $5.0 million of 8% convertible notes issued on March 31, 1999 into 333,333 shares of our common stock at the public offering price; and

  . conversion into 333,333 shares of our common stock at the public offering price of $5.0 million of convertible notes issued on May 17, 1999 pursuant to the note purchase agreement entered into on March 31, 1999.

(2) Reflects the events described in note 1 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."
(3) Excludes 8,985,375 shares of our common stock issuable upon exercise of stock options outstanding on March 31, 1999 and 2,014,625 shares of our common stock reserved for issuance under our stock incentive plan.

                                    DILUTION

   As of March 31, 1999, our pro forma net tangible book value was approximately $14,616,000, or $0.40 per common share, after giving effect to the conversion of $5.0 million of redeemable preferred stock and our $10.0 million 8% convertible notes into common stock. Assuming no changes in our net tangible book value, other than to give effect to the sale of the common stock offered by this prospectus and the application of the net offering proceeds as described under "Use of Proceeds," our pro forma net tangible book value at March 31, 1999 would have been $118,240,080, or $2.66 per common share. Net tangible book value is the amount of total tangible assets less total liabilities. Net tangible book value per common share is net tangible book value divided by the number of shares of common stock outstanding.

   This represents an immediate increase in pro forma net tangible book value of $2.26 per common share to existing stockholders, and an immediate dilution in pro forma net tangible book value of $12.34 per common share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per common share, excluding
 SBC and Telefonos de Mexico......................................        $15.00
Pro forma net tangible book value per common share at March 31,
 1999 after giving effect to the conversion of $5.0 million of redeemable preferred stock and our $10.0 million 8% convertible notes into common stock..........................................  $0.40
Increase per share attributable to new investors..................   2.26
Pro forma net tangible book value per common share after this offering after giving effect to the conversion of $5.0 million of redeemable preferred stock and our $10.0 million 8% convertible
 notes into common stock..........................................          2.66
                                                                          ------
Dilution per common share to new investors, excluding SBC and
 Telefonos de Mexico..............................................        $12.34
                                                                          ======

   The following table summarizes at March 31, 1999:

  . the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares, valuing these shares at the initial public offering price, including consideration received for and common stock issuable upon conversion of $5.0 million of redeemable preferred stock and our $10.0 million 8% convertible notes;

  . the number of shares of our common stock purchased by new investors, the total consideration and the price per share paid by them for these shares; and

  . the percentage of shares of our common stock purchased by the existing stockholders and new investors and the percentage of consideration paid to us for these shares.

                                                                    Average
                           Shares Purchased  Total Consideration   Price Per
                          ------------------ -------------------- Common Share
                            Number   Percent    Amount    Percent ------------
Existing stockholders.... 45,550,000   85.9% $ 15,303,142   12.0%    $ 0.34
New investors, including
SBC and Telefonos de
Mexico...................  7,500,000   14.1   111,747,312   88.0      14.90
                          ----------  -----  ------------  -----     ------
  Total.................. 53,050,000  100.0% $127,050,454  100.0%    $ 2.39

   These tables assume that none of the stock options outstanding upon the closing of this offering will be exercised. As of March 31, 1999, 8,985,375 shares of common stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.09 per share. If all of these stock options are exercised, you will experience further dilution in the amount of $0.43 per share.

                       SELECTED FINANCIAL AND OTHER DATA

   We were incorporated on December 19, 1994, but did not begin operations until after January 1, 1995. We present below summary financial and other data for our company. The summary historical balance sheet data as of December 31, 1998 and the summary historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The summary historical balance sheet data as of March 31, 1999 and the summary historical statement of operations and other data for each of the three months ended March 31, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The summary financial data for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus. The results of the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                                  Three Months
                                                                  Ended March
                               Year Ended December 31,                31,
                         --------------------------------------  ---------------
                            1995      1996     1997      1998     1998    1999
                         (unaudited)                              (unaudited)
                                (in thousands, except per share data)
Statement of Operations
 Data:
Revenue:
  Product sales.........   $1,891    $14,368  $ 8,150  $  9,900  $2,194  $ 3,955
  Consulting services...       36        114      791     1,428     317      702
  Network services......      --         --         4       311      41      119
                           ------    -------  -------  --------  ------  -------
    Total revenue.......    1,927     14,482    8,945    11,639   2,552    4,776
                           ------    -------  -------  --------  ------  -------
Cost of revenue:
  Product sales.........    1,475     11,975    7,180     8,639   1,858    3,535
  Consulting services...       15         91      231       761     160      299
  Network services......      --         --         2        41       1      171
                           ------    -------  -------  --------  ------  -------
    Total cost of
     revenue............    1,490     12,066    7,413     9,441   2,019    4,005
                           ------    -------  -------  --------  ------  -------
Operating expenses:
  Selling, general and
   administrative.......      299      2,255    1,437     4,017     538    2,533
  Amortization of
   deferred compensation
   on employee stock
   options..............      --         --       --        219     --       540
  Depreciation and
   amortization.........        9          7       12       130       4      187
                           ------    -------  -------  --------  ------  -------
    Total operating
     expenses...........      308      2,262    1,449     4,366     542    3,260
                           ------    -------  -------  --------  ------  -------
Income (loss) from
 operations.............      129        154       83    (2,168)     (9)  (2,489)
Interest income
 (expense), net.........      --          (1)      (5)       64     (12)      (9)
                           ------    -------  -------  --------  ------  -------
Income (loss) before
 income taxes...........      129        153       78    (2,104)    (21)  (2,498)
Provision (benefit) for
 income taxes...........       39         63       36       (28)     (8)     --
                           ------    -------  -------  --------  ------  -------
Net income (loss).......   $   90    $    90  $    42  $ (2,076) $  (13) $(2,498)
                           ======    =======  =======  ========  ======  =======

                                                                Three Months
                               Year Ended December 31,         Ended March 31,
                          -----------------------------------  ----------------
                             1995      1996    1997    1998     1998     1999
                          (unaudited)                            (unaudited)
                                (in thousands, except per share data)
Net income (loss) per
 common share (basic and
 diluted)...............    $  0.00   $ 0.00  $  0.00 $ (0.08) $ (0.00) $ (0.07)
                            =======   ======  ======= =======  =======  =======
Weighted average common
 shares outstanding
 (basic and diluted)....     21,915   21,915   21,915  27,302   21,915   36,000
                            =======   ======  ======= =======  =======  =======
Pro forma net income
 (loss) per common share
 (basic and
 diluted) (1)...........    $  0.00   $ 0.00  $  0.00 $ (0.08) $ (0.00) $ (0.07)
                            =======   ======  ======= =======  =======  =======
Pro forma weighted
 average common shares
 outstanding (basic and
 diluted) (1)...........     21,915   21,915   21,915  27,302   21,915   37,000
                            =======   ======  ======= =======  =======  =======
                                                                Three Months
                               Year Ended December 31,         Ended March 31,
                          -----------------------------------  ----------------
                             1995      1996    1997    1998     1998     1999
                          (unaudited)                            (unaudited)
                                (in thousands, except per share data)
Other Data:
EBITDA (2)..............    $   138   $  161  $    95 $(1,819) $    (5) $(1,762)
Capital expenditures....         18       30      122   1,156        1    4,966
Net cash provided by
 (used in) operating
 activities.............          3      (27)     805  (2,810)    (273)     136
Net cash used in
 investing activities...         18       30      122   1,341        1    4,966
Net cash provided by
 (used in) financing
 activities.............         42       55        9   8,956       54      (70)

                                As of December 31,                  As of March 31, 1999
                         --------------------------------- ---------------------------------------
                                                                                      Pro Forma
                            1995      1996   1997   1998     Actual    Pro Forma(3) as Adjusted(4)
                         (unaudited)                       (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............    $ 24     $   22 $  713 $ 5,518   $   618     $10,618       $114,243
Property and equipment,
 net....................       8         31    140   5,031    10,094      10,094         10,094
Total assets............     458      5,352  1,865  12,928    14,631      24,631        128,256
Total debt (including
 capital lease
 obligations)...........      30         84     93   2,513     2,618       2,618          2,618
Mandatorily redeemable
 preferred stock........     --         --     --    5,641     5,988         --             --
Total stockholders'
 equity (deficit).......     118        208    250     932    (1,372)     14,616        118,241

---------------------
(1) The "pro forma" selected statement of operations data as of March 31, 1999 reflects the following events as if such events had occurred as of January 1, 1999:

  . the conversion of $5.0 million of our mandatorily redeemable preferred stock into 333,334 shares of our common stock at the public offering price and the cancellation without consideration of the remaining shares of our preferred stock and all accrued dividends,

  . the conversion of $5.0 million of 8% convertible notes issued on March
    31, 1999 into 333,333 shares of our common stock at the public offering price and

  . the conversion into 333,333 shares of our common stock at the public offering price of $5.0 million of 8% convertible notes issued on May 17, 1999 pursuant to the note purchase agreement entered into on March 31, 1999.

(2) EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.

(3) The "pro forma" selected balance sheet data as of March 31, 1999 reflects the events described in note 1 as if such events had occurred as of March 31, 1999.

(4) The "pro forma as adjusted" selected balance sheet data as of March 31, 1999 reflects the events described in note 3 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   In 1995, we began operations by selling data communications products and providing consulting services for wide area networks. Shortly thereafter, we began offering a complete suite of data communications solutions to businesses, including network integration, network management, network security and professional services. From 1995 through 1998, our revenue was derived primarily from product sales and consulting services. We have primarily depended on AT&T and Zeneca for revenue, as AT&T has accounted for 68.8%, 38.2%, 50.4% and 55.5% of total revenue for 1996, 1997, 1998 and the three months ended March 31, 1999, respectively, while Zeneca has accounted for 10.3%, 8.0% and 10.0% of total revenue for 1997, 1998 and the three months ended March 31, 1999, respectively.

   In 1996, we began to pursue deployment of a series of city-wide networks that enable DSL services. In February 1997, we began developing technical standards for delivery of DSL-based services within our target markets through a joint effort with Bell Atlantic. In April 1997, we entered into our first interconnection agreement with Bell Atlantic, which allowed us to use their copper telephone lines and to collocate our equipment in telephone company offices known as "central offices." Central offices serve as the central connection point for all copper telephone lines in a local area and form the basis for our network and the telephone company's network. We began CuNet service trials in November 1997 and began commercially offering CuNet in Philadelphia and Washington, D.C. in January 1999. We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. We expect to extend our network coverage to include Norfolk, Pittsburgh and Wilmington, Delaware by the end of 1999. So far, we have collocated our equipment in 51 Bell Atlantic central offices and expect to raise that number to 360 by the end of 1999.

   We currently are targeting the Bell Atlantic region for our CuNet service. We believe that our focus on the Bell Atlantic region has allowed us to form a relationship with Bell Atlantic which we believe will allow us to provide responsive, consistent and high quality service in our target markets. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions. Consistent with this strategy, we have recently entered into an interconnection agreement with Bell South which requires state regulatory approval before it becomes effective.

   Since February 1997, we have invested increasing amounts in the development and deployment of CuNet. The proceeds of a preferred and common stock financing which we completed in August 1998 and the proceeds from our 8% convertible promissory notes have been used to fund the deployment of our CuNet services. We intend to substantially increase our operating expenses and capital expenditures in an effort to expand rapidly our infrastructure and DSL-based network services. We expect to incur substantial operating losses, net losses and negative cash flow during the build-out of our network and our initial penetration of each new market we enter. These losses are expected to continue for at least the next two to three years. Although in the short term we expect to derive the majority of our revenue from our product sales and related consulting services, we expect that over time revenue from network services, which includes our CuNet services, will constitute the more significant portion of our total revenue. During the past several years, market prices for many telecommunications services have been declining, which is a trend we believe will likely continue.

This decline will force us to continue to price our services competitively in relation to those of the traditional telephone companies and other competitors in our markets which may affect our future revenue growth.

   As we develop our CuNet services, our annual and quarterly operating results may fluctuate significantly due to delays in the deployment of our network. Because of the complexity of the process of building our network, we expect to experience delays of one form or another. Delays could result from the timing and availability on reasonable terms of Bell Atlantic copper telephone lines, collocation space, operations support and management of telephone line usage. Delays could also result from the timing and availability on reasonable terms of fiber optic and other transport facilities, equipment and services from our suppliers.


Revenue

   Revenue consists of:

  . Product sales. We sell, install and configure selected equipment from our manufacturing partners. Our engineers select the right manufacturer's product solution to improve our customers' operations and network efficiencies. Our engineers refer to a standard network design that they seek to customize to fit the needs of each customer:

  . Consulting services. We bill customers for nonrecurring service activation and installation charges. We also bill our customers for network integration, on site network management, network security and professional services based on time and materials for contracted services. In addition, we derive revenue from the maintenance and installation of equipment. Some of these services may be provided through third party providers under contract to us.

  . Network services. We charge monthly service fees for access to our CuNet local, metropolitan and wide area networks. We also provide a wide variety of network services to customers, including remote network management and monitoring, network security, virtual private networks, Internet access, electronic commerce and other data applications. Some of these services are delivered to customers using resources from third party providers under contract to us.

Cost of Revenue

 Product sales. We purchase equipment from various vendors whose technology and hardware solutions we recommend to our customers. We do not manufacture any of this equipment.

 Consulting services. Consulting services cost of revenue consists of charges for hardware maintenance, installation and certain contract services which we purchase from third parties.

 Network services. Our network service costs generally comprise non-employee-based charges such as:

  . CuNet service fees. We pay a monthly service fee for each copper line and for each collocation arrangement, as well as usage fees, for the support services we obtain from the traditional telephone companies we work with in order to serve our CuNet customers. Sometimes, we must pay these companies to perform special work, such as preparing a telephone line to use DSL technology, when such work is required in order to serve a particular client.

  . Other access costs and levied line expense. We pay installation charges and monthly fees to competitive telecommunications companies or traditional telephone companies for other types of access, other than through our CuNet network, which we provide to customers as part of our network services.

  . Backbone connectivity charges. We incur charges for our metropolitan area network backbone, typically from a competitive telecommunications company or a traditional telephone company, and for wide area network backbone from a long distance carrier. We pay these carriers a one-time installation and activation fee and a monthly service fee for these leased network connections.

  . Network operations expenses. We incur various recurring costs at our network operations center. These costs include data connections, engineering supplies and certain utility costs.

  . Equipment operating lease expenses. In the future, we may decide to enter into operating leases for some or all of the equipment we use in our network, including the DSL equipment we use in the traditional telephone company's central office locations and equipment installed on the customer's premises. Currently, we generally use capital leases to finance the acquisition of substantially all of this equipment, which we depreciate over a range of two to five years.

Operating Expenses

 Selling, general and administrative expenses

   Our selling, general and administrative expenses include all employee-based charges, including field technicians, engineering support, customer service and technical support, information systems, billing and collections, general management and overhead and administrative functions. Headcount in functional areas, such as sales, customer service and operations will increase significantly as we expand our network and as the number of customers increases.

  . Sales and marketing expenses. We distribute our products and services through direct and indirect sales efforts, agents and telemarketing. Our direct sales and marketing efforts focus on attracting and retaining small, medium and large business customers in our target markets. We enter into partnerships with other sales partners, including Internet service providers, local and long distance service providers and other networking services companies. These expenses have increased, and will continue to increase, as we develop our CuNet services.

  . General and administrative expenses. As we expand our network, we expect the number of employees located in specific markets to grow. Certain functions, such as customer service, network operations, finance, billing and administrative services, are likely to remain centralized in order to achieve economies of scale. We pay licensing fees for standard systems to support our business processes, such as billing systems.

 Amortization of deferred compensation on stock options

   We had outstanding incentive stock options to purchase a total of 7,090,875 shares as of December 31, 1998 and 8,985,375 shares as of March 31, 1999, at a weighted average exercise price of $0.09 per share. At March 31, 1999, all of these options were exercisable into restricted shares of our common stock which generally vest over a three to four year period. We estimate that the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, we recorded deferred compensation of $3.7 million for the year ended

December 31, 1998 and $11.9 million for the three months ended March 31, 1999. We recorded this amount as a reduction to stockholders' equity which will be amortized as a charge to operations over the vesting periods. For the year ended December 31, 1998, we recognized $219,000 and the three months ended March 31, 1999, we recognized $540,000 of stock compensation expense related to these options.

   In April 1999, we granted an option to acquire 250,000 shares of our common stock at a price of $6.67 per share to one of our directors, Dennis R. Patrick. After this offering, Mr. Patrick will receive an option to purchase an additional number of shares of common stock at an exercise price equal to 25% of the public offering price, such that the aggregate difference between the public offering price and the exercise price of the initial option and additional option granted to Mr. Patrick equals $5.0 million. Mr. Patrick's options will vest immediately upon the completion of this offering. Assuming an initial public offering price of $15.00 per share, Mr. Patrick's additional option will be exercisable for an additional 259,259 shares of our common stock at an exercise price of $3.75 per share. As a result, we expect to recognize stock compensation expense of approximately $3.5 million related to these options in the quarter in which this offering is completed.

 Depreciation and amortization

   Depreciation expense arising from our network and equipment purchases for our customers' premises will be significant and will increase as we deploy our network. Collocation fees, build-out costs, including one-time installation and activation fees, and other DSL-based equipment costs are capitalized and amortized over a range of two to five years.

Interest Income (Expense), Net

   Interest income (expense), net, primarily consists of interest income from our cash and short-term investments less interest expense associated with our debt and capital leases. As our capital expenditures increase, we anticipate that our interest expense associated with our capital leases will increase.

Results of Operations

   The following table presents our results of operations data and the components of net income (loss) in dollars and as a percentage of our revenue:

                                                                   Three Months
                                                 Year Ended           Ended
                                                December 31,        March 31,
                                            --------------------- --------------
                                             1996    1997   1998   1998   1999
                                                                    (unaudited)
                                                   (dollars in thousands)
Revenue:
  Product sales............................ $14,368 $8,150 $9,900 $2,194 $ 3,955
  Consulting services......................     114    791  1,428    317     702
  Network services.........................     --       4    311     41     119
                                            ------- ------ ------ ------ -------
    Total revenue..........................  14,482  8,945 11,639  2,552   4,776
                                            ------- ------ ------ ------ -------
Cost of revenue:
  Product sales............................  11,975  7,180  8,639  1,858   3,535
  Consulting services......................      91    231    761    160     299
  Network services.........................     --       2     41      1     171
                                            ------- ------ ------ ------ -------
Total cost of revenue......................  12,066  7,413  9,441  2,019   4,005
                                            ------- ------ ------ ------ -------
Gross profit...............................   2,416  1,532  2,198    533     771

                                                              Three Months
                                          Year Ended              Ended
                                         December 31,           March 31,
                                      ---------------------   ---------------
                                      1996   1997    1998     1998     1999
                                                               (unaudited)
                                           (dollars in thousands)
                                      -----  -----  -------   -----   -------
Operating expenses:
  Selling, general and
   administrative.................... 2,255  1,437    4,017     538     2,533
  Amortization of deferred
   compensation on employee stock
   options...........................   --     --       219     --        540
  Depreciation and amortization......     7     12      130       4       187
                                      -----  -----  -------   -----   -------
    Total operating expenses......... 2,262  1,449    4,366     542     3,260
                                      -----  -----  -------   -----   -------
Income (loss) from operations........   154     83   (2,168)     (9)   (2,489)
Interest income (expense), net.......    (1)    (5)      64     (12)       (9)
Provision (benefit) for income
 taxes...............................    63     36      (28)     (8)      --
                                      -----  -----  -------   -----   -------
Net income (loss).................... $  90  $  42  $(2,076)  $ (13)  $(2,498)
                                      =====  =====  =======   =====   =======
                                                              Three Months
                                          Year Ended           Ended March
                                         December 31,              31,
                                      ---------------------   ---------------
                                      1996   1997    1998     1998     1999
                                                               (unaudited)
                                        (percent of revenue)
Revenue:
  Product sales......................  99.2%  91.1%    85.1%   86.0%     82.8%
  Consulting services................   0.8    8.8     12.3    12.4      14.7
  Network services...................   --     0.1      2.6     1.6       2.5
                                      -----  -----  -------   -----   -------
    Total revenue.................... 100.0% 100.0%   100.0%  100.0%    100.0%
                                      -----  -----  -------   -----   -------
Cost of revenue:
  Product sales......................  82.7   80.3     74.2    72.8      74.0
  Consulting services................   0.6    2.6      6.5     6.3       6.3
  Network services...................   --       0      0.4       0       3.6
                                      -----  -----  -------   -----   -------
Total cost of revenue................  83.3   82.9     81.1    79.1      83.9
                                      -----  -----  -------   -----   -------
Gross profit.........................  16.7   17.1     18.9    20.9      16.1
                                      -----  -----  -------   -----   -------
Operating expenses:
  Selling, general and
   administrative....................  15.6   16.1     34.5    21.1      53.0
  Amortization of deferred
   compensation on employee stock
   options...........................   --     --       1.9     --       11.3
  Depreciation and amortization......   0.0    0.1      1.1     0.2       3.9
                                      -----  -----  -------   -----   -------
    Total operating expenses.........  15.6   16.2     37.5    21.3      68.2
                                      -----  -----  -------   -----   -------
Income (loss) from operations........   1.1    0.9    (18.6)   (0.4)    (52.1)
Interest income (expense), net.......     0      0      0.6    (0.5)     (0.2)
Provision (benefit) for income
 taxes...............................   0.4    0.4     (0.2)   (0.3)      --
                                      -----  -----  -------   -----   -------
Net income (loss)....................   0.7%   0.5%   (17.8)%  (0.6)%   (52.3)%
                                      =====  =====  =======   =====   =======

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

   Revenue. We recognized $4.8 million in revenue for the three months ended March 31, 1999, as compared to $2.6 million for the three months ended March 31, 1998, an increase of $2.2 million, or 84.6%. Revenue increased as a result of a $1.8 million increase in product sales, primarily from one of our largest customers, AT&T, from an increase in consulting services of $400,000 attributable to increases in maintenance and consulting contracts, and from growth in network services revenue of $78,000 arising from the introduction of broader network service offerings in late 1998. We are uncertain whether the increase in revenue from AT&T will continue.

   Cost of revenue. Cost of revenue was $4.0 million for the three months ended March 31, 1999, as compared to $2.0 million for the three months ended March 31, 1998, an increase of $2.0 million, or 100.0%. The increase was attributable to growth in cost related to an increase in product sales of $1.7 million, growth in cost related to additional consulting services of $119,000 and from growth in cost of network services of $171,000 attributable to expenses incurred to continue to develop and operate our CuNet and other networking services.

   Gross profit. Gross profit was $0.8 million and 16.1% of revenue for the three months ended March 31, 1999, as compared to $0.5 million and 20.9% of revenue for the three months ended March 31, 1998. Gross profit as a percentage of revenue decreased primarily as a result of increased operating expenses related to the continued expansion of our network. We did not yet realize revenue from our customer base to offset the increase in our expenses.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $2.5 million and 53.0% of revenue for the three months ended March 31, 1999, as compared to $0.5 million and 21.1% of revenue for the three months ended March 31, 1998, an increase of $2.0 million, or 400.0%. This increase as a percentage of revenue was primarily due to increased staffing and other expenses incurred to develop and operate our CuNet network and other networking solutions.

   Amortization of deferred compensation on employee stock options. Amortization of deferred compensation was $540,000 for the three months ended March 31, 1999. We had no amortization of deferred compensation for the three months ended March 31, 1998.

   Depreciation and amortization expense. Depreciation and amortization expense was $187,000 and 3.9% of revenue for the three months ended March 31, 1999, as compared to $4,000 and less than 0.2% of revenue for the three months ended March 31, 1998, an increase of $183,000. This increase was primarily due to investments in our CuNet network, computer equipment and software, office furnishings and leasehold improvements.

   Income (loss) from operations. Our loss from operations was $2.5 million for the three months ended March 31, 1999, as compared to loss from operations of $9,000 for the three months ended March 31, 1998. The loss for the three months ended March 31, 1999 was primarily due to increased staffing and other operating expenses we incurred in support of our CuNet network and other networking solutions.

   Interest income (expense), net. For the three months ended March 31, 1999, we recorded net interest expense of $9,000, consisting of interest income of $54,000 which was primarily attributable to interest income earned from the proceeds of our issuance of $10.0 million of preferred and common stock in August 1998, offset by $63,000 in interest expense, compared to $12,000 of interest expense for the three months ended March 31, 1998. The increase in interest expense is primarily due to interest on deferred compensation liabilities and notes payable.

   Provision (benefit) for income taxes. We had no benefit or provision for income taxes for the three months ended March 31, 1999. We had a benefit for income taxes of $8,000 for the three months ended March 31, 1998.

   Net income (loss). For the foregoing reasons, our net loss was $2.5 million for the three months ended March 31, 1999, as compared to net loss of $13,000 for the three months ended March 31, 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. We recognized $11.6 million in revenue for the year ended December 31, 1998, as compared to $8.9 million for the year ended December 31, 1997, an increase of $2.7 million, or 30.3%. Revenue increased as a result of a $1.8 million increase in product sales, primarily from one of our largest customers, AT&T, from an increase in consulting services of $0.6 million attributable to increases in maintenance and consulting contracts, and from growth in network services revenue of $0.3 million arising from the introduction of broader network service offerings in late 1997.

   Cost of revenue. Cost of revenue was $9.4 million for the year ended December 31, 1998, as compared to $7.4 million for the year ended December 31, 1997, an increase of $2.0 million, or 27.0%. The increase was attributable to growth in cost related to an increase in product sales of $1.5 million, growth in cost related to additional consulting services of $0.5 million and from growth in the cost of network services of $39,000 attributable to expenses incurred to develop and operate our CuNet and other networking services.

   Gross profit. Gross profit was $2.2 million and 18.9% of revenue for the year ended December 31, 1998, as compared to $1.5 million and 17.1% of revenue for the year ended December 31, 1997. The increase in gross profit as a per-centage of revenue was attributable to higher product sales, increased revenue from consulting services and the introduction of broader network service offer-ings in late 1997.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $4.0 million and 34.5% of revenue for the year ended December 31, 1998, as compared to $1.4 million and 16.1% of revenue for the year ended December 31, 1997, an increase of $2.6 million, or 186%. This increase as a percentage of revenue was primarily due to increased staffing and other expenses incurred to develop our CuNet network and other networking solutions.

   Amortization of deferred compensation on employee stock options. Amortization of deferred compensation was $219,000 for the year ended December 31, 1998. We had no amortization of deferred compensation for the year ended December 31, 1997.

   Depreciation and amortization expense. Depreciation and amortization expense was $130,000 and 1.1% of revenue for the year ended December 31, 1998, as compared to $12,000 and less than 1% of revenue for the year ended December 31, 1997, an increase of $118,000. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

   Income (loss) from operations. Our loss from operations was $2.2 million for the year ended December 31, 1998, as compared to income from operations of $83,000 for the year ended December 31, 1997. The loss in 1998 was primarily due to increased staffing and other operating expenses we incurred in support of our CuNet network and other networking solutions.

   Interest income (expense), net. For the year ended December 31, 1998, we recorded net interest income of $64,000, consisting of interest income of $145,000 which was primarily attributable to interest income earned from the proceeds of our issuance of $10.0 million of preferred and common stock in August 1998, offset by $81,000 in interest expense, compared to $5,000 of interest expense in 1997. The increase in interest expense is primarily due to interest on deferred compensation liabilities and notes payable.

   Provision (benefit) for income taxes. We had a benefit for income taxes of $28,000 for the year ended December 31, 1998, as compared to a provision for income taxes of $36,000 for the year ended December 31, 1997. At December 31, 1998, our remaining tax effected net operating loss carryforward was $444,000.

   Net income (loss). For the foregoing reasons, our net loss was $2.1 million for the year ended December 31, 1998, as compared to net income of $42,000 for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenue. We recognized $8.9 million in revenue for the year ended December 31, 1997, as compared to $14.5 million for the year ended December 31, 1996, a decrease of $5.5 million, or 38.6%. This decrease in revenue was primarily due to a decrease in product sales of $6.2 million to one of our largest customers, AT&T, which had purchased a significant amount of equipment from us in the last half of 1996, offset by an increase in consulting services of $0.7 million attributable to new maintenance and consulting service offerings.

   Cost of revenue. Cost of revenue was $7.4 million for the year ended December 31, 1997, as compared to $12.1 million for the year ended December 31, 1996, a decrease of $4.7 million, or 38.8%, resulting from the decline in product sales, and offset by the increase in consulting services.

   Gross profit. Gross profit was $1.5 million and 17.1% of revenue for the year ended December 31, 1997, as compared to $2.4 million and 16.7% of revenue for the year ended December 31, 1996. The increase in gross profit as a percentage of revenue was the result of the increase in consulting services, which has a higher gross profit percentage as compared to product sales.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $1.4 million and 16.1% of revenue for the year ended December 31, 1997, as compared to $2.3 million and 15.6% of revenue for the year ended December 31, 1996. This decrease in expenses was primarily due to decreased bonus and commissions compensation in 1997 attributable to lower revenue. The increase as a percentage of revenue was the result of a decrease in product sales, without a related reduction in selling, general and administrative expenses.

   Depreciation and amortization expense. Depreciation and amortization expense was $12,000 and less than 1% of revenue for the year ended December 31, 1997, as compared to $7,000 and less than 1% of revenue for the year ended December 31, 1996, an increase of $5,000, or 71.4%. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

   Income (loss) from operations. Our income from operations was $83,000 for the year ended December 31, 1997, as compared to an income from operations of $154,000 for the year ended December 31, 1996, a decrease of $71,000, or 46.1%. This decrease was primarily due to the decline in products sales from 1996 to 1997, offset in part by lower bonus and commis-sion payments in 1997.

   Interest income (expense), net. For the year ended December 31, 1997, we recorded net interest expense of $5,000 as compared to $1,000 for the year ended December 31, 1996. The increase in interest expense was substantially due to a higher average balance on a bank line of credit during 1997. We terminated this bank line of credit in 1998.

   Provision (benefit) for income taxes. We had a provision for income taxes of $36,000 for the year ended December 31, 1997, as compared to $63,000 for the year ended December 31, 1996, a decrease of $27,000, or 42.8%, giving us an effective tax rate above the aggregate statutory federal and state income tax rates due to certain non-deductible business expenses such as business meals and entertainment.

   Net income (loss). For the foregoing reasons, our net income was $42,000 for the year ended December 31, 1997, as compared to net income of $90,000 for the year ended December 31, 1996, a decrease of $48,000, or 53.3%.

Liquidity and Capital Resources

   While we do not require significant capital expenditures for our product sales and consulting services segments, the development and expansion of our CuNet network requires significant capital expenditures. The principal capital expenditures which we expect to incur during our CuNet rollout include the procurement, design and construction of our collocation spaces and the deployment of DSL-based equipment in Bell Atlantic central offices and connection sites. Capital expenditures were $4.7 million for 1998 and $5.2 million for the three months ended March 31, 1999. At this time, our only material purchase commitment is to purchase software and services for approximately $1.0 million. We expect our capital expenditures to be substantially higher for the rest of 1999 and for future periods, primarily due to continued collocation construction and the purchase of telecommunications equipment for expansion of our network. Our capital expenditures will depend in part upon obtaining adequate volume commitments or demand from our CuNet customers. Based on our present plans, we anticipate capital expenditures during the balance of 1999 to range from $40.0 million to $55.0 million for the expansion of our network to approximately 360 central offices. The rollout of 360 central offices will allow us to provide DSL services throughout our initial target markets at capacity levels anticipated by our business plan. We will continue to expand our CuNet related capital expenditures and our number of central offices as necessary to provide additional CuNet service capacity. Based on our present plans we anticipate capital expenditures during the year 2000 of between $60.0 million and $70.0 million, for the expansion of our network to over 430 central offices. As described under "Use of Proceeds," we expect that we will use approximately $40.0 million of the net proceeds of this offering for capital expenditures in connection with the expansion of our network in 1999 and 2000. The balance of our network expansion will be financed in the form of capital leases.

   We have financed our operations to date primarily through a private placement in August 1998 of preferred and common stock totaling $10.0 million, the use of capital equipment leases totaling $1.7 million and borrowings of $3.0 million from Ascend Communications. As of March 31, 1999, we had an accumulated deficit of $4.3 million, and cash and cash equivalents of $0.6 million.

   On March 18, 1999 we amended our certificate of incorporation to modify the terms of the preferred stock. In the event of an initial public offering in which we receive a market valuation in excess of $200.0 million, such as the offering made in this prospectus, the terms of the preferred stock provide that 50% of the shares of our preferred stock outstanding and all accrued dividends will be cancelled without additional payment to the holders of those shares and the remaining preferred stock will be automatically converted into 333,334 shares of our common stock.

   On March 31, 1999, we entered into a financing agreement whereby two holders of our redeemable preferred stock agreed to invest an additional $10.0 million. Under this agreement, we received the first $5.0 million on April 1, 1999 by issuing 8% convertible notes with a maturity date of December 31, 1999. We subsequently amended our financing agreement and on May 17, 1999, these holders purchased an additional $5.0 million in 8% convertible notes on the same terms. The principal of and interest on the notes will be converted into shares of our common stock upon our completion of an initial public offering with an aggregate offering price to the public of not less than $25.0 million based on a pre-money valuation of at least $200.0 million. The 8% convertible notes will be converted into an aggregate of 666,666 shares of our common stock at the public offering price.

   We estimate that we will receive approximately $103.6 million in net proceeds from this offering. We expect to use approximately $40.0 million of the net proceeds to finance capital expenditures which includes $8.6 million and $21.3 million of estimated expenditures for installation and collocation fees, respectively. We do not expect to use any proceeds to purchase DSL equipment since this equipment will be acquired through capital leases. We expect to use the remaining net proceeds to finance operating losses that we expect to incur as we expand our customer base and network and for general corporate purposes. We have no immediate plans to retire any debt with the proceeds of the offering.

   Net cash used in operating activities was $27,000 in 1996 and $2.8 million in 1998. Net cash provided by operations was $806,000 in 1997 and $136,000 for the three months ended March 31, 1999. The change in operating cash flow from 1997 to 1998 was primarily the result of operating losses attributable to the expansion of our historic business and the development of our CuNet services, but also the result of an increase in accounts receivable accompanied by a decrease in accounts payable. The net cash provided from operations during the three months ended March 31, 1999, was primarily the result of an increase in accounts payable exceeding the net loss for the period and an increase in accounts receivable. The net cash used in investing activities was $30,000 in 1996, $122,000 in 1997, $1.3 million in 1998 and $5.0 million for the three months ended March 31, 1999. The increase in 1998 and for the three months ended March 31, 1999, was primarily due to the deployment of equipment for our CuNet services. Net cash provided by financing activities was $54,000 in 1996, $9,000 in 1997 and $9.0 million in 1998, of which $8.0 million was the net result of the preferred and common stock financing and the repurchase of common stock from existing stockholders. Net cash used in financing activities was $70,000 in the three months ended March 31, 1999 resulting from principal payments on capital leases.

   Ascend has provided us with a $30.0 million capital lease facility to fund acquisitions of certain Ascend equipment, under which $1.2 million was outstanding as of March 31, 1999. Upon the completion of this offering, the capital lease facility will be increased to $95.0 million. The terms of our capital leases range from three to six years. These leases require monthly lease payments and have an implicit interest rate of 9.5%. The present value of future minimum capital lease payments as of December 31, 1998 are $461,370 for the year ending December 31, 1999 and $1,354,352 thereafter. Ascend has the right to withdraw or suspend further advances to us if our interconnection agreements with Bell Atlantic are not renewed or are terminated, or if certain executive officers terminate their employment with us without Ascend's consent. In addition, we have an arrangement with Paradyne to lease up to $4.0 million of equipment, subject to vender approval. Under the terms of the Paradyne master lease agreement, payments are due monthly for a lease period of 48 months, with a one dollar purchase option at lease expiration. The rental payments for each and every lease schedule under this master equipment lease is calculated and fixed at an interest rate of two hundred basis points above the prime interest rate as published in The Wall Street Journal on the first business day of the calendar quarter in which the lessor receives a request from the leasee to prepare a new lease schedule. As of March 31, 1999 no amounts were outstanding under the Paradyne master lease agreement.

   Ascend has also provided a $5.0 million line of credit, under which $1.0 million was outstanding as of March 31, 1999. We borrowed an additional $2.0 million under the line of credit on May 4, 1999. We can draw on the $5.0 million line of credit in $1.0 million increments up to a maximum of $5.0 million. We are required to make interest only payments at an annual rate of 8.25% on the amounts advanced for the first nine months from the date of the advance. For the next 33 months, we are required to make principal and interest payments in accordance with a 60 month amortization schedule using an interest rate of 8.25% for the first 18 months and a rate equal to the prevailing high yield bond index for the next 15 months. The remaining unpaid interest is due 42 months after the related advance. This facility is subject to the same right to withdraw and suspend further advances to us as noted above with respect to the capital lease facility.

   As of March 31, 1999, we had not entered into any financial instruments that expose us to material market risk.

   We believe that the net proceeds from this offering, our existing cash and cash equivalents, existing and anticipated equipment lease financings and future revenue generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through the end of 2000. We expect our operating losses and capital expenditures to increase substantially primarily due to our network expansion. We expect that additional financing would be required in the future if we were to expand beyond our initial target markets. We may attempt to finance such an expansion of our operations through a combination of commercial bank borrowings, leasing, vendor financing or the private or public sale of equity or debt securities. While we would probably not have sufficient capital to complete our CuNet rollout if we do not complete this offering, we would be able to continue to offer networking solutions over other forms of access.

   Our capital requirements may vary based upon the timing and success of our CuNet rollout, as a result of regulatory, technological and competitive developments or if:

  . demand for our services or cash flow from operations is more or less than expected;

  . our development plans or projections change or prove to be inaccurate;

  . we engage in any acquisitions; or

  . we accelerate deployment of our network or otherwise alter the schedule or targets of our CuNet rollout plan.

   Equity or debt financing may not be available to us on favorable terms or at all.

   We intend to market CuNet to our existing base of network integration, network management and network security customers and to market our network integration, network management, network security services to new CuNet customers. In working with our existing customer base, we have found that we can sell a customer an initial product or service, and, based on the insights gained and relationships built from the initial sale, expand the relationship to provide comprehensive solutions to the customer's networking needs, thereby improving the likelihood that we will retain these customers.

Impact of the Year 2000 Issue

   Our Year 2000 plan applies to two areas: internal business systems and compliance by external providers. We have completed our Year 2000 compliance testing for all of our internal information technology systems and our other systems and believe that our internal business systems are Year 2000 compliant. Because our systems were implemented within the last two years, we do not anticipate significant Year 2000 issues to arise with our internal business systems, although we cannot be certain about this. Therefore, there have been few Year 2000 changes required to our existing systems and applications. However, because our systems will be interconnected with those of traditional telephone companies, which operate their traditional telephone systems, and other service providers, any disruption of operations in the computer programs of these service providers would likely have an impact on our systems.

   In the provision of our DSL services, we use third party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. We have substantially completed a compliance check of our significant external providers, except for Bell Atlantic. Based on responses from these third parties other than Bell Atlantic, we believe that they will not experience Year 2000 problems that would materially adversely affect our business. However, we do not have any way to verify information that our customers and other vendors have provided. We have not been able to conduct a compliance check of Bell Atlantic nor assess its Year 2000 compliance. To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition.

   Our aggregate historical and future costs for Year 2000 analysis, planning and remediation have not been material and we do not expect them to be material in the future. However, we cannot assure you that these costs will not be greater than we currently expect. If these costs increase significantly, our business, prospects, operating results and financial condition could be adversely affected. We have not yet formulated a contingency plan to address the most reasonably likely worst case Year 2000 scenario. We expect to complete our internal review of and planning for Year 2000 issues, including our most reasonably likely worst case year 2000 contingency plans, by July 1999.

Financial Information

   The preceding discussion and analysis is based on our financial statements and the related notes and should be read in conjunction with the financial statements and the related notes included in this prospectus.

Forward-looking Statements

   This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

  . our CuNet deployment plans and strategies;

  . development and management of our business;

  . our ability to attract, retain and motivate qualified personnel;

  . our ability to attract and retain customers;

  . the extent of acceptance of our services;

  . the market opportunity and trends in the markets for our services;

  . our ability to upgrade our technologies;

  . prices of telecommunication services;

  . the nature of regulatory requirements that apply to us;

  . our ability to obtain and maintain any required governmental authorizations;

  . our future capital expenditures and needs;

  . our ability to obtain and maintain financing on commercially reasonable terms;

  . our ability to implement a Year 2000 readiness program; and

  . the extent and nature of competition.

   These statements may be found in this section, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

   We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

  . our ability to successfully market our services to current and new customers;

  . our ability to generate customer demand for our services in our target markets;

  . market pricing for our services and for competing services;

  . the extent of increasing competition;

  . our ability to acquire funds to expand our network;

  . the ability of our equipment and service suppliers to meet our needs;

  . trends in regulatory, legislative and judicial developments; and

  . our ability to manage growth of our operations.

   In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    BUSINESS

   We formed Network Access Solutions in 1995 and began selling data communications products and providing related services for corporate networks. We recognized that businesses were finding it extremely expensive and time consuming to manage and secure the complex elements of their networks. To exploit this opportunity, we began offering our customers additional services for their networks such as network integration, network management, network security and professional services.

   In 1996, we recognized the opportunity presented by the convergence of three factors:

     .the accelerating growth in the data communications requirements of businesses;

     .deregulation of the local telephone network by the 1996 Telecom Act;
  and

     .the compelling features of DSL technology.

   To exploit this opportunity, we began developing technical standards and processes for delivery of DSL-based services to our customers. Although in the short term we expect to continue to derive the majority of our revenue from product sales and consulting services, we expect that over time, network services, which includes our CuNet services, will constitute the more significant portion of our total revenue. We will continue to offer product sales and consulting services as a complement to our network services in an effort to provide a comprehensive data communications solution to our customers. For more information on each of our three business segments, please see note 11 of the notes to our financial statements included in this prospectus.

   We have designed our network to support our customers' changing needs. Our network supports newer, evolving technologies designed to transmit data, as well as voice. Unlike traditional telecommunications networks, these newer technologies transmit data in small bundles, or packets, of information from multiple users over the same lines, and are referred to as packet-based technologies. These packet-based transmission technologies generally allow for a more efficient use of a network. Our network design also supports the traditional technologies that carry most of today's telephone conversations. These traditional technologies transmit individual voice and data calls over individual lines, or channels, and are referred to as channelized technologies. Our CuNet service is compatible with both channelized and packet-based communications systems and offers businesses and their telecommuters cost effective solutions for accessing the Internet and the emerging applications of corporate networks, such as video and audio conferencing, multimedia and electronic commerce.

   We have formed city-wide, or metropolitan area, networks in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond and connect them to our leased private, high speed fiber optic network, or backbone. This network design enables us to provide our customers seamless connections to remote offices or employees in other locations, including other cities. Our network provides dedicated connections to our customers which enable them to operate as if they were using their own private network. These "virtual" private networks have the capacity, speed, reliability and level of service that our customers require. We expect to extend our network coverage to include Norfolk, Pittsburgh and Wilmington, Delaware by the end of 1999.

Industry Overview

   We believe that a substantial business opportunity exists because of the concurrence of several factors:

   Growing demand for high speed data communications and networking solutions. Businesses and other organizations are finding it extremely expensive and time-consuming to manage the complex elements of their networks. Businesses are implementing internal networks using Internet technology, or intranets, and remote local area networks to enable employees to work from remote locations and home, and to create private networks that connect corporate networks in multiple locations. Gartner Group estimates that the U.S. market for packet-based, virtual private network and Internet data services will grow from $3.4 billion in 1997 to $18.5 billion in 2002, a compounded annual growth rate of 40.3%. Business demand for Internet access, e-mail, video and audio services, Web hosting and electronic commerce is also increasing.

   This demand in turn drives the need for high speed, high capacity communications to support these applications. As businesses grow to take advantage of the extended power presented by their networks and the Internet, they will need extensive network management and security solutions designed to protect their internal data. International Data Corporation estimates that the U.S. market for network operations outsourcing services will more than double from $4.0 billion in 1997 to $9.1 billion in 2002, a compounded annual growth rate of 17.6%.

   High speed data communications have become important to businesses in part due to the dramatic increase in Internet usage. According to International Data Corporation, the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. International Data Corporation also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. To remain competitive, businesses increasingly need high speed connections to maintain complex Web sites, access critical business information and communicate more efficiently with employees, customers and business partners.

   Data communications is the fastest growing segment of the telecommunications industry. The Gartner Group forecasts data traffic to grow over five times faster than voice traffic through 2002. Furthermore, the Gartner Group projects an increase in the number of DSL lines in use from 1,500, providing $360,000 in revenue, in 1997, to over 3.1 million lines and $3.5 billion in revenue in 2002, representing a 361% compounded annual growth rate in the number of lines and a 526% compounded annual growth rate in revenue.

   Increasing network congestion. The growing use of capacity intensive applications is creating a number of challenges for the existing copper lines of the public telephone network, and for public data networks and private networks. These challenges affect the structure of the existing network and limit the ability of businesses to take full advantage of the benefits of new information technologies. Networks are becoming increasingly congested due to the rapid growth in data traffic and the imbalance in capacity between local and wide area networks. While high speed local access technologies such as DSL will be deployed to help solve the local access bottleneck, expertise and networking solutions will be needed to remedy the other bottlenecks throughout existing networks.

   The "last mile" is defined as that part of the network that runs from an end user's location to the first central office or nearest service entry point into the network. Since the break-up of AT&T, substantially all data services have been configured with a local carrier, typically a regional Bell operating company like Bell Atlantic, providing the last mile local access, and a long distance carrier like AT&T, MCI WorldCom or Sprint providing the long distance portion. While competition in the long distance market has evolved quickly and caused price reductions, the local access markets have not similarly developed. As a result, the local access market remains technologically behind the long distance market, with last mile access to major public networks like the Internet and data networks remaining either very slow or very expensive.

   Commercial availability of low cost DSL technology. The full potential of Internet and remote local area network applications cannot be realized without removing the performance bottlenecks of the local telephone networks. DSL technology removes this performance bottleneck by increasing the data carrying capacity of copper telephone lines from the 56 kilobits per second speeds available with common dial-up modems and 128 kilobits per second speeds available on integrated services digital network lines to DSL speeds of up to 7 megabits per second. Because DSL technology reuses existing copper telephone lines, DSL requires a lower initial fixed investment than that needed for existing alternative technologies, such as cable modems, fiber, wireless and satellite communications systems. Subsequent investments in DSL technology are directly related to the number of paying customers.

   Impact of the 1996 Telecom Act. The 1996 Telecom Act allows competitive telecommunications companies like us to take advantage of traditional telephone companies' existing copper telephone line networks rather than constructing a competing infrastructure at significant cost. The 1996 Telecom Act requires traditional telephone companies:

  . to allow competitive telecommunications companies to lease copper lines on a line by line basis;

  . to permit competitive telecommunications companies to collocate their equipment, including DSL equipment, in traditional telephone companies' central offices, which enables competitive telecommunications companies to access end users through existing telephone line connections; and

  . to provide competitive telecommunications companies with the operations support services necessary for competitive telecommunications companies to compete.

The 1996 Telecom Act creates an incentive for some traditional telephone companies, including Bell Atlantic, to cooperate with competitive telecommunications companies because the incumbent carriers cannot provide long distance service in the regions where they provide local exchange service until the FCC determines that the traditional telephone company has satisfied specific statutory criteria for opening its local markets to competition.

The NAS Solution

   We offer a complete package of data communications solutions to businesses through product sales, consulting services and network services. Since 1996, the principal focus of our business has been the development and implementation of high speed packet-based and channelized data communications services using a combination of DSL and other technologies. For the three months ended March 31, 1999, approximately 97.5% of our revenue resulted from product sales and consulting services, while revenue from network services, which includes our CuNet services, accounted for approximately 2.5% of our revenue. Our services are offered either by themselves or together with other services. We market our services both directly to businesses through our direct sales force and indirectly through network service providers and sales partners.

   Single Source Data Communications Solutions. We provide comprehensive data communications solutions to businesses that are increasingly outsourcing their information systems and network integration, network management and network security. Our engineers consult with our customers to design, install and integrate all aspects of their networks across local, metropolitan and wide areas. We sell the necessary data communications equipment to our customers. We provide remote online control, monitoring and management. We also develop and implement sophisticated network security solutions to protect our customers' networks and vital data, including virtual private networks, encryption and access authentication, risk assessment and audits, design consulting, security testing through attempted breaches of security and analysis of and response to breaches of securities. We maintain and manage our customers' networks and security systems 24 hours a day, seven days a week from our network operations center in Sterling, Virginia.

   High Speed, "Last Mile" Connectivity. CuNet solves the last mile challenge using DSL technology to convert standard copper telephone lines into high speed data connections. Our network is capable of delivering data at speeds ranging incrementally from 128 kilobits per second to 2 megabits per second symmetrically, where data travels at the same speed to and from the customer, and up to 7 megabits per second asymmetrically, where data travels faster to the customer than from the customer. The highest CuNet speeds allow our customers to transfer data at rates faster than standard high speed data connections, like T1 lines and Frame Relay circuits. We provide packet-based connections like other DSL providers. Because many of today's existing networks use channelized technology, we also provide channelized connections, which we believe no other major DSL provider currently offers. Thus, CuNet addresses both older channelized data network requirements, like traditional voice telephone networks, and the packet-based communications better suited for newer, more efficient technologies such as asynchronous transfer mode, Frame Relay and Internet Protocol, the set of standards that enable Internet communications. Asynchronous transfer mode and Frame Relay are different communications technologies, but both transmit data at high speed and can accommodate multiple types of media, including voice, video and data.

   Adaptable Network Design. The design of our network supports today's bandwidth-intensive business requirements, such as corporate networks, virtual private networks, office-to-office connectivity, telecommuting solutions, collaborative computing of users in different areas, Internet/intranet access, traditional voice, video conferencing and multimedia, e-mail, video and audio transmission, web hosting and electronic commerce. We have designed our network so that we can individually configure a customer's features and speeds from our network operations center, eliminating the need for customers to upgrade their hardware or for us to visit their premises in order to enhance or upgrade services.

   Metropolitan Area Network Solutions. We recognize that businesses with city-wide locations, as well as remote users who telecommute, need to communicate and share confidential information. We have constructed data communications networks that cover an entire city-wide, or metropolitan area. These metropolitan area networks provide high capacity, secure, direct connections between these remote locations and provide cost effective private network solutions to our customers with the capacity, speed, reliability and level of service that they require.

   Wide Area Network Solutions. We recognize that many organizations have offices and employees in multiple cities. By linking our metropolitan area networks, we have constructed a data communications network that covers an entire region-wide, or wide area network. This wide area network provides high capacity, secure and reliable connections between geographically dispersed locations. Because our wide area network customers, like our metropolitan area network customers, are served end-to-end on our CuNet infrastructure, we are able to deliver a wide area, private network to our customers with the capacity, speed, reliability and level of service that they require. For example, our wide area network enables our network service provider customers to expand their geographic reach into areas where they lack a physical point of presence through virtual points of presence, or VPOPs.

The NAS Strategy

   Our goal is to become the premier provider of data communications and networking solutions in the markets in which we focus. We plan to:

  . Rapidly provide depth of coverage in our markets. Because DSL is a localized technology tied to the proximity of end users to central offices, we must collocate our equipment in many central offices in order to provide depth of coverage. Thus, we are pursuing a strategy of providing services in a substantial majority of the central offices in each target market that we enter. Our initial focus on the Bell Atlantic region will enable us to deploy our network with speed and depth. When deployed, we believe our pervasive coverage of these markets will enable us to better serve our end user business customers and network service providers which are increasingly seeking a single service provider in multiple metropolitan areas. Our depth of service will enable us to provide our customers with a total business solution by providing them with access for substantially all of their end users within our target markets. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions. As part of this strategy, we have recently entered into an interconnection agreement with Bell South, which requires state regulatory approval before it becomes effective.

  . Capitalize on core competency in direct sales and engineering support to businesses. Through our direct sales force, we have been marketing, selling and supporting comprehensive data communications solutions to businesses since early 1995 and have provided data communications solutions to over 475 customers. Our experienced direct sales force has been supported by engineers who are trained, certified experts in all our vendor-partners' products and technologies, including Ascend, Paradyne, Lucent Technologies, Inc. and Cisco. We intend to market CuNet to our existing base of network integration, network management and network security customers and to market our network integration, network management, network security services to new CuNet customers. In working with our existing customer base, we have found that we can sell a customer an initial product or service, and, based on the insights gained and relationships built from the initial sale, expand the relationship to provide comprehensive solutions to the customer's networking needs, thereby improving the likelihood that we will retain these customers.

  . Quickly provision reliable services by building relationships with service providers. We have worked with our principal service providers, including Bell Atlantic, Level 3 Communications and MCI WorldCom for more than a year. Because of these relationships, we believe we can manage these service providers to deliver the highest quality network to our customers in the shortest possible time. In February 1997, we began a joint operational relationship with Bell Atlantic and have developed technical standards specifying the provisioning and telephone line qualities necessary to deliver dependable, high quality DSL circuits within the Bell Atlantic region. We believe we have gained a competitive advantage through our relationships with Bell Atlantic, the dominant traditional telephone company in our initial target markets, and our other service providers. We believe these relationships will enable us to continue to enhance and maintain our network and provide high quality solutions on a timely basis.

  . Provide superior customer care. We emphasize a one-stop total service solution for our customers by developing a complete project implementation plan for each installation and for the on-going maintenance of their service. This is to ensure that each customer receives the service for which they have contracted according to our service level commitments. We manage all aspects of our customers' connections to our network, including the design and installation of the end-user's connection, equipment configuration and network monitoring on a 24 hour a day, seven day a week basis. By providing our customers regular reports on the performance of their services, we are able to demonstrate to our customers our performance relative to our commitments and how customers may benefit by acquiring additional networking services from us.

  . Deliver our products and services through different types of marketing. We market our products and services directly and indirectly to small, medium and large business customers using different types of sales partners. CuNet's adaptability enables us to deploy services for all market segments, including end users and wholesale customers. We will continue to take advantage of our existing customer base through our direct sales force, which we expect to grow to more than 140 people by the end of 1999. We also sell our services indirectly through our sales partners, including Internet service providers, long distance and local carriers and other networking services companies. We have recently teamed with Net2000 Communications to be their provider of channelized services in the Bell Atlantic region providing our CuNet services for the integrated delivery of Net2000's voice and data products to their customers. We have also a strategic relationship with DSL Networks as a provider of our packet-based services in the Bell Atlantic region.

  . Enhance and expand our network to meet the broadest array of business requirements. Our network design and technology is designed to provide our customers with adaptable networking solutions that take advantage of many technologies. Our network supports a broad array of business requirements, such as corporate networks, virtual private networks, office-to-office connectivity, telecommuting solutions, collaborative computing of users in different areas, Internet/intranet access, video conferencing and multimedia, e-mail, video and audio transmission, Web hosting and electronic commerce. Our network provides a solution that can be adapted to meet the needs of our customers and integrate technological innovations as they are developed.

  . Capitalize on economics of DSL. DSL technology requires a lower initial fixed investment than that needed for existing alternative technologies because DSL uses existing copper telephone lines. Thus, we are able to offer businesses services comparable to traditional wide area networking technologies, like high speed T1 lines and Frame Relay circuits, at approximately 30% to 70% of the cost of such services. Our subsequent investments in DSL technology are directly related to the number of paying customers, making a significant portion of our capital expenditures success-based. We estimate that approximately two-thirds of our cumulative capital expenditures over the next five years will be for DSL equipment that is directly related to our end user subscription rate.

Product and Service Offerings

   We offer our customers network services in our target markets. Network services include network management services, which we have branded ROC, for remote online control, SOC, for secure online control, and CuNet. We offer our customers consulting services, which include network security services and other professional services. We also sell data communications products that we use in our network services and consulting services. Historically, almost all of our revenue has been derived from product sales and consulting services.
For the three months ended March 31, 1999, approximately 97.5% of our revenue resulted from product sales and consulting services, while revenue from network services, which includes our CuNet services, accounted for approximately 2.5% of our revenue. Although in the short term we expect to continue to derive the majority of our revenue from product sales and consulting services, we expect that over time our network services, which includes our CuNet services, will constitute the more significant portion of our total revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Network Services

   Network Management Services. We provide our customers the opportunity to outsource network management services that are difficult or costly for them to manage internally. For example, we provide a single point of contact for vendor management/coordination, including vendors for equipment on the customers' premises, long distance carriers and traditional telephone companies, a help desk for network administrators, monitoring and coordinated maintenance of network services, analysis of network performance and capacity planning and network monitoring.

   We provide a wide variety of network management solutions customizable to any requirement in order to meet our customers' unique management requirements arising from their network configuration. We believe our strategy of providing these services will allow us to address a larger market opportunity than that represented by CuNet alone.

   ROC Services. We offer remote online control, or ROC, services to meet our customers' outsourced network requirements. From our network operations center in Sterling, Virginia, we continuously monitor the integrity of our customers' metropolitan and wide area networks, evaluate their network utilization, implement problem resolution systems, provide network health and status monitoring and other customized management offerings. We proactively monitor the performance of our customers' network devices and perform trouble resolution to address network problems, often before our customer's end users become aware of them.

   SOC Services. We offer secure online control, or SOC, services to meet our customers' outsourced network security requirements. We provide proactive network monitoring, intrusion detection and management of these network security solutions on a 24 hour a day, seven day a week basis. We provide a variety of security solutions including barriers, or firewalls, between internal corporate networks and external networks like the Internet, virtual private network service, encryption and access authentication solutions for customers looking for the highest level of security on any network on which data is transported.

   CuNet. In January 1999, we began commercially offering our CuNet services. CuNet uses DSL technology to provide high speed continuously connected packet-based and channelized communications services. CuNet connects business users to our metropolitan area networks and wide area network using ATM, Frame Relay and DSL technologies over traditional copper telephone lines. CuNet customers are able to connect to our regional network either within a city or between our cities, to obtain high capacity, secure and reliable connections between geographically dispersed locations. Because our customers are served end-to-end on our CuNet network, we are able to deliver a true wide area, virtual private network with the capacity, speed, reliability and level of service that they require.

   The chart below shows the service, speed, retail price (which includes equipment installed at the customer's location), range and performance of our CuNet services, as of April 30, 1999:

                                               Retail List Range from
               Speed to  Speed    Retail List     Price     Central
                 End    From End   Price for   for Monthly   Office
   Service     user(2)  user(2)  Activation(1) Service(1)    (feet)             Market/Usage
-------------------------------------------------------------------------------------------------------

Symmetrical
CuNet 128      128 Kbps 128 Kbps     $270         $129       18,000    Integrated services digital
                                                                       network replacement for
                                                                       telecommuters.
CuNet 256      256 Kbps 256 Kbps     $270         $146       18,000    Small businesses with standard
                                                                       e-mail and web usage.
CuNet 384      384 Kbps 384 Kbps     $270         $162       18,000    Higher bandwidth solution for
                                                                       small to medium sized businesses
                                                                       running moderately-visited web
                                                                       sites.
CuNet 512      512 Kbps 512 Kbps     $270         $185       18,000    Allows small and medium
                                                                       businesses to meet most network
                                                                       video and Internet needs.
CuNet 768      768 Kbps 768 Kbps     $270         $217       18,000    Supports high bandwidth
                                                                       intensive applications such as
                                                                       electronic commerce, video
                                                                       conferencing, Frame Relay and
                                                                       voice over Frame Relay.
CuNet 1.0      1.0 Mbps 1.0 Mbps     $270         $239       18,000    Close to full T1 for medium to
                                                                       large sized businesses.
CuNet 1.5      1.5 Mbps 1.5 Mbps     $270         $294       18,000    Standard for large organizations
                                                                       that require high capacity
                                                                       connections. Applications
                                                                       include the ability to integrate
                                                                       voice, data and Internet
                                                                       services over a single
                                                                       connection.
CuNet 2.0      2.0 Mbps 2.0 Mbps     $270         $348       18,000    Full motion video and multimedia
                                                                       applications for large
                                                                       businesses.

Asymmetrical:
CuNet 1.5      1.5 Mbps 384 Kbps     $270         $239       18,000    High speed web access, e-mail
                                                                       and file distribution.
CuNet 4.0      4.0 Mbps 1.0 Mbps     $270         $429       18,000    Very high speed web access, e-
                                                                       mail and file distribution.
CuNet 7.0      7.0 Mbps 2.0 Mbps     $270         $729       18,000    Bandwidth and capacity
                                                                       sufficient to meet most
                                                                       asymmetrical data communication
                                                                       requirements.

---------------------
(1) Wholesale and volume discount prices are available for network service providers.
(2) "Kbps" means kilobits per second. "Mbps" means megabits per second.

  CuNet Frame. CuNet Frame provides access to a seamless local and long distance network using asynchronous transfer mode and DSL technologies to deliver a flexible suite of Frame Relay services. The benefit to CuNet Frame customers is the low cost and simplicity of use when contrasted against traditional telephone company or long distance carrier Frame Relay services.

   VPOP. Our virtual point of presence service provides network service providers access to our entire CuNet network. With VPOP, a network service provider can offer services throughout the entire CuNet network without additional investment in network communications infrastructure. This service offers wholesale customers the opportunity to sell DSL circuits in cities outside of the local serving area in which they physically connect to the CuNet network. Wholesale and volume discount prices are available for network service providers.


 Consulting Services.

   Our consulting services include network security and professional services. We provide customers with network security services including:

  . Risk assessments and audits. We work in conjunction with a customer's engineering staff to determine if a network's critical components work together, provide for overlapping network protection features and adequate firewall security at the perimeter of a network. We also determine whether an optimal defensive strategy exists and if it is adhered to. We assess the effectiveness of a customer's reporting and response mechanisms and determine vulnerabilities and other critical issues.

  . Network security architecture consulting. We provide expertise in designing, implementing, modifying and protecting data networks of all sizes.

  . Controlled penetrations. We will conduct organized attacks with original software tools and techniques designed to expose information security breaches. These controlled penetrations are tailored to customer requirements. Following a penetration, our engineers will interpret the outcome and present results to both senior executives and lead engineers. We also take steps to ensure that knowledge gained from a controlled penetration is not lost during subsequent implementation and maintenance phases.

  . Incident forensics and response. Our engineers have rigorous training in investigating, analyzing and responding to security breaches after they occur and are well versed in the rules of evidence necessary to present their findings in judicial proceedings on behalf of our customers.

   We provide professional consulting and network integration services to complement our CuNet, ROC, SOC and network security services. We provide network design, network evaluation, project and program management, staging, installation, maintenance and warranty services.

 Product Sales.

   Since 1995, we have sold data communications products as part of our overall data communications solutions. We sell the network components and security components that our customers require in order to build, maintain and secure their networks. We provide equipment manufactured by Ascend, Cisco, Paradyne, Checkpoint, Lucent, Nortel, Cabletron, Red Creek and Tut Systems. We do not manufacture any of this equipment ourselves. Our engineers select the right manufacturer's product solution for our customer's requirements and then help install and configure the equipment in our customers' networks. The products we sell enable us to provide our customers with consulting services and network services. While product sales have accounted for the majority of our historical revenue, we believe that our product sales are ancillary to our network services and consulting services.

Customers

   We have over 400 customers, including over 45 CuNet customers. We generally sell our customers the products that we use in connection with our consulting services. AT&T and Zeneca

Pharmaceuticals, a division of Zeneca, Inc., accounted for 50.4% and 8.0%, respectively, of our revenue in 1998, almost all of which arose from product sales and consulting services. For the three months ended March 31, 1999, AT&T and Zeneca accounted for 55.5% and 10.0% of our revenue, respectively. We have no long-term contracts with either of these customers, and the loss of either of these product sales and consulting services customers would have a material adverse effect on our business. At the end of 1998, AT&T accounted for 47% of our accounts receivable.

   Some of our network services customers include the following:

   American International
    Group, Inc.                 Lucent Technologies Inc.
   Ascend Communications, Inc.  Manugistics Group, Inc.
   AT&T Corp.                   National Rural Telecommunications Cooperative
   Conectiv, Inc.               Sallie Mae
   ICI Americas                 University of Virginia
   Lehigh Portland Cement
    Company                     SEI Investments Company
   Lockheed Martin Corporation  Zeneca Pharmaceuticals

Sales and Marketing

   We market our full complement of products and services directly and indirectly to small, medium and large business customers using different sales channels. We take advantage of our existing customer base through our direct sales force. We also sell our services indirectly through our sales partners, including Internet service providers, long distance and local carriers and other networking services companies.

   Direct Sales. We market our full complement of products and services, including our network services, consulting services and product sales, through a direct sales force of 35 people which we expect to grow to over 140 people by the end of 1999. Our direct sales force is supported by sales engineers who also seek to sell our consulting services and network services. Our sales representatives focus on selling CuNet connectivity to small and medium businesses while our account executives focus on selling CuNet connectivity and consulting services and network services to medium and large businesses. We target enterprises that have at least one of the following requirements:
Internet connectivity, remote local area network access, traditional voice and data applications and metropolitan or wide area network Frame Relay. We also generate lead referrals for our direct sales forces through telemarketing efforts. Our sales force seeks to deal directly with the chief information officer or telecommunications manager responsible for access in the target account. Our sales force is located in each of our target markets. We intend to increase the size of our sales and technical support force to sell and support these services as we expand our business. We also seek to coordinate our direct sales and marketing efforts with our vendor partners, including Ascend, Paradyne and Cisco. Our direct sales process generally ranges from 30 to 60 days for small and medium businesses, which generally require simple connectivity and networking solutions. Larger businesses with more complex networking requirements often require customized solutions. The large business sales process may take up to six months and may involve:

  . A significant technical evaluation;

  . An initial trial roll-out of our services; and

  . A commitment of capital and other resources by the customer.

   Indirect Sales. We sell our full complement of products and services, including our network services, consulting services and product sales, through network service providers, including Internet service providers, long distance and local carriers and other networking services companies. These providers combine one or more of our services with their own Internet, Frame Relay and voice services and resell those bundled services to their existing and new customers. We address these markets through sales and marketing personnel dedicated to this channel. We intend to augment our CuNet sales through partnerships with other service providers which offer complementary services and can offer CuNet as part of a complete business solution. For example, we have recently entered into an agreement with an Internet service provider to provide for the purchase, marketing and resale of our network security services, primarily to the Internet service provider's small business and enterprise customers. We also leverage our equipment vendors' partnerships as sources for sales opportunities by offering joint technology seminars, implementing marketing campaigns and sharing cross-selling opportunities.

Key Strategic and Commercial Relationships

   We have entered into, are continuing to explore, and expect to enter into, additional strategic and commercial relationships. We believe that these relationships are valuable because they provide additional marketing and distribution, network resources, technology and geographic expansion opportunities. In some cases, these relationships involve capital investment, product development or targeted numbers of new lines or customers. Our strategic and commercial relationships include Ascend, Paradyne, Net2000 Communications and DSL Networks.

 Product Sales.

   Ascend. Since 1995, we have sold data communications products and equipment made by Ascend. Ascend has provided us with a capital lease facility and a credit facility for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, we are continuing to explore opportunities to participate in product development and the distribution of products and services for their network of sales partners.

   Paradyne. Since 1995, we have sold data communications products and equipment made by Paradyne. In addition, we are continuing to explore opportunities to participate in product development and the distribution of products and services for their network of sales partners.

 Consulting Services.

   We have no material strategic or commercial relationships with respect to our consulting services.

 Network Services.

   Net2000 Communications. In May 1999, we entered into a master service agreement with Net2000 Communications, a competitive telecommunications company within the Bell Atlantic region, to provide Net2000 customers with CuNet services. We are continuing to explore integration of our sales and marketing efforts in an effort to bring a bundled voice and data product to our mutual customers.

   DSL Networks. In May 1999, we entered into an agreement with DSL Networks. Under the agreement, DSL Networks will provide us with the first right to supply DSL circuits sold by DSL Networks in the Bell Atlantic region. Our first right to supply means that when DSL Networks is providing DSL services in the Bell Atlantic region, we will have the first opportunity to provide the circuit to DSL Networks. This agreement has a term of three years.

Customer Service

   Network service providers and communications managers at businesses typically have to assemble their digital communications networks using multiple vendors. This leads to additional work and cost as well as complex coordination issues. We work with each customer to develop a project implementation plan. This plan includes qualifying the customer for our service offerings, placing orders for connection facilities, coordinating the delivery of the connection, turn up and final installation. We emphasize a one-stop total service solution for our customers. We provide our service according to a predetermined service level commitment with each customer. Our comprehensive solution includes:

  . Customer Line Installation. We work with each customer to establish all connection and configuration requirements to connect the customer's main location to our network. We order the copper telephone line for our customer, manage the installation process, test the copper telephone line once installed, assist the customer in configuring the equipment that terminates the copper telephone line, and monitor the copper telephone line from our network operations center.

  . End User Line Installation. We order all end user connections from the traditional telephone companies according to pre-determined technical line specifications. We manage the traditional telephone companies' performance, test the installed line, and monitor the end user line from our network operations center.

  . End User Premises Wiring and Modem Configuration. We use both our own and contracted installation crews to install any required inside wiring at each end user site. We rely on contracted crews to meet customers' demands at peak times. Our installation crews configure and install end user equipment with information specific to each customer.

  . Network Monitoring. We monitor our network from our network operations center on a continuous end-to-end basis, which often enables us to correct potential network problems before service to a customer or end user is affected. We also provide direct monitoring access of end users to our network service providers and enterprise customers.

  . Customer Reporting. We communicate regularly with our customers about the status of their service. We provide web-based tools to allow individual network service providers and communications managers to monitor their end users directly, to place orders for new end users, to enter work orders on end user lines and to communicate with us on an ongoing basis.

  . Customer Service and Technical Support. We provide service and technical support 24 hours a day, seven days a week to all our customers. The network service provider and communications managers serve as the initial contact for end users and we provide the second level of support. We have developed and will continue to expand a database containing the questions we have addressed and the answers we have provided in response to past network issues. In this way, we are able to better respond to future customer questions.

  . Operating Support Systems. We have designed an integrated group of customized applications around our current and planned business processes. By customizing and integrating products from vendors such as Daleen Technologies, Inc. for billing, Eftia OSS Solutions Inc. for operating support systems and Hewlett-Packard Company for network management, we have designed a system that will facilitate rapid service responsiveness and reduce the cost of customer support. Our "NAS Total System Solution" seamlessly integrates all of our business functions, including sales, ordering, provisioning, customer support, maintenance and repair, billing, accounting and decision support, ensuring that every function has accurate, up-to-date information and the tools necessary to efficiently complete their work.

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Network Structure and Technology

   Overview. We lease and operate a series of metropolitan area networks connected by our private high speed fiber optic backbone. Our network employs a structure designed to deliver superior end-to-end capabilities, high speed "last mile" connections and intelligent data traffic management. Our technologically advanced network design has positioned us to deliver the high level of data communications services, including Internet access, virtual private networks, video conferencing and a broad array of multimedia services, increasingly demanded by businesses. We have planned for growth by ensuring that our network is scalable, intelligent and secure.

  . Scalable. Our adaptable, hierarchical network structure allows us to provide both channelized and packet-based services reliably and incrementally, which enables us to match investment with demand. As new CuNet end users are added to our network, capacity is automatically added so that the same reliable performance is achieved for all users as our network grows.

  . Intelligent. From our network operations center, we are able to constantly monitor our network, the network service providers' networks and our customers' connections, as well as perform network diagnostics and equipment surveillance, and initialize our end users' connections. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly, often without our end users becoming aware of the repairs. This capability also allows us to control costs associated with on-site network configuration and repair.

  . Secure. With dedicated, direct access to our private network, our end users and businesses experience fewer network security risks than users of common dial-up modems, integrated services digital network lines or dedicated access to the Internet because there is less risk of unauthorized access. Our network is designed to provide enhanced security to ensure secure availability of all internal applications and information for all end users, whether they are within the corporate headquarters or telecommuting from remote locations. Our network structure connects end users at fixed locations to a single business, which reduces the possibility of unauthorized access and allows our customers to safely perform all of their required tasks.

   Components. Our components are integrated into networks across local, metropolitan and wide areas that combine speed and balanced capacity in a manner designed to deliver a high performance networking experience for our customers.

  . Customer Endpoint. We currently offer channelized and packet-based DSL connections in our network. We offer to provide the customer with a DSL modem as part of our complete service offering, the cost of which is included in the list price of the service. We configure and install these modems with the end user's computer and network equipment along with any required on site wiring needed to connect the modem and the telephone line. Under FCC policies, a customer also is free to obtain compatible modems from sources other than us.

  . Copper Telephone Lines. We lease copper telephone lines, known as unbundled network elements, which run from our network access points in central offices to the customer endpoint under terms specified in telecommunications regulations and our interconnection agreements. We have worked closely with Bell Atlantic to define specifications that ensure the quality of the copper telephone lines we receive, thereby ensuring the transmission speed of end user connections.


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

  . Central Office Collocation Spaces. Through FCC and state telecommunications regulatory policies as well as our interconnection agreements with Bell Atlantic, we secure collocation space in central offices from which we desire to offer CuNet. These collocation spaces are designed to offer the same high reliability and availability standards as Bell Atlantic's other central office space. At present, our collocation spaces are either physical, virtual or SCOPE, which is secured collocation in an open physical environment. With physical collocation, we install and maintain our equipment in Bell Atlantic's central offices and have complete access to the space. With SCOPE collocation, we install and maintain our equipment in Bell Atlantic's central offices, but our access to the space is non-exclusive. With virtual collocation, Bell Atlantic installs and maintains the equipment on our behalf, but we have no access to the space.

  . Metropolitan Area Backbone. Our metropolitan area backbone is a fiber optic network that connects our network access points in central offices to our node sites and our node sites to our customer locations. To date, we have leased fiber optic circuits capable of speeds of up to 45 megabits per second from Bell Atlantic, MCI WorldCom and Level 3 Communications for metropolitan area backbone services, but we continue to review alternative providers in an effort to reduce costs. We do not have long term lease agreements for these fiber optic circuits. We have in the past experienced supply problems with some of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. If these circuits are not available, we will need to seek alternative sources for the fiber optics to connect our DSL equipment in different central offices, which could delay our network rollout.

  . Node Sites. A node site is a physical location where we connect all of our central offices within a particular metropolitan area network to businesses and network service providers. The node site houses our equipment to switch and interconnect customer traffic from central offices within a region or across our entire network. Our node sites are housed in a secured facility in each metropolitan area. We currently have a node site in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. We expect to establish node sites in Pittsburgh, Norfolk and Wilmington, Delaware by the end of 1999.

  . Wide Area Backbone. Our wide area backbone is a fiber optic network that interconnects our node sites in various metropolitan areas. To date, we have leased fiber optic circuits capable of speeds of up to 155 megabits per second from Level 3 Communications, MCI WorldCom and Virginia Electric and Power Company. We do not have long term lease agreements for these fiber optic circuits. We intend to upgrade our wide area backbone to higher capacities as necessary to deliver the quality of service that our customers demand. We continue to evaluate alternative providers of capacity in order to reduce costs. We have in the past experienced supply problems with some of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. If these circuits are not available, we will need to seek alternative sources for the fiber optics to connect our node sites in different cities, which could delay our network rollout.

  . Network Operations Center. We manage our network from our network operations center located in our corporate headquarters in Sterling, Virginia. We provide end-to-end network management to our customers using advanced network management tools on a 24 hour a day, seven day a week basis. This enhances our ability to address performance or connectivity issues before they affect the end user experience. From our network operations center, we can monitor our network, including the equipment and circuits in our metropolitan area networks and central offices, and our customers' networks, including individual end user lines and DSL modems. See "--Network Services."

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

   CuNet Rollout. We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond and have collocated our equipment in 51 central offices. We intend to build networks and offer services in Pittsburgh, Norfolk and Wilmington, Delaware by the end of September 1999. We plan to offer services in these nine target markets through the 360 central offices in which we expect to collocate our equipment by the end of 1999. To the extent opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions. As part of this strategy, we have recently entered into an interconnection agreement with Bell South, which requires state regulatory approval before it becomes effective.

   Research and Development. We are also pursuing a program of ongoing network development. Our engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to facilitate the development of network applications by third parties that will increase the use of our network. Currently, Ascend provides the packet-based DSL modem and other equipment used in CuNet and Paradyne provides the channelized DSL modem and equipment used in CuNet. Other major DSL providers could enter into exclusive arrangements with our equipment providers that may materially and adversely affect the availability and pricing of the equipment.

Competition

   In each of our businesses, we face competition from many companies with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. Some of the competitive factors we face in each of our business segments include:

   . reliability of service;

   . diversity of product and service offerings;
   . breadth of network coverage;
   . price/performance;
   . network security;
   . ease of access and use;
   . service bundling;
   . sales relationships;
   . customer support;
   . strategic relationships; and
   . operating experience.

   We believe that each potential customer presents a unique opportunity for competition and presents competitive challenges specific to that customer. The significance of the different competitive factors we face will vary with each customer depending on the needs of the particular customer and the particular competitor we face. For example, if we are competing for a customer against another provider of product sales and consulting services, we expect to compare favorably as to diversity of product and service offerings and operating experience, but perhaps less favorably as to brand recognition and financial resources. If we are competing for a customer against a traditional telephone company, we expect to compare favorably as to client support, transmission speed and price/performance, but perhaps less favorably as to brand recognition, access to capital and operating experience. If we are competing for a customer against another provider of DSL, we expect to compare favorably as to diversity of service offerings, sales relationships and operating experience,

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


but perhaps less favorably as to the geographic breadth of network coverage. We expect to improve our competitive position relative to other DSL providers by expanding the geographic breadth of our network through opportunistic growth of our network and, in part, through strategic alliances. We believe that our most direct competition for product sales and consulting services will come from Bell Atlantic's network integration services division and from other providers of network integration services like Tech Data. Historically, these companies have been our principal competitors.

   By focusing our business on high speed data communications, we anticipate encountering a different set of competitors. We believe that our most direct competition for high speed data communications services will come from Bell Atlantic and other traditional telephone companies operating in our target markets and other major DSL providers. However, we also anticipate competition from service providers using other technologies.

   Bell Atlantic and Other Traditional Telephone Companies. Bell Atlantic and the other traditional telephone companies present in our target markets are conducting technical and/or market trials or have commenced commercial deployment of DSL-based services. We recognize that each traditional telephone company has the potential to quickly overcome many of the obstacles that we believe have delayed widespread deployment of DSL services by traditional telephone companies in the past. The traditional telephone companies currently represent and will in the future increasingly represent strong competition in all of our target markets. The traditional telephone companies have an established brand name, a large number of existing customers and a reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. In the absence of strong oversight by the FCC and state telecommunications regulators, traditional telephone companies also have an economic incentive to benefit their own DSL retail operations by providing themselves with the copper telephone lines, collocation, support services and other essential DSL service inputs on more favorable terms than they provide these facilities and services to their DSL competitors, like us. These factors give the traditional telephone companies a potential competitive advantage compared with us. Accordingly, we may be unable to compete successfully against Bell Atlantic or the other traditional telephone companies, and any failure to do so would materially and adversely affect our business, operating results and financial condition.

   Other Major DSL Providers. Other competitive telecommunications companies plan to offer or have begun offering DSL-based access services in our targeted markets, and others are likely to do so in the future. Competitive telecommunications companies that provide DSL service include Covad Communications, Rhythms NetConnections and NorthPoint Communications.

   Other Service Providers. Many of our competitors are offering, or may soon offer, technologies and services that will compete with some or all of our high speed DSL offerings. These technologies include T1, integrated services digital network, satellite, cable modems and analog modems and could be provided by the following:

  . Cable Modem Service Providers. Cable modem service providers, like
    MediaOne Group, Inc., At Home, through its @Home service offering, and their cable partners, are offering or preparing to offer high speed Internet access over fiber and cable networks to consumers. At Home, through its @Work service offering, has positioned itself to do the same for businesses. Where deployed, these networks provide local access services, in some cases at higher speeds than our CuNet. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

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

  . Traditional Long Distance Carriers. Many of the leading traditional long distance carriers, like AT&T, Sprint and MCI WorldCom, are expanding their capabilities to support high speed, end-to-end networking services. Increasingly, their services include high speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. We expect them to offer combined data, voice and video services over these networks. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and, as a result, represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high speed data and voice communications to large companies. They could deploy DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the traditional telephone companies and have secured collocation spaces from which they could begin to offer competitive DSL services.

  . New Long Distance Carriers. New long distance carriers, such as Williams,
    Qwest Communications and Level 3 Communications, are building and managing high bandwidth, nationwide packet-based technology networks for the wide area network. These same providers are acquiring or partnering with Internet service providers to offer services directly to business customers. These companies could extend their existing networks to include fiber optic networks within metropolitan areas and high speed services using DSL technology, either alone, or in partnership with others.

  . Internet Service Providers. Internet service providers provide Internet access to business and residential customers. These companies generally provide Internet access over the traditional telephone company's networks at integrated services digital network speeds or below. Some Internet service providers have begun offering DSL-based access using DSL services offered by the traditional telephone company or other DSL-based competitive telecommunications companies. Some Internet service providers such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet and Verio Inc. have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive telecommunications companies.

  . Wireless and Satellite Data Service Providers. Several new companies are emerging as wireless and satellite-based data service providers over a variety of frequency bands. Companies such as Teligent, Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing. We also may face competition from satellite-based systems such as Motorola Satellite Systems, Inc., Hughes Space Communications, Iridium World Communications, Ltd., Globalstar and others which are planning or are in the process of building global satellite networks which can be used to provide broadband voice and data services.

Relationship with Bell Atlantic

   Our relationship with Bell Atlantic is critical to our business. We depend on Bell Atlantic for collocation facilities, copper telephone lines, support services and some of the fiber optic transport that we use for CuNet. Our interconnection agreements with Bell Atlantic govern much of this critical relationship. We have signed interconnection agreements with Bell Atlantic in each of the states covering our initial target markets. These agreements cover a number of aspects including:

  .  the price and terms to lease access to Bell Atlantic's copper lines;

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

  . the special conditioning Bell Atlantic provides to enable the transmission of DSL signals on these lines;

  . the price and terms for collocation of our equipment in Bell Atlantic's central offices;

  .  the price and terms to access Bell Atlantic's transport facilities;

  . the terms to access conduits and other rights of way Bell Atlantic has constructed for its own network facilities;

  . the operational support systems and interfaces that we use to place orders and trouble reports and monitor Bell Atlantic's response to our requests;

  . the dispute resolution process we and Bell Atlantic use to resolve disagreements on the terms of the interconnection agreement; and

  . the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with Bell Atlantic.

   Our interconnection agreements have an initial term that expires in March 2000, in the case of Baltimore, Philadelphia, Pittsburgh, Norfolk, Richmond, Wilmington, Delaware and Washington, D.C., and January 2001 in the case of Boston and New York. Thereafter, the agreements will continue until terminated by either party upon ninety days prior notice. If an agreement is terminated, our service arrangements will continue without interruption under:

  .  terms of a new agreement;

  .  terms imposed by a state commission;

  . tariff terms generally applicable to competitive carriers and other carriers; or

  . if none of these are available, on a month-to-month basis under the terms of the initial agreement.

Thus, we may be required to renegotiate our agreements in the future. Although we expect to renew our interconnection agreements, there can be no assurance that we can extend or renegotiate agreements on favorable terms.

   Additionally, the FCC, state telecommunications regulators and the courts have authority to interpret our interconnection agreements and to resolve disputes in the event of a disagreement between us and Bell Atlantic. There can be no assurance that these bodies will not interpret the terms or prices of our interconnection agreements in ways that could adversely affect our business, operating results and financial condition.

   If we expand into adjacent regions which are served by traditional telephone companies other than Bell Atlantic, we will need to enter into interconnection agreements with those incumbent carriers. We have recently entered into an interconnection agreement with Bell South. However, that agreement will become effective only after it is approved by the state regulatory agencies where Bell South operates as the traditional telephone company. While we anticipate such approval in the summer of 1999, we cannot assure you that it will be approved then, or ever.

Government Regulation

   The following summary of regulatory developments and legislation describes material telecommunications regulations and legislation directly affecting our industry.


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

   The facilities and services that we obtain from Bell Atlantic in order to provide CuNet are regulated extensively by the FCC and state telecommunications regulatory agencies. To a lesser extent, the FCC and state telecommunications regulators exercise direct regulatory control over the terms under which we provide CuNet to the public. Municipalities also regulate limited aspects of our telecommunications business by imposing zoning requirements, permit or right-of-way procedures or fees, among other regulations. The FCC and state regulatory agencies generally have the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable laws, or rules, regulations or policies. Fines or other penalties also may be imposed for such violations. We cannot assure you that regulators or third parties would not raise issues regarding our compliance or non-compliance with applicable laws and regulations. We believe that we operate our business in compliance with applicable laws and regulations of the various jurisdictions in which we operate and that we possess the approvals necessary to conduct our current operations.

   Federal Regulation. The 1996 Telecom Act substantially departs from prior legislation in the telecommunications industry by establishing competition as a national policy in all telecommunications markets. This Act removes many state regulatory barriers to competition in telecommunications markets dominated by incumbent carriers and preempts, after notice and an opportunity to comment, laws restricting competition in those markets. Among other things, the Act also greatly expands the interconnection requirements applicable to traditional telephone companies. It requires the traditional telephone companies to:

  . provide collocation, which allows competitive telecommunications companies to install and maintain their own network termination equipment in traditional telephone company central offices;

  . unbundle and provide access to components of their service networks to other providers of telecommunications services;

  . establish "wholesale" rates for the services they offer at retail to promote resale by competitive telecommunications companies; and

  . provide nondiscriminatory access to telephone poles, ducts, conduits and rights of way.

   Traditional telephone companies are required by the 1996 Telecom Act to negotiate an interconnection agreement in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the state telecommunications regulatory agency.

   The FCC and state telecommunications regulators also are instructed by the 1996 Telecom Act to perform certain duties to implement the regulatory policy changes prescribed by the 1996 Telecom Act. The outcome of various ongoing proceedings to carry out these responsibilities, or judicial appeals of these proceedings, could materially affect our business, operating results and financial condition.

   In October 1996, the United States Court of Appeals for the Eighth Circuit overruled some of the rules initially adopted by the FCC to implement the 1996 Telecom Act, including rules:

  . providing the detailed standard that state telecommunication regulators must use in prescribing the price that traditional telephone companies charge for collocation and for the copper

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

   telephone lines and other network elements that competitive telecommunications companies must obtain from traditional telephone companies in order to provide service and

  . giving competitive telecommunications companies the right to "pick-and-choose" interconnection provisions by requiring that a traditional telephone company enter into an interconnection agreement with the competitive telecommunications companies that combines provisions from a variety of interconnection agreements between that traditional telephone company and other competitive telecommunications companies.

   The FCC and others appealed this decision to the U.S. Supreme Court. In January 1999, the U.S. Supreme Court reversed much of the Eighth Circuit's decision, finding that the FCC has broad authority to interpret the 1996 Telecom Act and issue rules for its implementation, including authority to establish the methodology that state telecommunication regulators must use in setting the price that incumbent carriers charge competitive telecommunications companies for collocation, copper telephone lines and other network elements. The Supreme Court also reversed the Eighth Circuit's holding invalidating the FCC's "pick-and-choose" rule. However, the Supreme Court found that the FCC had violated the 1996 Telecom Act in defining the individual network elements incumbent carriers must make available to competitive telecommunications companies, and required the FCC to reconsider its delineation of these elements. It sent the matter back to the FCC with instructions to consider further the question of which parts of a traditional telephone company's network must be provided to competitors. The FCC recently initiated a proceeding to establish which network elements are required to be provided by incumbent carriers to competitors. The FCC has stated that it plans to issue a new decision on this matter in the summer of 1999. We would be adversely affected if the FCC were to exempt traditional telephone companies from the duty to provide any of the facilities we need in order to provide our CuNet services.

   The Supreme Court's order is potentially beneficial to us in several important respects. For example, the Supreme Court's decision requiring that the Eighth Circuit reinstate the FCC's "pick-and-choose" rule could help us obtain the benefit of specific provisions from interconnection agreements between Bell Atlantic and other competitive telecommunications companies who had more bargaining leverage than we had at the time we negotiated our interconnection agreements. However, the Eighth Circuit has not yet reinstated the FCC's "pick and choose" rule, and we cannot predict when it will do so. The Supreme Court's determination that the FCC rather than state telecommunications regulators has jurisdiction to determine pricing methodology also could be beneficial to us since the FCC has adopted a pricing standard that appears to be more beneficial to competitive telecommunications companies in some respects than the pricing standards that some state telecommunications regulators have employed. However, it remains unclear whether the particular pricing methodology prescribed by the FCC will go into effect because some parties have challenged the lawfulness of that methodology in the U.S. Court of Appeals for the Eighth Circuit, and that litigation is still pending.

   In an order released March 31, 1999, the FCC adopted several new regulations that potentially could have a positive impact on our business. In particular, several new FCC rules require traditional telephone companies to provide collocation arrangements in a manner that potentially will be less costly than the manner in which such arrangements are provided at present. Another new rule is intended to reduce the number of situations in which incumbent carriers deny collocation applications based on a claim that there is no space available. Still another is intended to help ensure that the customers of companies who provide services like CuNet do not receive harmful interference from other users of the traditional telephone company network on which the service is provided. It remains

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

to be seen whether the FCC's new rules will accomplish their intended objectives since they will not go into effect until late May 1999 at the earliest. Nor can we predict whether any of these new rules will be appealed and, if so, whether the appeals will be successful.

   The FCC made another potentially favorable ruling for our industry in another recent case. That case involved the question of whether a telecommunications service like CuNet that provides high speed dedicated access to the Internet is an interstate service or an intrastate service. An interstate service must be provided subject to FCC regulatory controls, whereas an intrastate service must be provided subject to regulatory controls of the telecommunications regulatory agency of the state where the service is offered. In its decision, the FCC held that such services are jurisdictionally interstate and therefore must be provided on terms and conditions set by the FCC. This ruling is potentially advantageous to us because it reduces the number of telecommunications regulatory agencies that control the terms under which we provide CuNet. It also is potentially advantageous because FCC regulatory controls in many respects are less burdensome than state regulatory controls. For example, the 1996 Telecom Act authorizes the FCC to forbear from regulating the terms under which carriers classified as "non-dominant" provide interstate telecommunications service. The FCC has exercised its forbearance authority by issuing rulings that exempt non-dominant domestic carriers like us from obtaining a certificate from the FCC prior to providing any interstate service or from filing a tariff setting forth the terms under which they provide any interstate access service. Because we believe that CuNet constitutes interstate service, we believe that we do not need an FCC certificate to provide CuNet. Moreover, since we believe CuNet is special access, we provide the service to existing customers pursuant to contract rather than tariff.

   The FCC is considering whether to adopt some regulations that could adversely affect us. In particular, we could be hurt by adoption of a proposal that would exempt incumbent carriers from some existing FCC regulations designed to help ensure that the price incumbent carriers charge for their own retail DSL service offering recovers the actual costs they incur in providing that service. We also could be hurt by adoption of a proposal to let incumbent carriers provide DSL services through an affiliate of the incumbent carrier unless the FCC requires that the traditional telephone company provide copper telephone lines, collocation and back-office support services to its affiliates on terms that are no more favorable than the terms available to competitive telecommunications companies like us.

   On May 8, 1997, in compliance with the requirements of the 1996 Telecom Act, the FCC released an order establishing a new federal universal service support fund, which provides subsidies to carriers that provide service to under-served individuals and customers in high-cost or low-income areas, and to companies that provide telecommunications services for schools and libraries and to rural health care providers. We are required to contribute to the universal service fund and are also may be required to contribute to state universal service funds. The new universal service rules are administered jointly by the FCC, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. We cannot determine the net revenue effect of these regulations at this time.

   State Regulation. While it is clear from the January 1999 Supreme Court decision that the FCC has broad authority to implement provisions in the 1996 Telecom Act that are intended to open all telecommunications markets to competition, state telecommunications regulators also have substantial authority in this area. For example, although the Supreme Court's decision validated the FCC's jurisdiction to prescribe the methodology traditional telephone companies must use in setting the price of local telephone wires and other network elements, the FCC has exercised that jurisdiction by

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

adopting a pricing standard and has given state regulators substantial authority to apply that standard in order to determine actual prices. Many states have set only temporary prices for some network elements that are critical to the provision of DSL services because they have not yet completed the regulatory proceedings necessary to determine permanent prices. The results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these network elements and services.

   The 1996 Telecom Act also gives state telecommunications regulators broad authority to approve or reject interconnection agreements that competitive telecommunications companies enter with traditional telephone companies and broad authority to resolve disputes that arise under these interconnection agreements. Under the 1996 Telecom Act, if we request, traditional telephone companies have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. A separate agreement is signed for each of the states in which we operate. During these negotiations either the traditional telephone company or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period provided in the 1996 Telecom Act, we may submit outstanding disputes to the states for arbitration. The 1996 Telecom Act also allows state regulators to supplement FCC regulations as long as the state regulations are not inconsistent with FCC requirements.

   In addition, CuNet may, as to some future customers, be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. We have obtained state authorizations to provide all types of intrastate services in seven of our initial nine target markets, and our applications for certificates to provide intrastate services in the remaining two markets are pending. In most states, intrastate tariffs are also required for various intrastate services, although non-dominant carriers like us are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state telecommunications regulation agencies could cause us to incur substantial legal and administrative expenses.

   It is possible that laws and regulations could be adopted which address other matters that affect our business. We are unable to predict what laws or regulations may be adopted in the future, to what extent existing laws and regulations may be found applicable to our business, or the impact such new or existing laws or regulations may have on our business. In addition, laws or regulations could be adopted in the future that may decrease the growth and expansion of the Internet's use, thereby decreasing demand for our services.

   Recently, various regional Bell operating companies have filed petitions with the FCC requesting regulatory relief in connection with the provision of data services, including DSL services. In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by traditional telephone companies, are subject to the FCC's interconnection rules, including the rule requiring that traditional telephone companies' data services be subject to unbundling and resale requirements under the 1996 Telecom Act. However, several traditional telephone companies recently have asked the FCC to reconsider certain aspects of its decision in this regard, including the FCC's ruling that data services are subject to the mandatory resale provisions of the 1996 Telecom Act. The FCC has also initiated a proceeding to determine whether traditional telephone companies will be able to avoid certain of their obligations by providing data services through "truly" separate affiliates, whether the FCC will specifically require traditional telephone companies to unbundle their DSL equipment and resell DSL services, and whether the FCC will grant the regional Bell operating companies relief in local access and transport areas for the provision of data services. A decision by the FCC on these issues is expected shortly. In addition, various regional Bell operating companies have requested relief from dominant carrier regulation for their data services in certain regions. The effect that these proceedings will have on our ability to obtain facilities and services from traditional telephone companies and on the competition that we will face from traditional telephone companies cannot be predicted.

   Local Government Regulation. In certain instances, we may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. The extent to which such actions by local governments pose barriers to entry for competitive telecommunications companies that may be preempted by the FCC is the subject of litigation. Although our network consists primarily of unbundled network elements of the traditional telephone companies, in certain instances we may deploy our own facilities and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

   We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. Currently, we are the owner of three trademark registration applications, but have not filed to register any copyrights. We expect to seek registration of our copyrights in software and other intellectual property to the extent possible. There is no assurance that we will obtain any significant copyright protection for our systems which would protect our intellectual property from competition. Currently, we have not filed any patent applications. We intend to prepare applications and to seek patent protection for our systems and services to the extent possible. There is no assurance that we will obtain any patents or that any such patents would protect our intellectual property from competition which could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our competitive carrier status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

Employees

   As of May 12, 1999, we employed 141 individuals in engineering, sales, marketing, customer support and related activities and general and administrative functions. None of these employees is represented by a labor union, and we consider our relations with our employees to be satisfactory. We are not a party to any collective bargaining agreement. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management, and we may be unable to identify, attract and retain such personnel in the future.

Properties

   Our headquarters are in Sterling, Virginia in facilities consisting of approximately 15,000 square feet under a lease that will expire in August 2001 and approximately 62,000 square feet under a lease that will expire in 2004. We have established branch offices in Philadelphia and Richmond and plan to establish additional branch offices in Boston and New York to cover our nine initial target markets.

   We also lease collocation space in central offices from Bell Atlantic where we operate or plan to operate under the terms of our interconnection agreements with Bell Atlantic and regulations imposed by state telecommunications regulators and the FCC. While the terms of these leases are perpetual, the productive use of our collocation facilities is subject to the terms of our interconnection agreements which have initial terms that expire in 2000 and 2001. See "--Relationship with Bell Atlantic." We will increase our collocation space as we expand our network.

Legal Proceedings

   We are not currently involved in any legal proceedings that we believe could have a material adverse effect on our business, financial position, results of operations or cash flows. We are, however, subject to state telecommunications regulators, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecom Act, the Federal Communications Act of 1934, as amended, various state telecommunications statutes and regulations, the interpretation of competitive telecommunications company interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

Our Directors and Executive Officers

   The following table shows information about our directors and executive officers:

            Name            Age                    Position
            ----            ---                    --------
Jonathan P. Aust...........  41 President, Chief Executive Officer and Chairman
                                 of the Board of Directors
Christopher J. Melnick.....  33 Chief Operating Officer and Director
Scott G. Yancey, Jr. ......  46 Chief Financial Officer and Director
James A. Aust..............  37 Vice President, Engineering
John J. Hackett............  45 Vice President, Sales and Marketing
Brion B. Applegate.........  45 Director
Dennis R. Patrick..........  47 Director

   Jonathan P. Aust has been our Chief Executive Officer since founding Network Access Solutions, with his wife Longma, in December 1994. In August 1998, Mr. Aust also became our President and Chairman of the Board of Directors. Mr. Aust was the National Account Manager for AT&T Paradyne responsible for the Federal Reserve System from October 1987 to December 1994. From June 1982 to October 1987, Mr. Aust held numerous engineer and sales positions at Paradyne Corporation, a manufacturer of data communications equipment.

   Christopher J. Melnick has been our Chief Operating Officer since joining us in July 1998 and a Director since August 1998. Mr. Melnick was the Vice President and General Manager for the Southeast Region of Level 3 Communications from March 1998 to July 1998. Mr. Melnick was the Vice President of Telcom Access Sales for the Washington, Baltimore and Richmond markets of WorldCom from December 1996 to March 1998. Mr. Melnick was the Vice President of Sales for MFS Telcom from September 1995 to December 1996 and Sales Manager for Washington, D.C. and Baltimore MFS Telcom from June 1994 to September 1995. Mr. Melnick was a Senior Account Executive for MFS Telcom from April 1992 to June 1994.

   Scott G. Yancey, Jr. has been our Chief Financial Officer since joining us in July 1998 and a Director since August 1998. Mr. Yancey was the Chief Financial Officer and General Manager of the data division of Cable & Wireless USA, a telecommunications service provider, from July 1982 to May 1998.

   James A. Aust has been our Vice President of Engineering since joining us in July 1995. Mr. Aust was a Consultant Systems Engineer for AT&T from May 1990 to July 1994. In this role, Mr. Aust was responsible for network design and implementation issues for key accounts and worked closely with hardware and software developers at Bell Laboratories, defining products and feature sets to fulfill customer networking requirements. Mr. Aust also served on the AT&T Engineering Council which was responsible for formulating methods and procedures for AT&T's System Engineering from August 1988 to May 1990.

   John J. Hackett has been our Vice President, Sales and Marketing since joining us in February 1999. Mr. Hackett was the Division President of MCI WorldCom and MFS Telcom from September 1993 to February 1999 responsible for Sales and Customer Support.

   Brion B. Applegate has been a Director of Network Access Solutions since August 1998. Mr. Applegate is a co-founder and has been a Managing General Partner of Spectrum Equity Investors since March 1993. Mr. Applegate is a director of Tut Systems, Inc.

   Dennis R. Patrick has been a Director of Network Access Solutions since April 1999. Mr. Patrick is and has been the President and Chief Executive Officer of Patrick Communications Inc. and Doeg Hill Ventures LLC since November 1997. Patrick Communications provides analysis of investment opportunities in the telecommunications and media industries to a select group of clients. Doeg Hill Ventures is a closely held venture capital enterprise focusing on early stage investments in the telecommunications industry. Mr. Patrick was the founder and Chief Executive Officer of Milliwave LP, a local exchange telephone company using digital radio frequencies to transmit data, from June 1995 to January 1997. Milliwave was acquired by Winstar Communications in January 1997 and Mr. Patrick served on the board of directors of the combined entity until September 1997. From February 1990 to December 1995, Mr. Patrick served as Chief Executive Officer of Time Warner Telecommunications, a division of Time Warner Entertainment. From November 1983 to August 1989, Mr. Patrick was a Commissioner and then Chairman of the FCC.

   Our executive officers are elected by our board of directors and serve at its discretion. Jonathan P. Aust and James A. Aust are brothers. There are no other family relationships among our officers and directors.

   Our certificate of incorporation and bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to consummation of the offering, two of the nominees to the board will be elected to a one-year term, two will be elected to two-year terms and one will be elected to a three-year term. Thereafter, directors will be elected for three-year terms. Messrs. Yancey and Melnick will be Class I directors with terms expiring at the 2000 annual meeting of stockholders, Messrs. Applegate and Patrick will be Class II directors, with terms expiring at the 2001 annual meeting of stockholders, and Mr. Aust will be a Class III director, with a term expiring at the 2002 annual meeting of stockholders.

Board Committees

   Our board of directors established an audit committee in April 1999. The audit committee consists of Messrs. Applegate and Patrick. The responsibilities of the audit committee include:

  . recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

  .  reviewing the proposed scope of the audit;

  .  approving the audit fees to be paid;

  . reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviewing and approving transactions between us and our directors, officers and affiliates.

   Our board of directors established a compensation committee in August 1998. The compensation committee consists of Jonathan P. Aust, Mr. Applegate and Mr. Patrick. The compensation committee determines the compensation of our executive officers and administers our stock plans and generally reviews our compensation plans to ensure that they meet our objectives. Mr. Aust will not participate in decisions regarding his own compensation.

Compensation Committee Interlocks and Insider Participation

   During 1998, members of our compensation committee were Messrs. Jonathan P. Aust and Applegate. None of our executive officers has served as a member of the compensation committee or other committee serving an equivalent function of any other entity, whose executive officers served as a director of or member of our compensation committee. Mr. Aust is our President and Chief Executive Officer. Mr. Applegate is the Managing General Partner of Spectrum Equity Investors, which is a holder of our redeemable preferred stock and common stock. See "Related Transactions and Relationships" for a description of transaction between our company and Mr. Aust and our company and Spectrum Equity Investors.

Directors' Compensation

   Our directors have received no compensation for serving as directors. We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock under our stock incentive plan. In April 1999, we granted an option to acquire 250,000 shares of our common stock at a price of $6.67 per share to Mr. Patrick. After this offering, Mr. Patrick will receive an option to purchase an additional number of shares of common stock at an exercise price equal to 25% of the public offering price, such that the aggregate difference between the public offering price and the exercise price of the initial option and additional option granted to Mr. Patrick equals
$5.0 million. Mr. Patrick's options will vest immediately upon the completion of this offering. Assuming an initial public offering price of $15.00 per share, Mr. Patrick's additional option will be exercisable for an additional 259,259 shares of our common stock at an exercise price of $3.75 per share.

Executive Compensation

   The following table summarizes the compensation paid to our chief executive officer, executive officers and two other individuals whose total salary and bonus exceeded $100,000 during 1998, whom we identify as "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                      Long-Term
                                                     Compensation
                              Annual Compensation    ------------
                           -------------------------  Securities
    Name and Principal                                Underlying   All Other
         Position           Salary   Bonus    Other    Options    Compensation
Jonathan P. Aust.......... $122,992 $135,000     --         --          --
  President and Chief
 Executive Officer
Christopher J. Melnick....  101,308      --      --   3,150,000         --
  Chief Operating Officer
James A. Aust.............   99,750   25,000     --     292,500         --
  Vice President, Engi-
 neering
William H. Farrer.........   65,000  112,500 $85,601        --      $84,500
  Sales Manager
Gerald A. Buhl............   33,750    2,500 119,171        --          --
  Account Executive

   The salary paid to Mr. Melnick is from July 1998, the date of his employment. The other compensation paid to Mr. Farrer represents $85,601 of sales commissions and $84,500, representing the fair market value of 585,000 shares of our common stock issued at $0.25 per share in exchange for past services rendered. The other compensation paid to Mr. Buhl represents sales commissions.

Options Grants in 1998

   The following table shows information about our grants of options to purchase our common stock made to the named executive officers during 1998:

                                                                                             Potential Realizable Value
                                                                                       at Assumed Annual Rates Of Stock Price
                                               Individual Grants                          Appreciation for Option Term (5)
                          ------------------------------------------------------------ ---------------------------------------
                          Number of
                          Securities  Percent of                                                                     Based on
                          Underlying Total Options             Market Price                                          Initial
                           Options    Granted to   Exercise or   at Grant                                             Public
                           Granted     Employees   Base Price      Date     Expiration                               Offering
       Name                  (1)      in 1998 (2)   ($/share)  ($/share)(3)  Date (4)     0%       5%       10%       Price
Jonathan P. Aust..              --         --%        $ --         $--           --    $    --  $    --  $      --  $      --
Christopher J. Melnick..  3,150,000      44.4          0.09        0.22      7/23/08    409,500  845,324  1,513,964 46,966,500
James A. Aust.....          292,500       4.1          0.09        2.09      11/1/08    585,000  969,459  1,559,295  4,361,175
William H. Farrer..         112,500       1.6          0.09        2.09      11/1/08    225,000  372,869    599,729  1,677,375
Gerald A. Buhl....           18,000       0.0          0.09        2.09      11/1/08     36,000   59,659     95,957    268,380

---------------------
(1) All options were granted under our 1998 stock incentive plan. All options were incentive stock options which vest over time. Generally, these options vest in quarterly installments over 36 to 42 months. All of these options immediately vest in the event of a change in control of our company. If a majority of our stockholders elect to sell all or part of our company, then the option holder is required to sell an equivalent percentage of the shares underlying the option.
(2) Based on options to purchase 7,090,875 shares of our common stock granted to employees in 1998.
(3) We believe that these options were granted at an exercise price that equaled the fair market value of the underlying common stock on the date of grant. However, in preparing for this offering, we revisited the valuation of these options and determined that they did have a compensatory element. We now value these options on the basis of the price paid for our common stock in August 1998, an independent valuation, a treasury stock transaction with our founders, our general financial condition, discussions with our underwriters and information relating to other companies in our industry.
(4) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.
(5) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the fair value of common stock appreciates 5% or 10% each year, compounded annually, for ten years (the term of each option). They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

   None of the named executive officers exercised any stock options during 1998.

Year-End Option Values

   The following table shows information about unexercised options held by the named executive officers at December 31, 1998:

                              Number of Securities         Value of Unexercised
                                   Underlying                  in-the-Money
                             Unexercised Options at             Options at
                               December 31, 1998            December 31, 1998(1)
                          ---------------------------- ----------------------------
                          Exercisable Unexercisable(2) Exercisable Unexercisable(2)
Jonathan P. Aust........        --             --             --             --
Christopher J. Melnick..    262,499      2,887,502     $3,913,860    $43,052,654
James A. Aust...........        --         292,500            --       4,361,175
William H. Farrer.......        --         112,500            --       1,677,370
Gerald A. Buhl..........        --          18,000            --         268,380

---------------------
(1) Calculated on the basis of $15.00 per share, the assumed initial public offering price of our common stock, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.
(2) Upon award, the options are immediately exercisable into shares of common stock which have certain transfer, vesting and forfeiture restrictions. Upon exercise, unvested common stock cannot be transferred and, until vested, is subject to repurchase by us in the event the named executive officer terminates his employment.

   No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

Employment Arrangements

   We have entered into an employment agreement with each of our executive officers. Each agreement has an initial term of four years, subject to earlier termination upon 30 days prior notice. The term of each agreement is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be increased by at least 5% each year, based upon performance objectives set by our board of directors. These executives also receive an annual bonus of up to 20% of the executive's then current salary. The bonus is payable in cash, stock or a combination of both at the election of our board of directors. The executives have received options to acquire shares of our common stock which vest in quarterly installments over either three or four years from the date of grant. The following table shows information about the compensation arrangements we have with our executive officers:

                                                                          Options Granted
                          Current Annual Base Salary Maximum Annual Bonus    (Shares)
Jonathan P. Aust........           $240,000                   20%                  --
Christopher J. Melnick..            200,000                   20             3,150,000
Scott G. Yancey, Jr.....            200,000                   20             2,250,000
John J. Hackett.........            175,000                   20             1,350,000
James A. Aust...........            125,000                   20               292,500

   Our board of directors has approved an increase in the annual base salary of Jonathan P. Aust to $450,000, effective on June 1, 1999. Mr. Aust's annual bonus and any salary increase will be determined by our compensation committee on an annual basis.

   If, during the term of one of these employment agreements, we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive his base salary, bonus and all employee benefits for a period of one year from the date of the termination of employment.

   Under the terms of these agreements, these executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and after the agreement ends indefinitely. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of his agreement and for one year after the agreement ends.

   We have no employment agreements with Messrs. Farrer or Buhl. These individuals receive annual salaries of $65,000 and $33,750, respectively. They both receive bonuses based upon the achievement of sales milestones established by our board of directors and commissions based on the sales they generate.

   We require all of our employees to sign agreements which prohibit the employee from directly or indirectly competing with us while they are employed by us and generally for a period of one year. We require all of our employees to sign agreements which prohibit the disclosure of our confidential or proprietary information.

1998 Stock Incentive Plan

   Our stock incentive plan authorizes the grant of:

  .  stock options;

  .  stock appreciation rights;

  .  stock awards;

  .  phantom stock; and

  .  performance awards.

   The compensation committee of our board of directors administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the exercise timing of awards or to waive any restrictions or conditions to an award.

   The maximum number of shares available for issuance under our stock incentive plan is 11,250,000. As of April 30, 1999, we had issued no shares of our common stock in connection with awards granted, we had granted or committed to grant awards with respect to 9,705,696 shares of our common stock and 1,544,304 shares remained available for us to grant under our stock incentive plan.

   Stock Options. Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

   Stock Appreciation Rights. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

   Stock Awards. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee shall determine the applicable restrictions. The purchase price the shares of our common stock will be determined by the committee.

   Phantom Stock. The committee may grant stock equivalent rights, or phantom stock, which entitle the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

   Performance Awards. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the committee.

                     RELATED TRANSACTIONS AND RELATIONSHIPS

   In August 1998 we entered into a Series A Preferred Stock Purchase Agreement with Spectrum Equity Investors II, L.P., FBR Technology Venture Partners, LLC and other investors and issued a total of 10,000,000 shares of mandatorily redeemable preferred stock and 22,050,000 shares of common stock in exchange for $10,004,900. Pursuant to this agreement, we issued to Spectrum Equity Investors II, L.P. and its affiliates 8,470,000 shares of our preferred stock and 18,676,350 shares of our common stock in exchange for an aggregate purchase price of $8,474,150. Spectrum now beneficially owns 51.9% of our common stock. Brion B. Applegate, a Managing General Partner of Spectrum, is a member of our board of directors. We also issued to FBR Technology Venture Partners, LLC 1,500,000 shares of our Series A Preferred Stock and 3,307,500 shares of our common stock in exchange for an aggregate purchase price of $1,500,735. FBR now owns 9.2% of our common stock.

   In March 1999, we amended our certificate of incorporation to modify the terms of our outstanding preferred stock. The terms of our preferred stock now provide that upon completing this offering:

  . 50% of our redeemable preferred stock outstanding will be cancelled and cease to exist without compensation or recourse;
  . the remaining shares of preferred stock will be automatically converted into 333,334 shares of our common stock, which is based on the preferred stock aggregate per share stated value of $5,000,000 divided by the assumed public offering price of $15.00 per share; and

  . no dividends on the preferred stock whether accrued or unaccrued will be payable.

   On March 31, 1999, we entered into a Note Purchase Agreement with Spectrum and FBR. Pursuant to this agreement, Spectrum purchased a convertible note in the principal amount of $4,250,000 and FBR purchased a convertible note in the principal amount of $750,000. The notes bear interest at a rate of 8% per annum. The principal of and interest on the notes will be converted into shares of our common stock upon our completion of an initial public offering with an aggregate offering price to the public of not less than $25,000,000 based upon a pre-money valuation of our company of at least $200,000,000.

   The notes will convert into an aggregate of 333,333 shares of our common stock at the closing of the offering. Pursuant to our amended Note Purchase Agreement, Spectrum purchased an additional convertible note in the principal amount of $4,250,000 and FBR purchased an additional convertible note in the principal amount of $750,000 on May 17, 1999. These notes will convert into an aggregate of 333,333 shares of our common stock at the closing of the offering.

   These investors have registration rights for the shares of common stock they hold but have agreed not to sell any shares of our common stock for 180 days after this offering. See "Description of our Capital Stock--Registration Rights" and "Shares Eligible for Future Sale--Lock-up Agreements."

   Following the sale of our preferred stock in August 1998, we repurchased some of the shares of our common stock held by James A. Aust, Jonathan P. Aust, Longma M. Aust and Stephen C. Aust. We repurchased 1,350,000 shares of our common stock for an aggregate purchase price of $300,000 from James A. Aust. We repurchased 1,953,950 shares of our common stock for an aggregate purchase price of $434,211 from Jonathan P. Aust. We repurchased 3,986,051 shares of our common stock for an aggregate purchase price of $885,789 from Longma M. Aust. We repurchased 1,260,000 shares of our common stock for an aggregate purchase price of $280,000 from Stephen C. Aust. Jonathan P. Aust and Longma M. Aust are husband and wife. James A. Aust, Jonathan P. Aust and Stephen C. Aust are brothers.

   In July 1998, we issued an option to purchase 2,250,000 shares of our common stock at an exercise price of $0.09 per share to Mr. Yancey, our Chief Financial Officer. In August 1998, we issued 585,000 shares of our common stock to Mr. Farrer, one of our sales managers, in exchange for past services rendered valued at a price of $0.22 per share. In March 1999, we issued an option to purchase 1,350,000 shares of our common stock at an exercise price of $0.09 per share to Mr. Hackett, our Vice-President, Sales and Marketing. We have also granted options to acquire shares of our common stock to Messrs. Patrick, James A. Aust, Buhl, Farrer and Melnick that are described under "Management--Directors' Compensation" and "Management--Executive Compensation." We have entered into employment agreements with each of our senior executive officers. For details of these agreements, see "Management--Employment Arrangements."

   We believe that the transactions discussed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that requires all future transactions between us and our officers, directors and affiliates to be on terms no less favorable than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following shows the number and percentage of outstanding shares of our common stock that were owned as of April 30, 1999 and that will be owned after this offering by:

  . all persons known to us to beneficially own more that 5% of our common stock;

  .  each director and named executive officer; and

  .  all directors and executive officers as a group.

   The following assumes the conversion of our outstanding preferred stock and the conversion of our outstanding convertible notes at the closing of this offering. An asterisk indicates ownership of less than 1%.

   As of April 30, 1999, there were 36,000,000 shares of our common stock outstanding. After this offering, 44,500,000 shares of our common stock will be outstanding or 45,291,667 shares if the underwriters exercise their over-allotment option in full.

                                         Before Offering       After Offering
                                       -------------------- --------------------
                                          Shares               Shares
                                       Beneficially         Beneficially
Name of Beneficial Owner                Owned (1)   Percent  Owned (1)   Percent
------------------------               ------------ ------- ------------ -------
Jonathan P. Aust (2).................    9,387,000   26.1%    9,387,000   21.1%
Christopher J. Melnick (3)...........      787,500    2.1       787,500    1.7
James A. Aust (4)....................    1,836,563    5.1     1,836,563    4.1
William H. Farrer (5)................      599,063    1.7       599,063    1.3
Gerald A. Buhl (6)...................        2,250    *           2,250    *
Brion B. Applegate (7) ..............   18,676,350   51.9    19,525,349   43.9
 245 Lytton Avenue
 Palo Alto, California 94301
Dennis R. Patrick (8)................      250,000    *         509,259    1.1
Scott G. Yancey, Jr. (9).............      562,500    1.5       562,500    1.2
Spectrum Equity Investors II, L.P.
 (7) ................................   18,676,350   51.9    19,525,349   43.9
 245 Lytton Avenue
 Palo Alto, California 94301
FBR Technology Venture Partners, LP..    3,307,500    9.2     3,457,500    7.8
 1001 19th Street
 Arlington, Virginia 22209
Stephen C. Aust (10) ................    1,953,000    5.4     1,953,000    4.4
All named executive officers and di-
 rectors as a
 group (8 persons) (11)..............   32,101,226   85.3    33,209,484   71.6

---------------------
(1) The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 1999. The address of Messrs. Jonathan P. Aust, James A. Aust, Stephen C. Aust, Buhl, Farrer, Melnick, Patrick and Yancey is 100 Carpenter Drive, Sterling, Virginia 20164.
(2) Includes 374,999 shares held by the Jonathan P. Aust Grantor Retained Annuity Trust, 5,962,660 shares held by Longma M. Aust, Mr. Aust's wife, and 375,001 shares held by the Longma M. Aust Grantor Retained Annuity Trust.
(3) Includes 787,500 shares issuable upon exercise of options to acquire our common stock.
(4) Includes 36,563 shares issuable upon exercise of options to acquire our common stock and 162,000 shares held by the James Arthur Aust Grantor Retained Annuity Trust.
(5) Includes 14,603 shares issuable upon exercise of options to acquire our common stock.
(6) Includes 2,250 shares issuable upon exercise of options to acquire our common stock.

(7) Spectrum Equity Investors II, L.P. is under common control with SEA 1998 II, L.P. and, therefore, beneficial ownership of the shares of our common stock owned by SEA is attributed to Spectrum. Mr. Applegate is a Managing General Partner of Spectrum and, therefore, beneficial ownership of the shares of our common stock owned by Spectrum is attributed to Mr. Applegate.
(8) Includes 250,000 shares issuable upon exercise of options to acquire our common stock and 259,259 shares issuable upon exercise of options to be granted upon the closing of this offering.
(9) Includes 562,500 shares issuable upon exercise of options to acquire our common stock.
(10) Includes 108,000 shares held by the Stephen C. Aust Grantor Retained Annuity Trust.
(11) Includes 1,653,416 shares issuable upon exercise of options to acquire our common stock that are held before the offering by Messrs. James A. Aust, Buhl, Farrer, Melnick, Patrick and Yancey and an additional 259,259 shares issuable upon exercise of options to be granted to Mr. Patrick upon the closing of the offering.

   Messrs. Jonathan P. Aust, James A. Aust, Stephen C. Aust and Spectrum Equity Investors have granted the underwriters an option to purchase 133,333, 16,667, 16,667, and 166,667 shares of common stock, respectively, as part of the underwriters' over-allotment option. If this option is exercised in full, after this offering these stockholders would have the following beneficial ownership interests:

                                         Before Offering       After Offering
                                       -------------------- --------------------
                                          Shares               Shares
                                       Beneficially         Beneficially
Name of Beneficial Owner                  Owned     Percent    Owned     Percent
------------------------               ------------ ------- ------------ -------
Jonathan P. Aust......................   9,387,000   26.2     9,253,667   20.8%
James A. Aust.........................   1,836,563    5.2     1,819,896    4.1
Stephen C. Aust.......................   1,953,000    5.4     1,936,333    4.4
Spectrum Equity Investors.............  18,676,350   51.9    19,358,682   43.5

   Jonathan P. Aust is our President and Chief Executive Officer. James A. Aust is our Vice President, Engineering. Jonathan P. Aust, James A. Aust and Stephen
C. Aust are brothers. Mr. Applegate is one of our directors and the Managing General Partner of Spectrum Equity Investors.

                        DESCRIPTION OF OUR CAPITAL STOCK

   Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of April 30, 1999, there were 36,000,000 shares of our common stock outstanding, held by 13 holders of record. As of April 30, 1999, there were 10,000,000 shares of our preferred stock, stated value $1.00, outstanding, held of record by four holders of record. After this offering, we will not have any outstanding shares of preferred stock.

   After this offering, we will have outstanding 44,500,000 shares of common stock if the underwriters do not exercise their over-allotment option, or 45,291,667 shares of common stock if the underwriters exercise their over-allotment option in full.

   The following is a description of our capital stock.

Common Stock

   We are authorized to issue 150,000,000 shares of common stock. Each stockholder of record will be entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. In the opinion of our counsel, Piper & Marbury L.L.P., the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   At April 30, 1999, we had outstanding 10,000,000 shares of our preferred stock, stated value $1.00. The holders of our outstanding preferred stock are entitled to receive dividends at a rate of 8% of the stated value per year. Upon the closing of our public offering, $5.0 million of our preferred stock will be converted into 333,334 shares of our common stock at the public offering price with the remaining shares of preferred stock and all accrued dividends cancelled without additional payment to the holders of the preferred stock.

   Our certificate of incorporation will allow us to issue without stockholder approval preferred stock having rights senior to those of our common stock. After this offering, no shares of preferred stock will be outstanding. Our board of directors will be authorized, without further stockholder approval, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

   Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Registration Rights

   Holders of an aggregate of 23,050,000 shares of our common stock can require us to register the sale of their shares under the Securities Act. Subject to limitations and the lock-up agreements with the underwriters, we must register the sale of these shares if at any time after six months following this offering, the holders of at least 4,610,000 of these shares request registration. We are not required to effect more than three of these requested registrations. Subject to limitations, these holders may require us to file an unlimited number of registration statements on Form S-3 when we are eligible to use Form S-3, generally one year after this offering. If we propose to register our securities under the Securities Act after this offering, these stockholders and Mr. Patrick will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters for the proposed offering will have the right to limit the number of shares included in the registration. We must pay all expenses in connection with these registrations, other than underwriters' discounts and commissions.

Limitation Of Liability

   As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

   As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

   Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

Possible Anti-Takeover Effects

   Our certificate of incorporation and bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of our common stock held by the stockholders.

   Classified Board of Directors; Removal, Vacancies. Our certificate of incorporation will provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. Our certificate of incorporation will provide that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our bylaws will establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days after the day on which public announcement of the special meeting is made, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our bylaws:

  . may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

  . may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Network Access Solutions, even if the conduct of this solicitation or such attempt might be beneficial to Network Access Solutions and our stockholders.

   Special Stockholders' Meetings. Our certificate of incorporation and bylaws will provide that, special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

  .  by the board of directors or by our chairman or president; or

  . by the holders of at least majority of our securities outstanding and entitled to vote generally in the election of directors.

   Section 203 of Delaware Law. In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   After this offering, we will have 44,500,000 shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have 45,291,667 shares of common stock outstanding. All of the shares we sell in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining shares of common stock outstanding after this offering will not be freely tradeable under the terms of the Securities Act. Transfer of 37,716,846 shares will be further limited by lock-up agreements as described below.

   Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

Rule 144

   In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of our common stock, or
     approximately     shares immediately after this offering; or

  . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

   In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Registration Rights

   We have entered into an investor rights agreement with some of our stockholders, who will own an aggregate of 23,050,000 shares of our common stock after this offering. These stockholders and Mr. Patrick have certain registration rights. See "Description of our Capital Stock--Registration Rights."

Common Stock and Options Issuable under our Stock Incentive Plan

   We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 11,250,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our 1998 stock incentive plan. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements with the underwriters.

Lock-up Agreements

   Other than with respect to up to 333,333 shares to be sold by selling stockholders if the underwriters exercise their over-allotment option, our officers, directors, certain of our other stockholders, SBC and Telefonos de Mexico, who will hold an aggregate of approximately 37,892,772 shares of common stock after this offering, have agreed that they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of the underwriting agreement, other than shares of common stock transferred in connection with a pledge agreement or disposed of as bona fide gifts approved by Donaldson, Lufkin & Jenrette Securities Corporation. The stockholders who are parties to our investor rights agreement are required by the terms of the investor rights agreement to enter into these lock-up agreements. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it has no current intention to consent to any disposition of shares covered by these lock-up agreements, but will consider each request for its consent at the time and under the circumstances of the request.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated      1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and DLJdirect Inc. have severally agreed to purchase the number of shares of our common stock shown opposite their names below:

                                                                       Number of
                                                                        Shares
                                                                       ---------
      Underwriters:
        Donaldson, Lufkin & Jenrette Securities Corporation...........
        Bear, Stearns & Co. Inc. .....................................
        J.P. Morgan Securities Inc. ..................................
        DLJdirect Inc. ...............................................
                                                                       ---------
        Total......................................................... 7,500,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of our common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of our shares.

   The underwriters propose to initially offer some of our shares directly to the public at the initial public offering price shown on the cover page of this prospectus and some of the shares to dealers at the initial public offering
price less a concession not in excess of $    per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $    per
share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees we and the selling stockholders will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                      Paid by                   Paid by
                             Network Access Solutions    Selling Stockholders
                             ------------------------- -------------------------
                             No Exercise Full Exercise No Exercise Full Exercise
Per share...................     $            $           $             $
Total.......................     $            $           $             $

   We will pay the offering expenses, estimated to be $1,000,000.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 791,667 additional shares and certain stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 333,333 additional shares, all at the initial public offering price less the underwriting fees. The underwriters may exercise their option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

   Network Access Solutions, our executive officers, directors and stockholders have agreed that, other than with respect to sales by the selling stockholders upon exercise of the underwriters' over-allotment option, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation do either of the following:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our common stock.

  Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise.We may, however, issue stock options under our stock incentive plan and issue shares of our common stock in connection with the exercise of any options or warrants outstanding on the date of the underwriting agreement.

   At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers, directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   At our request, the underwriters have reserved up to $6.0 million of common stock to be issued by us and offered for sale to SBC Communications at the initial public offering price, less any underwriting discount or commission applicable to shares sold to the public. In addition, at our request, the underwriters have reserved up to $4.0 million of common stock to be issued by us and offered for sale to Telefonos de Mexico at the initial public offering price, less any underwriting discount or commission applicable to shares sold to the public. Each of SBC and Telefonos de Mexico have expressed to us their intention to purchase these shares, but are under no obligation to do so. We have assumed in this prospectus that we will sell 430,108 shares of our common stock to SBC and 286,738 shares of our common stock to Telefonos de Mexico, based upon an assumed price of $13.95 per share, our assumed initial public offering price of $15.00 per share less any underwriting discount or commission applicable to share sold to the public, with aggregate net proceeds to us of $10.0 million. The sale of shares of common stock to SBC and Telefonos de Mexico will be made on the same terms and conditions available to the public, except that:

  . they will purchase the shares at the initial public offering price less any underwriting discount or commission applicable to shares sold to the public;

  . they have agreed not to sell any shares of common stock that they may acquire in the offering for a period of 180 days after this offering;

  . they have each agreed not to acquire more than 10% of our voting stock for a period of 270 days after this offering; and

  . no underwriting discount or commissions will be paid on the shares sold to SBC or Telefonos de Mexico.

   Application has been made to list the common stock on the Nasdaq National Market under the symbol "NASC." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

Stabilization

   In connection with this offering, any of the underwriters may decide to engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Pricing of this Offering

   Prior to this offering, there has been no established public market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  .  our history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general conditions of the securities market at the time of the offering.

                             VALIDITY OF THE SHARES

   Piper & Marbury L.L.P., Washington, D.C., will pass upon the validity of the shares of common stock on our behalf. Paul, Hastings, Janofsky & Walker LLP, New York, New York, will pass upon legal matters for the underwriters.

                                    EXPERTS

   Our financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about Network Access Solutions, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. After this offering, we will be subject to the informational requirements of the Securities Exchange Act. We will be required to file annual and quarterly reports, proxy statements and other information with the SEC.

   You can inspect and copy our registration statement, reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. In addition, the SEC maintains an Internet site that contains our registration statement, reports and other information. The address of the SEC's Internet site is "http://www.sec.gov."

   We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants. You may obtain copies of our annual and quarterly reports and proxy statements from our Web site at www.nas-corp.com.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants..........................................  F-2
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
 (unaudited)...............................................................  F-3
Statements of Operations for the years ended December 31, 1996, 1997 and
 1998 and for the three months ended March 31, 1998 (unaudited) and 1999
 (unaudited)...............................................................  F-4
Statements of Changes in Stockholders' Equity (Deficit) for the years ended
 December 31, 1996, 1997 and 1998 and for the three months ended March 31,
 1999 (unaudited) .........................................................  F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998 and for the three months ended March 31, 1998 (unaudited) and 1999
 (unaudited) ..............................................................  F-6
Notes to Financial Statements..............................................  F-7

                       Report of Independent Accountants

To the Board of Directors and Stockholders
Network Access Solutions Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Network Access Solutions Corporation (the Company) at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

                                                 /s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 18, 1999, except for the
second paragraph of Note 12 for
which the date is May 11, 1999,
the third and fourth paragraphs
for which the date is April 1,
1999 and the fifth, sixth and
seventh paragraphs for which the
dates are May 4, May 6 and May 7,
1999, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                                 BALANCE SHEETS

                             ---------------------

                                                   As of              As of
                                                December 31,        March 31,
                                           ----------------------  -----------
                                              1997       1998         1999
                                           ---------- -----------  -----------
                  ASSETS                                           (unaudited)
Current assets:
 Cash and cash equivalents................ $  713,246 $ 5,518,117  $   617,671
 Accounts receivable, net of allowance
  for doubtful accounts...................    765,325   1,806,791    2,715,741
 Prepaid and other current assets.........        --      105,693      426,242
 Inventory................................     47,547      59,233      123,360
                                           ---------- -----------  -----------
   Total current assets...................  1,526,118   7,489,834    3,883,014
Property and equipment, net...............    140,177   5,030,793   10,093,757
Deferred offering costs...................        --          --       246,314
Deposit...................................        --      185,000      185,000
Income tax receivable.....................        --      100,865      100,865
Deferred tax asset........................    198,732     121,586      121,586
                                           ---------- -----------  -----------
   Total assets........................... $1,865,027 $12,928,078  $14,630,536
                                           ========== ===========  ===========
   LIABILITIES, MANDATORILY REDEEMABLE
             PREFERRED STOCK,
    AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable......................... $  796,945 $ 2,525,102  $ 5,830,303
 Accrued expenses.........................     92,502     750,308      858,460
 Current portion of deferred compensation
  liability...............................        --      333,333      333,333
 Current portion of capital lease
  obligations.............................        --      328,982      406,025
 Note payable.............................     93,348         --           --
 Income tax payable.......................    132,064         --           --
 Other current liabilities................        --       67,201       62,507
 Deferred revenue.........................        --          --       146,029
                                           ---------- -----------  -----------
   Total current liabilities..............  1,114,859   4,004,926    7,636,657
 Long term portion of capital lease
  obligations.............................        --    1,184,156    1,212,132
 Note payable.............................        --    1,000,000    1,000,000
 Long term portion of deferred
  compensation liability..................    500,000     166,667      166,667
                                           ---------- -----------  -----------
   Total liabilities......................  1,614,859   6,355,749   10,015,456
                                           ---------- -----------  -----------
Commitments and contingencies
Series A mandatorily redeemable preferred
  stock, $.001 par value, 10,000,000
  shares authorized, issued and outstand-
  ing (liquidation preference $10,519,452
  (unaudited)), as of December 31, 1998
  and March 31, 1999 (unaudited)..........        --    5,640,651    5,987,554
                                           ---------- -----------  -----------
Stockholders' equity (deficit):
 Common stock, $.001 par value,
  150,000,000 shares authorized,
  21,915,000, 44,550,000 and 44,550,000
  (unaudited) shares issued as of Decem-
  ber 31, 1997, December 31, 1998 and
  March 31, 1999, respectively............     21,915      44,550       44,550
 Additional paid-in capital...............        --    8,097,566   19,694,745
 Deferred compensation on employee stock
  options.................................        --   (3,462,753) (14,866,366)
 Retained earnings (deficit)..............    228,253  (1,847,685)  (4,345,403)
 Less treasury stock, at cost, 8,550,000
  shares as of December 31, 1998 and
  March 31, 1999 (unaudited)..............        --   (1,900,000)  (1,900,000)
                                           ---------- -----------  -----------
   Total stockholders' equity (deficit)...    250,168     931,678   (1,372,474)
                                           ---------- -----------  -----------
   Total liabilities, mandatorily redeem-
    able preferred stock and
    stockholders' equity (deficit)........ $1,865,027 $12,928,078  $14,630,536
                                           ========== ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION
                            STATEMENTS OF OPERATIONS
                             ---------------------

                                                                For the Three Months
                          For the Years Ended December 31,        Ended March 31,
                         ------------------------------------  -----------------------
                            1996         1997        1998         1998        1999
                         -----------  ----------  -----------  ----------  -----------
                                                                    (unaudited)
 Revenue:
  Product sales......... $14,368,264  $8,149,680  $ 9,899,623  $2,194,291  $ 3,955,110
  Consulting services...     114,119     791,280    1,428,531     317,360      702,008
  Network services......         --        3,856      310,921      40,840      119,049
                         -----------  ----------  -----------  ----------  -----------
     Total revenue        14,482,383   8,944,816   11,639,075   2,552,491    4,776,167
                         -----------  ----------  -----------  ----------  -----------
 Cost of revenue:
  Product sales.........  11,975,534   7,180,064    8,639,337   1,857,540    3,535,369
  Consulting services...      90,851     230,565      761,315     159,642      299,328
  Network services......         --        2,406       40,738       1,335      170,846
                         -----------  ----------  -----------  ----------  -----------
     Total cost of
     revenue              12,066,385   7,413,035    9,441,390   2,018,517    4,005,543
                         -----------  ----------  -----------  ----------  -----------
 Gross profit...........   2,415,998   1,531,781    2,197,685     533,974      770,624
 Operating expenses:
  Selling, general and
   administrative ......   2,255,231   1,436,513    4,017,057     537,841    2,532,519
  Amortization of
   deferred compensation
   on employee stock
   options..............         --          --       218,997         --       540,469
  Depreciation and
   amortization.........       7,256      12,298      130,004       4,290      186,710
                         -----------  ----------  -----------  ----------  -----------
 Income (loss) from
  operations............     153,511      82,970   (2,168,373)     (8,157)  (2,489,074)
 Interest income........         --          --       145,468         --        54,312
 Interest expense.......        (868)     (5,144)     (81,006)    (12,688)     (62,956)
                         -----------  ----------  -----------  ----------  -----------
 Income (loss) before
  income taxes..........     152,643      77,826   (2,103,911)    (20,845)  (2,497,718)
 Provision (benefit) for
  income taxes..........      62,460      35,674     (27,973)      (8,050)         --
                         -----------  ----------  -----------  ----------  -----------
 Net income (loss)......      90,183      42,152   (2,075,938)    (12,795)  (2,497,718)
 Preferred stock
  dividends.............         --          --       322,192         --       197,260
 Preferred stock
  accretion.............         --          --       244,417         --       149,643
                         -----------  ----------  -----------  ----------  -----------
  Net income (loss)
   applicable to common
   stockholders......... $    90,183  $   42,152  $(2,642,547) $  (12,795) $(2,844,621)
                         ===========  ==========  ===========  ==========  ===========
 Net income (loss) per
  common share (basic
  and diluted):
  Net income (loss)..... $      0.00  $     0.00  $     (0.08) $    (0.00) $     (0.07)
  Preferred stock
   dividends and
   accretion............         --          --         (0.02)        --         (0.01)
                         -----------  ----------  -----------  ----------  -----------
  Net income (loss)
   applicable to common
   stockholders......... $      0.00  $     0.00  $     (0.10) $    (0.00) $     (0.08)
                         ===========  ==========  ===========  ==========  ===========
 Weighted average common
  shares outstanding
  (basic and diluted)...  21,915,000  21,915,000   27,302,144  21,915,000   36,000,000
                         ===========  ==========  ===========  ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

for the years ended December 31, 1996, 1997 and 1998 and the three months ended
                           March 31, 1999 (unaudited)

                             ---------------------

                                                            Deferred
                             Common Stock    Additional   Compensation    Retained       Treasury Stock
                          ------------------    Paid-      on Employee    Earnings    ---------------------
                            Shares   Amount  in Capital   Stock Options   (Deficit)    Shares     Amount        Total
                          ---------- ------- -----------  -------------  -----------  --------- -----------  -----------
Balance, January 1,
 1996...................  21,915,000 $21,915 $       --   $        --    $    95,918        --  $       --   $   117,833
Net income..............         --      --          --            --         90,183        --          --        90,183
                          ---------- ------- -----------  ------------   -----------  --------- -----------  -----------
Balance, December 31,
 1996...................  21,915,000  21,915         --            --        186,101        --          --       208,016
Net income..............         --      --          --            --         42,152        --          --        42,152
                          ---------- ------- -----------  ------------   -----------  --------- -----------  -----------
Balance, December 31,
 1997...................  21,915,000  21,915         --            --        228,253        --          --       250,168
Sale of common stock,
 net of direct issuance
 costs of $27,341.......  22,050,000  22,050   4,853,010           --            --         --          --     4,875,060
Purchase of treasury
 stock at cost..........         --      --          --            --            --   8,550,000  (1,900,000)  (1,900,000)
Shares issued to
 employee for service...     585,000     585     129,415           --            --         --          --       130,000
Accrual of preferred
 stock dividends........         --      --     (322,192)          --            --         --          --      (322,192)
Accretion of preferred
 stock..................         --      --     (244,417)          --            --         --          --      (244,417)
Deferred compensation...         --      --    3,681,750    (3,681,750)          --         --          --           --
Amortization of deferred
 compensation...........         --      --          --        218,997           --         --          --       218,997
Net loss................         --      --          --            --     (2,075,938)       --          --    (2,075,938)
                          ---------- ------- -----------  ------------   -----------  --------- -----------  -----------
Balance, December 31,
 1998...................  44,550,000  44,550   8,097,566    (3,462,753)   (1,847,685) 8,550,000  (1,900,000)     931,678
Accrual of preferred
 stock dividends
 (unaudited)............         --      --     (197,260)          --            --         --          --      (197,260)
Accretion of preferred
 stock (unaudited)......         --      --     (149,643)          --            --         --          --      (149,643)
Deferred compensation
 (unaudited)............         --      --   11,944,082   (11,944,082)          --         --          --           --
Amortization of deferred
 compensation
 (unaudited)............         --      --          --        540,469           --         --          --       540,469
Net loss (unaudited)....         --      --          --            --     (2,497,718)       --          --    (2,497,718)
                          ---------- ------- -----------  ------------   -----------  --------- -----------  -----------
Balance, March 31, 1999
 (unaudited)............  44,550,000 $44,550 $19,694,745  $(14,866,366)  $(4,345,403) 8,550,000 $(1,900,000) $(1,372,474)
                          ========== ======= ===========  ============   ===========  ========= ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                             ---------------------

                                                                 For the Three Months
                           For the Years Ended December 31,         Ended March 31,
                          -------------------------------------  ----------------------
                             1996         1997         1998        1998        1999
                          -----------  -----------  -----------  ---------  -----------
                                                                      (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $    90,183  $    42,152  $(2,075,938) $ (12,795) $(2,497,718)
 Adjustment to reconcile
  net income (loss) to
  net cash (used in)
  provided by operating
  activities:
   Depreciation and
    amortization
    expense.............        7,256       12,298      130,004      4,290      186,710
   Provision for
    doubtful accounts
    receivable..........          --        23,826       28,133        --        43,439
   Benefit (provision)
    for deferred income
    taxes...............      (62,337)    (118,274)      77,146        --           --
   Shares issued to
    employee for
    services............          --           --       130,000        --           --
   Amortization of
    deferred
    compensation on
    employee stock
    options.............          --           --       218,997        --       540,469
   Net changes in assets
    and liabilities:
     Accounts
      receivable........   (4,435,883)   4,072,345   (1,069,599)  (880,858)    (952,389)
     Inventory..........     (347,870)     300,678      (11,686)    36,046      (64,127)
     Income tax
      receivable........          --           --      (100,865)    (6,073)         --
     Prepaid and other
      current assets....      (10,000)      10,000     (105,693)       --      (320,549)
     Accounts payable...    4,138,912   (3,612,797)    (139,113)   571,189    2,950,183
     Accrued expenses...      241,254     (148,752)     173,795    147,419      108,152
     Deferred
      compensation
      liability.........      208,333      291,667          --         --           --
     Income tax
      payable...........          --           --      (132,064)  (132,064)         --
     Deferred revenue...          --           --           --         --       146,029
     Other current
      liabilities.......      142,948      (68,195)      67,201        --        (4,694)
                          -----------  -----------  -----------  ---------  -----------
      Net cash (used in)
       provided by oper-
       ating activi-
       ties.............      (27,204)     804,948   (2,809,682)  (272,846)     135,505
                          -----------  -----------  -----------  ---------  -----------
Cash flows from
 investing activities:
 Expenditures for
  network under
  development...........          --           --      (640,511)       --    (4,291,325)
 Purchases of property
  and equipment.........      (29,792)    (121,915)    (515,690)    (1,103)    (674,996)
 Deposit for software
  and services .........          --           --      (185,000)       --           --
                          -----------  -----------  -----------  ---------  -----------
      Net cash used in
       investing
       activities.......      (29,792)    (121,915)  (1,341,201)    (1,103)  (4,966,321)
                          -----------  -----------  -----------  ---------  -----------
Cash flows from
 financing activities:
 Borrowings on notes
  payable...............    1,500,000    1,500,000    2,406,652    281,143          --
 Repayments of notes
  payable...............   (1,445,458)  (1,491,291)  (1,500,000)  (226,739)         --
 Principal payments on
  capital leases........          --           --           --         --       (69,630)
 Issuance of common
  stock.................          --           --     4,902,401        --           --
 Issuance of redeemable
  preferred stock.......          --           --     5,102,499        --           --
 Issuance costs related
  to preferred and
  common stock
  offering..............          --           --       (55,798)       --           --
 Deferred offering
  costs.................          --           --           --         --           --
 Treasury stock
  acquired..............          --           --    (1,900,000)       --           --
                          -----------  -----------  -----------  ---------  -----------
      Net cash provided
       by (used in)
       financing
       activities.......       54,542        8,709    8,955,754     54,404      (69,630)
                          -----------  -----------  -----------  ---------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............       (2,454)     691,742    4,804,871  (219,545)   (4,900,446)
Cash and cash
 equivalents at the
 beginning of period....       23,958       21,504      713,246    713,246    5,518,117
                          -----------  -----------  -----------  ---------  -----------
Cash and cash
 equivalents at the end
 of period..............  $    21,504  $   713,246  $ 5,518,117  $ 493,701  $   617,671
                          ===========  ===========  ===========  =========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  year for:
   Interest.............  $       868  $     5,142  $    27,948  $  12,688  $    22,637
   Income taxes.........          --       222,143      153,343    130,087          --
 Non-cash investing and
  financing activities:
   Capital leases.......          --           --     1,513,138        --       174,649
   Preferred stock
    dividends...........          --           --       322,192        --       197,260
   Preferred stock
    accretion...........          --           --       244,417        --       149,643
   Shares issued to
    employee for
    service.............          --           --       130,000        --           --
   Expenditures for
    network under
    development included
    in accounts payable
    and accrued
    expenses............          --           --     2,351,281        --       108,704
   Expenditures for
    offering costs
    included in accounts
    payable.............          --           --           --         --       246,314

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Business

 The Company

   Network Access Solutions Corporation (the Company), was originally incorporated in the Commonwealth of Virginia on December 19, 1994. On August 3, 1998, the Company reincorporated in the State of Delaware. Prior to the reincorporation, the Company had authorized 10,000 shares of common stock, of which 7,803 shares were issued and outstanding. As of August 3, 1998, the Company was recapitalized with authorized capital stock of 15,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share. On March 18, 1999, the Company increased the authorized common stock to 50,000,000 shares with a par value of $.001 per share. In conjunction with this reincorporation and recapitalization, the Company changed from a July 31 year-end to a calendar year-end. On March 18, 1999, the Company and its Board of Directors declared a two for one stock split, effected as a stock dividend, of its common stock. On May 7, 1999, the Company and its Board of Directors declared a 2.25 for one stock split, effected as a stock dividend, of its common stock. All share information has been retroactively adjusted for all periods presented to reflect the new capital structure and stock splits.

   The Company is a provider of data communications solutions to businesses through product sales, consulting services and network services, including high speed data transmission services using DSL technology. Through its CuNet branded service, the Company offers its customers high speed connectivity using DSL technology. As a complement to the Company's CuNet service, the Company also offers its customers a complete suite of networking solutions, including network integration, network management, network security and professional services. In 1999, the Company began offering CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. The Company will sell its services directly and indirectly to small, medium and large businesses. The Company sells its services to its existing customer base through a direct sales force. The Company also sells its services indirectly through its sales partners, including Internet service providers, long distance and local carriers and other networking services companies.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

 Unaudited Interim Financial Statements

   The unaudited consolidated balance sheet as of March 31, 1999, the unaudited statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and the statement of

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

changes in stockholders equity for the three months ended March 31, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

 Revenue Recognition

   The Company's revenue is derived from the sale of products, consulting services and network services. The Company recognizes revenue on the sale of its products when a valid purchase order is received, shipment occurs, collection is probable and no significant obligations remain related to the completion of installation and performance of support services.

   The Company provides consulting services, including network planning, design, and integration services, under time-and-material type contracts and recognizes revenue as services are performed and as costs are incurred.

   The Company provides network services under fixed rate service contracts with an average contractual period of one year. Revenue on fixed rates service contracts is recognized as costs are incurred over the related contract period. The Company annually evaluates performance under these contracts. Contract losses are immediately recorded to operations and accrued liabilities when identified.

   Revenue from digital subscriber line services are recognized when the services are provided. Payments received in advance of providing services are recorded as deferred revenue until the period in which such services are provided. Revenue related to installation and activation fees are recognized to the extent of direct costs incurred. Any excess installation and activation fees over direct costs are deferred and amortized to revenue over a one year service contract. Such revenue is not expected to significantly exceed the direct costs. In certain situations, the Company will waive non-recurring installation and activation fees in order to obtain a sale. The Company will expense the related direct costs as incurred.

 Concentration of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held in a money market account at a national financial institution. The Company has not experienced any losses on its cash and cash equivalents.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   The Company grants uncollateralized credit in the form of accounts receivable to its customers. As of December 31, 1998, AT&T, Corp. (AT&T) comprised 47% of accounts receivable. The customers with concentrations of revenue greater than 10% of total revenue are as follows:

                             Years Ended December 31,     Three Months Ended March 31,
                         -------------------------------- -----------------------------
Customer                    1996       1997       1998         1998           1999
------------------------ ---------- ---------- ---------- -------------- --------------
                                                           (unaudited)    (unaudited)
AT&T.................... $9,978,104 $3,421,878 $5,869,901     $1,342,016     $2,651,468
Zeneca, Inc.............        --     921,356    933,556        481,976        476,316
Network Monitoring and
 Repair, Inc............        --   1,301,440        --             --             --
                         ---------- ---------- ---------- -------------- --------------
                         $9,978,104 $5,644,674 $6,803,457     $1,823,992     $3,127,784
                         ========== ========== ========== ============== ==============

 Cash Equivalents

   The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

 Inventory

   Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method. Inventories consist primarily of components, subassemblies and finished products held for sale.

 Property and Equipment

   Property and equipment, consists of network costs associated with the development and implementation of the DSL networks, office and computer equipment, and furniture and fixtures. The costs associated with the DSL network under development are comprised of collocation fees, equipment, equipment held under capital leases, and equipment installation. These assets are stated at cost. The Company leases certain of its equipment under capital lease agreements. The capital lease assets are stated at the lower of the present value of the net minimum lease payments or the fair value at the inception of the lease, and are depreciated over the shorter of the estimated useful life or the lease term. Depreciation of office and computer equipment and furniture and fixtures is computed using the straight-line method, generally over three to five years, based upon estimated useful lives, commencing when the assets are placed in service. The depreciation of the DSL network costs will commence as individual network components are placed in service and will be depreciated over two to five years. Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period.

 Income Taxes

   The Company accounts for income taxes by utilizing the liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the Company's current provision (benefit) for federal and state income taxes and the change in net deferred tax assets and liabilities during the period.

 Fair Value Information

   The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments. The fair value of redeemable preferred stock is estimated by discounting the remaining cash flows at the current interest rates. As of December 31, 1998, the carrying amount of these financial instruments approximates fair value.

 Impairment of Long-Lived Assets

   The Company periodically evaluates the recoverability of its long-lived assets. This valuation consists of a comparison of the carrying value of the assets with the assets' expected future cash flow undiscounted and without interest costs. If the carrying value of an asset exceeds the expected future cash flows, an impairment exists. An impairment loss is measured by the amount by which the carrying value of the asset exceeds future discounted cash flows. No impairment losses have been recognized to date.

 Net Income (Loss) Per Share

   The Company presents basic and diluted net income (loss) per share. Basic net income (loss) per share is computed based on the weighted average number of outstanding shares of common stock. Diluted net income (loss) per share adjusts the weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted loss per share for the year ended December 31, 1998, is the same as basic loss per share because the effects of such items were anti-dilutive.

 Stock-Based Compensation

   The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.

 Segment Reporting

   In 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

 Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently the Company does not utilize derivative instruments, therefore the adoption of SFAS 133 is not expected to have a significant effect on the Company's results of operations or its financial position. The Company will adopt SFAS 133 for the year ending December 31, 2000.

3. Property and Equipment

   Property and equipment consists of the following:

                                                 December 31,        March 31,
                                              --------------------  -----------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
DSL network development in process........... $    --   $4,657,975  $ 9,232,653
Office and computer equipment................  133,419     355,962      906,155
Furniture and fixtures.......................   19,626     159,728      284,531
Less accumulated depreciation................  (12,868)   (142,872)    (329,582)
                                              --------  ----------  -----------
Property and equipment, net.................. $140,177  $5,030,793  $10,093,757
                                              ========  ==========  ===========

   The DSL network development in process includes the acquisition of equipment under capital leases, equipment, installation, and collocation fees. Collocation fees represent nonrecurring fees paid to obtain central office space for location of certain Company equipment. As of December 31, 1998 and March 31, 1999, the recorded cost of the network equipment under capital leases was $1,513,138 and $1,687,787 (unaudited), respectively. Accumulated amortization for this equipment under capital leases was $20,739 and $121,434 as of December 31, 1998 and March 31, 1999, respectively.

   For the years December 31, 1996, 1997 and 1998, depreciation expense charged to operations amounted to $7,256, $12,298, and $130,004, respectively.

4. Notes Payable


   On October 16, 1998, the Company entered into a $10,000,000 line of credit agreement with Ascend Communications, Inc. (Ascend). Under the terms of the line of credit, the Company can draw on the line of credit in $1,000,000 increments up to a maximum of $5,000,000. The Company may

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

draw down the remaining $5,000,000, also in $1,000,000 increments, upon (i) completing the purchase or lease of equipment in excess of $15,000,000 from Ascend and (ii) demonstrating that at least 70% of such equipment is being used by the Company to generate revenue. The Company is required to make interest only payments at an annual rate of 8.25% on the amounts advanced for the first nine months from the date of the advance. For the next thirty-three months the Company is required to make principal and interest payments in accordance with a sixty month amortization schedule using an interest rate of 8.25% for the first eighteen months and a rate equal to the prevailing high yield bond index for the next fifteen months. The remaining unpaid interest is due forty-two months after the related advance. The credit agreement requires immediate repayment in the event of an initial public offering or debt offering in excess of $40,000,000 or a change in control, as defined. At December 31, 1998 and March 31, 1999, $1,000,000 was outstanding under this agreement.

   The Company had a $1,500,000 line of credit agreement with a bank which matured on November 30, 1998, was repaid and not renewed. Interest on outstanding borrowings accrued at the bank's prime rate of interest plus three-quarters of a percent (9.25% during 1998). At December 31, 1997, there was $93,348, of outstanding borrowings under this agreement.

5. Deferred Compensation Liability

   The Company has an unfunded deferred compensation plan for certain key executives. Under the plan, executives deferred a portion of their compensation by electing future payments in three equal installments in June 1999, December 1999 and June 2000. At December 31, 1997 and 1998, the deferred compensation liability was $500,000, respectively. Interest accrues on deferred amounts on a quarterly basis at a rate determined by management which is currently 6% based on the rate of interest for 3-year Federal treasury notes. Accrued interest related to these amounts was $17,500 and $47,500 at December 31, 1997 and 1998, respectively.

6. Commitments and Contingencies

 Leases

   The Company leases and subleases office space in Virginia and Pennsylvania and collocation space in central offices under the terms of the interconnection agreements with Bell Atlantic and other vendors. Commitments for minimum rental payments under noncancelable leases and subleases at December 31, 1998 are as follows: $329,311 in 1999, and $331,382 in 2000, $255,853 in 2001, and $9,212
in 2002.

   Rent expense for the years ended December 31, 1996, 1997 and 1998, was $46,742, $80,103 and $113,600, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   During 1998, the Company entered into capital leases related to the acquisition of equipment for the development of the DSL network. The present value of future minimum capital lease payments as of December 31, 1998, is as follows:

   Year ending December 31,                                            Amount
   ----------------------------------------------------------------- ----------
   1999............................................................. $  461,370
   2000.............................................................    501,064
   2001.............................................................    500,521
   2002.............................................................    330,892
   2003.............................................................     21,875
                                                                     ----------
                                                                      1,815,722
   Less amounts representing interest...............................    302,584
                                                                     ----------
   Present value of net minimum lease payments......................  1,513,138
   Less current portion of capital lease obligations................    328,982
                                                                     ----------
   Long term portion of capital lease obligations................... $1,184,156
                                                                     ==========

   The Company has entered into a master lease agreement with Ascend to finance purchases of up to $30,000,000 through capital lease agreements. The Company has an arrangement with Paradyne Corporation whereby the Company can finance DSL equipment purchases of up to $4,000,000 subject to vendor approval.

 Purchase commitments

   On November 24, 1998 the Company entered into an agreement with a software and service provider to support its DSL services. The Company's majority shareholder is also a shareholder of this software and service provider. Under the terms of the agreement, software licensing and service fees will approximate $1,023,700 which are payable through a $185,000 deposit which was made upon signing the agreement, $402,700 due upon project completion, and $436,000 payable within twenty-four months of project completion. Amounts not paid within 30 days of project completion accrue interest at a rate of 10%. The agreement requires immediate payment if the Company obtains $40,000,000 in funding and requires accelerated payment, based on a formula, if the Company receives funding in excess of $10,000,000. The Company commenced implementing the software and support service in 1999.

 Employment agreements

   The Company has entered into an employment agreement with each of its executive officers. Each agreement has an initial term of four years, subject to earlier termination upon 30 days prior notice. These agreements are automatically extended for additional one year terms unless the Company or the employee elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these employees will receive an initial annual base salary that

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

will be increased by at least 5% each year, based upon performance objectives set by the Board of Directors. The employees will also receive an annual bonus of up to 20% of the executives' then current salary. The bonus is payable in cash, stock or a combination of both at the election of the board of directors.

 Other Matter

   The Company is not currently involved in any legal proceedings that it believes could have a material adverse effect on its business, financial position, results of operation or cash flows.

7. Income Taxes

   The provision (benefit) for income taxes consists of the following:

                                                  Years Ended December 31,
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------  --------  ---------
Current tax (benefit) provision................. $142,918  $153,948  $(105,119)
Deferred tax provision (benefit)................  (80,458) (118,274)    77,146
                                                 --------  --------  ---------
Total (benefit) provision for income taxes...... $ 62,460  $ 35,674  $ (27,973)
                                                 ========  ========  =========

   Deferred tax assets are comprised of the following:

                                                            As of December 31,
                                                            ------------------
                                                              1997     1998
                                                            -------- ---------
Deferred compensation...................................... $193,100 $ 349,956
Accrued interest...........................................    5,632    19,149
Bad debt expense...........................................      --     20,066
Depreciation expense.......................................      --     (2,083)
Net operating loss.........................................      --    444,160
Valuation allowance........................................      --   (709,662)
                                                            -------- ---------
Net deferred tax asset..................................... $198,732 $ 121,586
                                                            ======== =========

   As of December 31, 1998, a valuation allowance was established to reduce total deferred tax assets to an amount that management believes will more likely than not be realized, based on income taxes paid in the loss carryback period net of refundable taxes.

   A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate is as follows:

                                                             Years Ended
                                                             December 31,
                                                           ------------------
                                                           1996   1997  1998
                                                           -----  ----  -----
Federal statutory rate....................................  34.0% 34.0% (34.0)%
State income taxes, net of federal provision (benefit)....   4.9   5.4   (2.7)
Increase to valuation allowance...........................   --    --    33.7
Business meals, entertainment, penalties and other........   2.0   6.4    1.5
                                                           -----  ----  -----
                                                           40.9%  45.8%  (1.5)%
                                                           =====  ====  =====

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

8. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

 Mandatorily Redeemable Preferred Stock

   On August 6, 1998, the Company issued 10,000,000 shares of Series A mandatorily redeemable preferred stock (Preferred Stock) and 22,050,000 shares of common stock for total proceeds of $10,004,900, excluding direct issuance costs of $55,798. The Company has allocated $5,074,042 and $4,875,060 of the net proceeds to the Preferred Stock and common stock, respectively, based on the Company's estimate of fair value of the Preferred Stock and common stock. The Preferred Stock has a par value of $.001 per share, a stated value of $1.00 per share (Stated Value) and a cumulative dividend of 8% of the Stated Value per annum, compounded annually. The Company may not declare or pay any distributions by dividend or otherwise, payable other than in common stock, until the holders of the Preferred Stock first receive a distribution equal to the cumulative dividend due for each outstanding share of Preferred Stock. Dividends continue to accrue until redemption. The Preferred Stock is redeemable, at the option of the holder, at the earlier of the closing of a public offering or the sixth anniversary of the initial Preferred Stock issuance at a redemption price equal to $1.00 per share plus any accrued and unpaid dividends. For the year ended December 31, 1998, the Company has accrued preferred stock dividends of $322,192 and increased the preferred stock carrying value by $244,417 for accretion to the redemption price.

   In the event of a liquidation, dissolution, or winding up of the Company, the holders of the Preferred Stock are entitled to a liquidation preference equal to $1.00 per share plus any accrued and unpaid dividends. No dividends have been declared through December 31, 1998. The Preferred Stock does not provide its holders with voting rights, however, the Company must receive approval from the holders of two-thirds of Preferred Stock to (i) authorize, create or issue, or increase the authorized or issued amount of any class of equity which is senior or equal to the Preferred Stock, (ii) reclassify or modify any class of equity such that it ranks senior or equal to the Preferred Stock, or (iii) amend, alter or repeal any of the provisions applicable to the Preferred Stock so as to adversely change the dividend, liquidation and redemption terms.

   On March 18, 1999, the Company's certificate of incorporation was amended to modify the terms of the Preferred Stock. In the event of an initial public offering in which the Company receives a market valuation in excess of $200,000,000, the terms of the Preferred Stock provide that (i) 50% of the Preferred Stock outstanding will be cancelled and cease to exist without compensation or recourse, (ii) the remaining shares of Preferred Stock will be automatically converted into common stock based on the Preferred Stock aggregate per share stated value of $5,000,000 divided by the per share public offering price and (iii) no dividends on the Preferred Stock whether accrued or unaccrued through the date of the offering will be payable.

                     NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   The Preferred Stock activity is summarized as follows:

                                                            Shares     Amount
                                                          ---------- ----------
   Balance, December 31, 1997............................        --  $      --
   Issuance of shares.................................... 10,000,000  5,102,499
   Issuance costs........................................        --     (28,457)
   Accrued dividends.....................................        --     322,192
   Accretion to redemption price.........................        --     244,417
                                                          ---------- ----------
   Balance, December 31, 1998............................ 10,000,000  5,640,651
   Accrued dividends (unaudited).........................        --     197,260
   Accretion to redemption price (unaudited).............        --     149,643
                                                          ---------- ----------
   Balance, March 31, 1999 (unaudited)................... 10,000,000 $5,987,554
                                                          ========== ==========

 Stock Repurchase

   On August 6, 1998, the Company repurchased 8,550,000 shares of common stock for $1,900,000 from certain founders of the Company. This repurchase was accounted for at cost.

9. Stock-Based Compensation

   On July 23, 1998, the Company adopted the 1998 Incentive Stock Plan (the
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination thereof may be granted to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan are fully exercisable into restricted shares of the Company's common stock upon award and expire ten years after the date of grant. The restricted common stock generally vests over a three or four year period. Subsequent to exercise, unvested shares of restricted stock cannot be transferred while vested shares are subject to a right of first refusal by the Company to repurchase the shares at fair value. Upon voluntary termination unvested shares of restricted stock can be repurchased at the lower of fair value or the exercise price. At December 31, 1998, 9,000,000 shares were reserved for issuance under the Plan. Effective March 18, 1999 and April 1, 1999, the Company increased the number of shares of common stock reserved for issuance under the Plan to 10,125,000 and 11,250,000, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   As of December 31, 1998 and March 31, 1999, a total of 7,090,875 and 8,985,375 incentive stock options which were immediately exercisable as of those dates had been granted at an exercise price of $.09 per share. Stock option activity was as follows:

                                                                      Weighted
                                                  Incentive           Average
                                                    Stock    Exercise Exercise
                                                   Options    Price    Price
                                                  ---------  -------- --------
   Options outstanding, December 31, 1997........       --     $--      $--
   Options granted, July 1998.................... 5,400,000     .09      .09
   Options granted, August 1998..................   225,000     .09      .09
   Options granted, November 1998................ 1,465,875     .09      .09
   Options exercised.............................       --      --       --
   Options cancelled.............................       --      --       --
                                                  ---------    ----     ----
   Options outstanding, December 31, 1998........ 7,090,875     .09      .09
   Options granted, January 1999 (unaudited).....   559,575     .09      .09
   Options granted, March 1999 (unaudited)....... 1,350,000     .09      .09
   Options exercised (unaudited).................       --      --       --
   Options cancelled (unaudited).................   (15,075)    .09      .09
                                                  ---------    ----     ----
   Options outstanding, March 31, 1999
    (unaudited).................................. 8,985,375    $.09     $.09
                                                  =========    ====     ====

   The Company has estimated the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation of $3,681,750 and $11,944,082 (unaudited) for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively. This amount was recorded as a reduction to stockholders' equity (deficit) and is being amortized as a charge to operations over the vesting periods of the underlying restricted common stock. For the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recognized $218,997 and $540,469 (unaudited), respectively, of stock compensation expense related to these options.

   SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method for options granted to employees and disclose pro forma net loss and loss per share. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
                                                                (unaudited)
Net loss as reported.....................     $(2,075,938)      $(2,497,718)
Pro forma net loss.......................      (2,100,700)       (2,508,081)
Net loss per share as reported, basic and
 diluted.................................           (0.08)            (0.07)
Pro forma net loss per share, basic and
 diluted.................................           (0.08)            (0.07)

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   The weighted-average fair value of options granted during the year ended December 31, 1998 was approximately $1.04 based on the Black-Scholes option pricing model. Upon termination, unvested shares of restricted stock are repurchased by the Company at the lower of the exercise price or fair market value.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998: Dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.21%; and, expected term of 5 years.

   As of December 31, 1998, the weighted average remaining contractual life of the options is 9.8 years.

10. Employee Benefit Plan

   On September 16, 1998, the Company adopted the Network Access Solution, Inc. 401(k) Profit Sharing Plan and Trust (the Plan). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants must be at least 21 years of age and may make voluntary contributions to the Plan of up to 15% of their compensation not to exceed the federally determined maximum allowable contribution. The Company is not obligated to make contributions or to match participant contributions. Participants vest in Company contributions' until after three years of employment. The Company did not make contributions to the Plan during 1998.

11. Segment Information

   The Company has determined its reportable segments based on the Company's method of internal reporting, which disaggregates its business by product category. The Company's reportable segments are: product sales, consulting services and network services. The product sales segment provides sales of selected equipment from manufacturing partners. Engineers select the right manufacturer's product solution based upon customized dependable network designs to improve the customers' operations and network efficiencies. The consulting services segment provides nonrecurring service activation and installation, network integration, on site network management, network security consulting and professional services. In addition, the consulting services segment provides maintenance and installation of equipment some of which may be provided through third party providers under contract. The network services segment provides local, metropolitan and wide area data communications to customers. This segment also provides a wide variety of other services to customers, including remote network management and monitoring, network security, virtual private networks, electronic commerce and CuNet, our high speed continuously connected DSL access to telecommunications networks. The Company's business is conducted principally in the eastern United States. There are no foreign operations.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   The financial results of the Company's segments are presented on an accrual basis. The Company evaluates the performance of its segments and allocates resources to them based on gross profit. There are no intersegment revenues.

   The table below presents information about the reported gross profit of the Company's reportable segments for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999. Asset information is not reported for the product sales and consulting services segments, as this data is not considered by the Company in making its decisions. Asset data, which represents DSL equipment, is only presented for the network services segment as of December 1998 and March 1999, as the Company only began to consider this data upon offering CuNet which occurred during 1998.

                           Product Consulting Network  Reconciling
                            Sales   Services  Services    Items     Total
                           ------- ---------- -------- ----------- -------
                                       (Dollars in thousands)
For the year ended
 December 31, 1996:
Revenue................... $14,368   $  114    $  --      $--      $14,482
                           =======   ======    ======     ====     =======
Gross profit.............. $ 2,393   $   23    $  --      $--      $ 2,416 (1)
                           =======   ======    ======     ====     =======

For the year ended
 December 31, 1997:
Revenue................... $ 8,150   $  791    $    4     $--      $ 8,945
                           =======   ======    ======     ====     =======
Gross profit.............. $   970   $  561    $    1     $--      $ 1,532 (1)
                           =======   ======    ======     ====     =======

As of and for the year
 ended
 December 31, 1998:
Revenue................... $ 9,900   $1,428    $  311     $--      $11,639
                           =======   ======    ======     ====     =======
Gross profit.............. $ 1,260   $  668    $  270     $--      $ 2,198 (1)
                           =======   ======    ======     ====     =======
Property and equipment,
 net...................... $   --    $  --     $4,652     $379     $ 5,031
                           =======   ======    ======     ====     =======

As of and for the three
 months ended
 March 31, 1999
 (unaudited):
Revenue................... $ 3,955   $  702    $  120     $--      $ 4,777
                           =======   ======    ======     ====     =======
Gross profit (loss)....... $   420   $  402    $  (51)    $--      $   771 (1)
                           =======   ======    ======     ====     =======
Property and equipment,
 net...................... $   --    $  --     $9,264     $830     $10,094
                           =======   ======    ======     ====     =======

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   Note 1: Adjustments that are made to the total of the segments gross profit in order to arrive at income (loss) before income taxes is as follows:

                                                                       For the
                                                                        three
                                                                       months
                                             For the years ended        ended
                                                December 31,          March 31,
                                            -----------------------  -----------
                                             1996    1997    1998       1999
                                            ------  ------  -------  -----------
                                                                     (unaudited)
Gross profit............................... $2,416  $1,532  $ 2,198    $   771
Operating expenses:
  Selling, general and administrative......  2,255   1,437    4,017      2,533
  Amortization of deferred compensation....    --      --       219        540
  Depreciation and amortization............      7      12      130        187
                                            ------  ------  -------    -------
Income (loss) from operations..............    154      83   (2,168)    (2,489)
 Interest income...........................    --      --       145         54
 Interest expense..........................     (1)     (5)     (81)       (63)
                                            ------  ------  -------    -------
 Income (loss) before income taxes......... $  153  $   78  $(2,104)   $(2,498)
                                            ======  ======  =======    =======

12. Subsequent Events

   The Company filed a Registration Statement with the Securities and Exchange Commission for an initial public offering of its common stock.

   On March 31, 1999, the Company entered into a financing agreement whereby the majority holders of the Preferred Stock agreed to invest an additional $10,000,000 in the Company. Under the agreement, the Company received $5,000,000 on April 1, 1999, by issuing an 8% convertible note with a maturity date of December 31, 1999. The financing agreement originally provided for an additional equity investment of $5,000,000, but was subsequently amended. On May 11, 1999, the Company amended its financing agreement whereby the Company issued an additional $5,000,000 of 8% convertible notes rather than receiving the $5,000,000 as an equity investment. The terms of these convertible notes were amended such that the principal of and interest on the notes will convert if the Company completes an initial public offering with an aggregate offering price to the public of not less than $25,000,000 based on a pre-money Company valuation of at least $200,000,000.

   On April 1, 1999, the Company entered into a lease for additional office space in Sterling, Virginia. The lease requires total payments of $2,478,223 over the lease term of five years.

   On April 1, 1999, the Company granted a board member an option to purchase 250,000 shares of the Company's common stock at an exercise price of $6.67 per share. The option vests over a three year period, except that in the event of an initial public offering the option will vest immediately. The estimated fair value of the underlying common stock upon the date of grant was $8.87 per share resulting in deferred compensation of $550,000 to be recognized over the three year vesting period. The unamortized deferred compensation will be recognized as compensation expense

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

upon the effectiveness of an initial public offering. The stock option agreement also stipulates that in the event of an initial public offering, the board member will be issued an additional option, with no vesting period, to acquire a number of shares of common stock at an exercise price per share to be determined using a formula based on the public offering price. This formula provides the board member the right to obtain an additional stock option at an exercise price equal to 25% of the public offering price such that the aggregate difference between the public offering price and the exercise price of the initial option and the additional option equals $5,000,000. Assuming an initial public offering price of $15.00 per share, this individual will receive an additional option to purchase 259,259 shares of common stock at an exercise price of $3.75 per share which would result in the immediate recognition of approximately $2,900,000 of compensation expense.

   On May 4, 1999, the Company amended its line of credit agreement with Ascend. The amendment reduced the line of credit to $5,000,000 and relieved the Company's obligation to repay the line of credit in the event of an initial public offering. On May 4, 1999, the Company borrowed an additional $2,000,000 under this line of credit. On May 4, 1999 the Company amended its master lease agreement with Ascend to finance up to an additional $65,000,000 of equipment purchases through capital lease agreements, contingent upon the Company's successful completion of a $50,000,000 offering of its common stock.

   In May 1999, the Company entered into letter agreements with SBC Communications Inc. (SBC) and Telefonos de Mexico, S.A. de C.V. (Telmex), whereby the Company offered Telmex and SBC shares of its common stock for cash with an aggregate value of $10,000,000. SBC and Telmex are not obligated to purchase these shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     , 1999

                 [LOGO OF NETWORK ACCESS SOLUTIONS CORPORATION]




                        7,500,000 Shares of Common Stock

                              -------------------

                              P R O S P E C T U S
                              -------------------

                          Donaldson, Lufkin & Jenrette

                            Bear, Stearns & Co. Inc.

                               J.P. Morgan & Co.

                                 DLJdirect Inc.



--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until       , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

       Securities and Exchange Commission registration fee......... $   37,853
       National Association of Securities Dealers, Inc. filing
       fee.........................................................     14,300
       Nasdaq National Market listing fee..........................     95,000
       Transfer agent's and registrar's fees.......................     10,000
      *Printing expenses...........................................    300,000
      *Legal fees and expenses.....................................    300,000
      *Accounting fees and expenses................................    150,000
      *Blue Sky filing fees and expenses...........................     10,000
      *Miscellaneous expenses......................................     82,847
                                                                    ----------
        Total...................................................... $1,000,000
                                                                    ==========

---------------------
*  Estimated.

14. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

   The following information relates to securities issued or sold by the Registrant within the last three years. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

(1) In August 1998 the Registrant issued 585,000 shares of Common Stock in a private placement to an employee at a price of $0.22 per share in exchange for services rendered.

(2) In August 1998 the Registrant issued 22,050,000 shares of Common Stock in a private placement to a group of four accredited investors at a purchase price of $0.0002 per share for an aggregate price of $4,900.

(3) In August 1998 the Registrant issued 10,000,000 shares of Series A Preferred Stock in a private placement to a group of four accredited investors, at a purchase price of $1.00 per share for an aggregate price of $10,000,000.

(4) In March 1999 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price.

(5) Between July 1998 and April 1999, the Registrant issued options to its employees and directors exercisable for an aggregate of 9,000,450 shares of Common Stock at an exercise price of $0.09 per share pursuant to its 1998 Stock Incentive Plan.

(6) In April 1999 the Registrant issued options to one of its directors exercisable for an aggregate of 250,000 shares of Common Stock at an exercise price of $6.67 per share, subject to adjustment pursuant to its 1998 Stock Incentive Plan.

(7) In May 1998 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price.

16. Exhibits and Financial Statement Schedules

  (a)Exhibits

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement
 3.1*        Amended and Restated Certificate of Incorporation of the Company
 3.2*        Amended and Restated By-Laws of the Company
 4.1*        Specimen stock certificate for shares of Common Stock of the
             Company
 5.1*        Form of opinion of Piper & Marbury L.L.P., regarding legality of securities being registered
 10.1+*      Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2+*      Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation

 Exhibit No. Description
 ----------- -----------
 10.4*       Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.5*       Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1*     First Lease Amendment dated June 26, 1998, by and between the
             Company and Sterling/Gunston LLC
 10.5.2*     Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6*       Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.
 10.7*       Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8*       Employment Agreement dated as of August 16, 1998, by and between the Company and Jonathan P. Aust
 10.9*       Employment Agreement dated as of July 13, 1998, by and between the
             Company and Christopher J. Melnick
 10.10*      Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11*      Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12*      Employment Agreement dated as of March 1, 1999, by and between the
             Company and John J. Hackett
 10.13*      1998 Stock Incentive Plan, as amended
 10.14*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16*      Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and Jonathan P. Aust
 10.19*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and James A. Aust
 10.20*      Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen L. Aust
 10.21*      Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 10.22*      Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23*      Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.

 Exhibit No. Description
 ----------- -----------
 10.26*      Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27*      Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28*      Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications, Inc.
 10.29*      Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de G.V.
 11.1*       Statement of computation of loss per share
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2*       Consent of Piper & Marbury L.L.P. (included as part of Exhibit
             5.1)
 24.1*       Power of Attorney
 27*         Financial Data Schedule

---------------------
 * Previously filed.
 + Information has been omitted from this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

    (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on the 25th day of May, 1999.

                                        NETWORK ACCESS SOLUTIONS CORPORATION

                                                   /s/ Jonathan P. Aust
                                          By: _________________________________
                                            Jonathan P. Aust
                                            President, Chief Executive Officer
                                            and Chairman of the Board of
                                            Directors

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                Name                            Title                Date

        /s/ Jonathan P. Aust            President, Chief
-------------------------------------   Executive Officer          May 25,
          Jonathan P. Aust              and Chairman of the         1999
                                        Board of Directors
                                        (Principal Executive
                                        Officer)

                  *                     Chief Financial
-------------------------------------   Officer and Director       May 25,
        Scott G. Yancey, Jr.            (Principal                  1999
                                        Accounting and
                                        Financial Officer)

                  *                     Chief Operating
-------------------------------------   Officer and Director       May 25,
       Christopher J. Melnick                                       1999

                  *                     Director
-------------------------------------                              May 25,
         Brion B. Applegate                                         1999

                                        Director
-------------------------------------
          Dennis R. Patrick

*By:       /s/ Jonathan P. Aust
-------------------------------------
          Jonathan P. Aust
          Attorney-in-Fact

                                 Exhibit Index

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement
 3.1*        Amended and Restated Certificate of Incorporation of the Company
 3.2*        Amended and Restated By-Laws of the Company
 4.1*        Specimen stock certificate for shares of Common Stock of the
             Company
 5.1*        Form of opinion of Piper & Marbury L.L.P., regarding legality of securities being registered
 10.1+*      Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2+*      Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation
 10.4*       Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.5*       Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1*     First Lease Amendment dated June 26, 1998, by and between the
             Company and Sterling/Gunston LLC
 10.5.2*     Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6*       Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.
 10.7*       Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8*       Employment Agreement dated as of August 16, 1998, by and between the Company and Jonathan P. Aust
 10.9*       Employment Agreement dated as of July 13, 1998, by and between the
             Company and Christopher J. Melnick
 10.10*      Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11*      Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12*      Employment Agreement dated as of March 1, 1999, by and between the
             Company and John J. Hackett
 10.13*      1998 Stock Incentive Plan, as amended
 10.14*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16*      Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             Jonathan P. Aust
 10.19*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             James A. Aust

 Exhibit No. Description
 ----------- -----------
 10.20*      Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen C. Aust
 10.21*      Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 10.22*      Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23*      Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.
 10.26*      Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27*      Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28*      Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications, Inc.
 10.29*      Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de G.V.
 11.1*       Statement of computation of loss per share
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2*       Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)
 24.1*       Power of Attorney (included in signature pages)
 27*         Financial Data Schedule

---------------------
 * Previously filed.
 + Information has been omitted from this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.